Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

Old Dominion ELECTRIC Cooperative

as Seller

and

ESSENTIAL POWER ROCK SPRINGS, LLC

as Buyer

–––––––––––––––––––––––––––––––––––

Dated as of June 14, 2018

4133-4922-8561.17

2

Exhibits
Exhibit A	Defined Terms
Exhibit B	Form of FIRPTA Certificate
Exhibit C	Form of Assignment of Transferred Intellectual Property Agreement
Exhibit D	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit E	Form of Deed
Exhibit F	Form of Lease Termination Agreement
Exhibit G	Terms and Conditions of the Amended and Restated Shared Facilities Agreement
Exhibit H	Form of Post-Closing Access Agreement

Schedules
Schedule A	Buyer Disclosure Schedule
Schedule B	Seller Disclosure Schedule

3

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of June 14, 2018 and is by and among Old Dominion Electric Cooperative, a Virginia utility aggregation cooperative (“Seller”), and Essential Power Rock Springs, LLC, a Delaware limited liability company (“Buyer”, and together with Seller, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, immediately prior to the execution of this Agreement, (a) Seller is the owner of, among other facilities, Units 1 and 2 of a natural gas-fired peaking facility known as the Rock Springs Generation Facility located in Cecil County, Maryland, a 50% interest in the common facilities primarily related to the Rock Springs Generation Facility, a 50% interest in the Rock Springs Switchyard, and certain interests in the related real property and all Improvements located thereon (the “Facility”), and (b) Buyer is the owner of, among other facilities, Units 3 and 4 of the Rock Springs Generation Facility and corresponding 50% interests in the common facilities and Rock Springs Switchyard; and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets located at or in connection with the Facility and Seller desires to assign to Buyer, and Buyer desires to assume, certain liabilities located at or in connection with the Facility.

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

Definitions and Rules of Construction

SECTION 1.01Definitions.  Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Agreement or in Exhibit A hereto.

SECTION 1.02Rules of Construction.

(a)Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

(b)If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The term “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.  The word “or” shall not be exclusive.  The words “ordinary course of business” will be deemed to be followed by “consistent with past practice.”

(c)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(e)The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(f)A reference to any agreement, document or instrument shall be construed to refer to such agreement, document or instrument as the same may be amended, modified, supplemented or replaced.

(g)A reference to a Law shall be construed to refer to such Law as the same may be amended, modified, supplemented or restated and be in effect from time to time; a reference to any tariff, rate or order of any Governmental Authority shall be construed to refer to such tariff, rate or order, as the same may be amended, modified, supplemented or restated and be in effect from time to time.

(h)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE 2

Purchase and Sale

SECTION 2.01Purchase and Sale of Acquired Assets.

(a)At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase, acquire and accept from Seller, and Seller agrees to sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens (other than Permitted Liens) all of Seller’s right, title and interest in, to and under the assets owned, used or held for use primarily in the operation of the Facility (collectively, the “Acquired Assets”), including the following:

(i)all deposits and expenses that have been prepaid by Seller, including security deposits with third-party suppliers or vendors, prepaid lease and rental payments, prepaid Property Taxes, postage, utility deposits, and expenses attributable to the ownership or operation of the Facility, including as set forth or described in Section

2.01(a)(i) of the Seller Disclosure Schedule, but excluding any such prepaid deposits and expenses attributable to Excluded Assets or that constitute Excluded Assets;

(ii)all Inventories located in or on the Owned Real Property or the Transferred Easements or otherwise used or held for use primarily in the operation of the Facility (including any Inventory stored at the common facilities of the Rock Springs Generation Facility) and as set forth or disclosed in Section 2.01(a)(ii) of the Seller Disclosure Schedule;

(iii)the Owned Real Property and all Improvements located therein or thereon (including any partial interest therein);

(iv)the Leases and all Improvements located in or on the Leased Real Property;

(v)the Transferred Easements and all Improvements located in or on the Easement Real Property (including any partial interest therein);

(vi)Except as set forth in Section 2.01(b)(x), all items of Tangible Personal Property (including equipment and capital spare parts) located in or on the Owned Real Property, the Leased Real Property or the Transferred Easements or otherwise used or held for use primarily in the operation of the Facility, including any partial interests therein, and including (A) as set forth or disclosed in Section 2.01(a)(vi) of the Seller Disclosure Schedule and (B) any Option Capital Spares identified in an Option Capital Spares Notice delivered by Buyer in accordance with Section 2.02(c), if any;

(vii)all rights of Seller under the Contracts primarily relating to the Acquired Assets, Assumed Liabilities or the Facility, including those set forth in Section 2.01(a)(vii) of the Seller Disclosure Schedule (collectively, the “Assumed Contracts”);

(viii)to the extent transferable pursuant to applicable Law (including upon request or application to a Governmental Entity or which will pass to Buyer as successor in title to any other Acquired Assets by operation of Law), all Permits (including Environmental Permits) related to the ownership or operation of the Facility, including as set forth or described in Section 2.01(a)(viii) of the Seller Disclosure Schedule (the “Transferred Permits”);

(ix)all documents, books, records and files, including all documents, instruments, papers, electronic correspondence, records and files stored on computer disks or tapes or any other storage medium, studies, reports, drawings, microfilms, photographs, letters, journals, title policies, regulatory filings, purchase orders, invoices, shipping records, operating records, operating, safety and maintenance manuals, engineering design plans relating to the current operation of the Facility, blueprints and as-built plans, user documentation (including installation guides, user manuals, training materials, release notes, working papers, etc.), equipment repair, safety, maintenance or service records, technical data, financial and operating data, environmental records, final versions of plans and studies, accounting and Tax records (including Tax Returns), ledgers, filings or other documentation relating to any litigation or other Liability, external correspondence arising in the last three years and other books and records, whether in paper, e-mail, digital or other tangible form, in each case, to the extent material to and used in or associated with the ownership or operation of the Facility, including as set forth or described in Section 2.01(a)(ix) of the Seller Disclosure Schedule (collectively, the “Records”);

(x)all right, title and interest of Seller in and to the Intellectual Property set forth or described in Section 2.01(a)(x) of the Seller Disclosure Schedule, and all other Intellectual Property owned or licensed by Seller that is primarily used by Seller in connection with or in support of the ownership or operation of the Facility, and the rights of Seller to the use of the name of the Facility;

(xi)the Transferred Allowances, which Seller shall deliver to and Buyer shall accept in the Emission Allowance Accounts designated by Buyer within five (5) Business Days after Closing, and which shall be subject to gross up in accordance with Section 5.08(g);

(xii)all causes of action (including counterclaims), defenses, claims, credits, demands, remedies or rights of set-off of any kind against Third Parties to the extent relating to or arising from any Assumed Liability or the ownership or operation of the Facility, including all such rights under or pursuant to warranties, representations, covenants, agreements, indemnities or guarantees made or provided in any Assumed Contracts or otherwise;

(xiii)all applicable warranties from manufacturers or vendors, to the extent that such warranties are transferable, and all rights, including the right to make a claim, under applicable warranties, in each case, as in existence on the date hereof, and including such additional claims as may be initiated by Seller or its Affiliates in connection with the ownership or operation of the Facility in the ordinary course of business prior to the Closing in accordance with this Agreement;

(xiv) all goodwill relating to the ownership or operation of the Facility;

(xv)all PJM capacity supply obligations, rights and revenues associated with the Facility for any period of time subsequent to the Closing; and

(xvi)the assets listed on Section 2.01(a)(xvi) of the Seller Disclosure Schedule.

(b)Notwithstanding any other provision of this Agreement, Seller shall not sell, assign, transfer, convey or deliver to Buyer, and Buyer shall not purchase, acquire or accept, any right, title and interest in or to any of the following (collectively, the “Excluded Assets”):

(i)any assets, properties, goodwill or rights, including rights under Contract, of Seller or any of its Affiliates not primarily related to the Facility;

(ii)Seller’s rights under this Agreement (including the right to receive the Purchase Price) and under any of the ancillary agreements to be entered into in connection with the transactions contemplated hereby;

(iii)except as set forth in Section 2.01(a), all Current Assets;

(iv)all documents, books, records and files of Seller other than the Records (copies of which may be retained by Seller);

(v)the organizational documents, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, blank stock certificates, and other documents relating to the organization, maintenance and existence of Seller or any of its Affiliates, whether before, on or after the Closing Date;

(vi)Contracts that are not Assumed Contracts, Permits that are not Transferred Permits and Intellectual Property or Intellectual Property licenses not included among the Acquired Assets;

(vii)all shares of capital stock or other equity interests of Seller or any of its Affiliates or securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of Seller or any of its Affiliates;

(viii)all claims that Seller may have against any Third Party primarily with respect to any Excluded Assets or Excluded Liabilities;

(ix)Tax refunds, credits, abatements or similar offsets against Taxes of Seller  (other than pre-paid Property Taxes as provided in Section 2.01(a)(i) and any refunds or credits of Property Taxes allocated to the Post-Closing Tax Period that are borne by Buyer) including, for the avoidance of doubt, any refunds or credits of Taxes relating to the Acquired Assets or the Facility that are allocable to the Pre-Closing Tax Period that are borne by Seller;

(x)any Option Capital Spares not identified in an Option Capital Spares Notice delivered by Buyer in accordance with Section 2.02(c), if any;

(xi)insurance proceeds;

(xii)condemnation awards with respect to acts of condemnation occurring prior to the Closing Date;

(xiii)Claims of Seller in Old Dominion Elec. Coop., 151 FERC ¶ 61,207 (2015), reh’g denied, 154 FERC ¶ 61,155 (2016), appeal docketed, No. 16-111 (D.C. Cir. 2016), and any recovery thereon or proceeds thereof;

(xiv)all revenues relating to Seller’s Reactive Service Tariff;

(xv)all PJM rights and revenues associated with the Facility for any period on or prior to the Closing, including transactions under the PJM Tariff for the sale of ancillary services (as defined in the PJM Tariff) or day-ahead or intra-day sales of electrical energy;

(xvi)with respect to the Existing O&M Agreement, all deposits, expenditures and expenses that have been prepaid by Seller, including security deposits, less all accrued liabilities or other amounts payable by Seller thereunder, in each case, with respect to the period prior to the Closing Date; and

(xvii)all cash and cash equivalents of Seller as of the Closing Date, and any revenues, proceeds, accounts and notes receivable relating to the period prior to the Closing Date.

(c)Effective at the Closing, upon the terms and subject to the conditions set forth in this Agreement, Buyer agrees to assume and become responsible for the following  Liabilities to the extent relating to the Acquired Assets (and solely to the extent they do not constitute Excluded Liabilities) (the “Assumed Liabilities”):

(i)all Liabilities of Seller under the Assumed Contracts other than relating to breaches by Seller prior to the Closing;

(ii)all Liabilities with respect to the Transferred Permits other than relating to breaches by Seller prior to the Closing;

(iii)the portion of any Transfer Taxes allocated to Buyer pursuant to Section 5.03(c) and the portion of Property Taxes allocable to the Post-Closing Tax Period;

(iv)all other Liabilities to be expressly assumed by Buyer pursuant to this Agreement;

(v)Permitted Liens and Claims under Environmental Law, whether arising before, on or after the Closing;

(vi)all post-Closing Liabilities and obligations to surrender and retire Emission Allowances to cover or account for the emissions of sulfur dioxide, annual nitrogen oxide, seasonal nitrogen oxide or carbon dioxide by the Facility pursuant to Environmental Laws, including CSAPR, RGGI and Title IV of the Clean Air Act, and associated state programs (the “Transferred Emission Liabilities”);

(vii)without limiting the representations and warranties of the Seller set forth in Article ARTICLE 3 and Buyer’s rights under Article 8, all post-Closing Liabilities of any nature whatsoever arising from the ownership or operation of the Acquired Assets and the Facility subsequent to the Closing;

(viii)all Liabilities, including fines or penalties, imposed by any Governmental Entity relating to or otherwise arising out of Laws associated with the reliability of the bulk electric system, including NERC Reliability Standards, whether arising before, on or after the Closing, except to the extent resulting from the actions or express directions of Seller; and

(ix)all Liabilities set forth or described in Section 2.01(c)(vii) of the Seller Disclosure Schedule.

(d)Notwithstanding any other provision of this Agreement, Seller shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, any of the following Liabilities, whether arising prior to, on or after the Closing Date (the “Excluded Liabilities”):

(i)all Current Liabilities (other than the Transferred Emission Liabilities);

(ii)all Liabilities of Seller with respect to the ordering or purchasing of capital spare parts;

(iii)all (A) Transaction Expenses and (B) Indebtedness of Seller and its Affiliates or that is otherwise secured, directly or indirectly, in whole or in part, by any of the Acquired Assets or to which any of the Acquired Assets are otherwise subject;

(iv)all Liabilities (A) relating to or arising, whether before, on or after the Closing, out of, or in connection with, any of the Excluded Assets or any other assets of Seller or its Affiliates that are not Acquired Assets, or (B) of any nature whatsoever to the extent arising from the ownership or operation of the Acquired Assets and the Facility prior to the Closing, except to the extent expressly set forth in Sections 2.01(c)(i), (ii), (iv), (v),  (viii) and (ix); and

(v)all Taxes of Seller and any Affiliate of Seller (other than the portion of Property Taxes allocable to the Post-Closing Tax Period and all Transfer Taxes allocated to Buyer pursuant to Section 5.03(c)), including any such Taxes imposed on Buyer as a withholding agent or as a transferee.

SECTION 2.02Purchase Price and Closing.

(a)In consideration of the sale, assignment, conveyance, transfer and delivery to Buyer of the right, title and interest as of the Closing of Seller in the Acquired Assets, at the Closing Buyer shall pay to Seller an amount equal to the Purchase Price.

(b)The aggregate amount to be paid by Buyer for the Acquired Assets (and assumption of Assumed Liabilities) shall be an amount equal to the sum of (i) One Hundred Fifteen Million Dollars ($115,000,000.00) (the “Base Purchase Price”), plus (ii) the aggregate price of the Option Capital Spares identified in the Option Capital Spares Notice delivered by Buyer in accordance with Section 2.02(c), if any (collectively, the “Purchase Price”).

(c)Buyer shall have the option to acquire any or all of the capital spare parts set forth on Section 2.02(c) of the Seller Disclosure Schedule (the “Option Capital Spares”), in

each case for the price set forth therein.  Buyer may exercise its option to acquire any or all of the Option Capital Spares by delivering notice of its election to do so (the “Option Capital Spares Notice”) to Seller not less than thirty (30) days following the date of this Agreement, which Option Capital Spares Notice shall specify (i) the Option Capital Spares that Buyer is electing to purchase and (ii) the aggregate price therefore.  At the Closing, Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds to the account or accounts specified by Seller, which account or accounts shall be specified in writing to Buyer not less than five (5) Business Days prior to the Closing.

(d)The closing of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022 at 10:00 a.m., Eastern Prevailing Time, on (i) the later of (x) the second Business Day following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions at the Closing), and (y) if Buyer has received Updating Information and has elected not to terminate this Agreement pursuant to Section 5.14, on the fifth Business Day following the receipt of such Updating Information, or (ii) at such other time, date and place as may be mutually agreed upon in writing by the Parties (the date on which the Closing actually occurs pursuant to this clause (d) being referred to as the “Closing Date”).  The Closing shall be effective for all purposes at 00:00:01 (Eastern Prevailing Time) on the Closing Date (the “Effective Time”).

SECTION 2.03Closing Deliveries. At the Closing:

(a)Seller will deliver the following to Buyer or its designees:

(i)All of the Seller’s Required Consents;

(ii)Counterparts of the Deeds, duly executed by Seller (or its relevant Affiliate);

(iii)A counterpart duly executed by Seller to the Bill of Sale;

(iv)A duly executed certification of non-foreign status under Section 1445(b)(2) of the Code, substantially in the form of Exhibit B hereto;

(v)A counterpart duly executed by Seller to the Assignment of Transferred Intellectual Property Agreement;

(vi)Counterparts duly executed by Seller to one or more Lease Termination Agreements;

(vii)A counterpart duly executed by Seller to the Amended and Restated Shared Facilities Agreement;

(viii)A counterpart duly executed by Seller to the Post-Closing Access Agreement, substantially in the form of Exhibit H hereto;

(ix)A duly executed release of the lien with respect to the Acquired Assets under the Seller Indenture, in a form reasonably acceptable to Buyer and Seller; and

(x)Such other deeds, bills of sale, assignments, agreements, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing pursuant to the terms of this Agreement, including the certificate contemplated by Section 6.02(c), or as are otherwise reasonably required to comply with the provisions of this Agreement.

(b)Buyer will deliver the following to Seller or its designees:

(i)The Purchase Price by wire transfer of immediately available funds to the account or accounts specified by Seller;

(ii)Counterparts of the Deeds, duly executed by Buyer (if required);

(iii)A counterpart duly executed by Buyer to the Bill of Sale;

(iv)A counterpart duly executed by Buyer to the Assignment of Transferred Intellectual Property Agreement;

(v)A counterpart duly executed by Buyer to the Amended and Restated Shared Facilities Agreement;

(vi)A counterpart duly executed by Buyer to the Post-Closing Access Agreement, substantially in the form of Exhibit H hereto; and

(vii)Such other deeds, bills of sale, assignments, agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to the terms of this Agreement, including the certificate contemplated by Section 6.03(c), or as are otherwise reasonably required to comply with the provisions of this Agreement.

SECTION 2.04Withholding

.  Buyer, and any Persons acting on its behalf, shall be entitled to deduct and withhold any amounts in connection with the transactions contemplated by this Agreement that are required to be deducted and withheld under applicable Law.  Buyer shall advise Seller of any such withholding Buyer expects to make and reasonably cooperate with Seller to reduce or eliminate any such withholding to the extent permissible under applicable Law.  To the extent any such amounts are deducted or withheld and promptly remitted to the relevant Governmental Entity, such amounts shall be treated as having been paid to the Person in respect of which the deduction or withholding was made.

ARTICLE 3

Representations and Warranties of Seller

Except as disclosed in the applicable sections of the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

SECTION 3.01Organization and Existence.  Seller is a utility aggregation cooperative duly formed, validly existing and in good standing under the Law of the Commonwealth of Virginia.  Seller has full power and authority to execute and deliver this Agreement and the other agreements and instruments to be delivered hereunder by Seller and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  Seller is duly qualified or licensed to do business in each other jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it, and in which the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect.

SECTION 3.02Authorization.  The execution, delivery and performance by Seller of this Agreement and the other agreements and instruments to be delivered hereunder by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, including the sale, assignment, transfer, conveyance and delivery of the Acquired Assets, are within Seller’s powers and have been duly authorized by all necessary action on the part of Seller, and no other action on the part of Seller or its members is necessary to authorize the execution, delivery and performance of this Agreement and the other agreements and instruments to be delivered hereunder by Seller or the consummation by Seller of the transactions contemplated hereby and thereby.  This Agreement has been, and each other agreement and instrument to be delivered hereunder by Seller shall be, when executed and delivered, duly executed and delivered by Seller.  This Agreement constitutes, and each other agreement and instrument to be delivered hereunder by Seller will, when executed and delivered at or prior to the Closing, constitute (assuming the due execution and delivery by each other Party hereto and thereto) a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).  The Acquired Assets do not (and will not) include any Equity Securities.

SECTION 3.03Consents of Seller.  No consent, waiver, approval, license, permit, order or authorization (each, a “Consent”) of, or registration, notice, declaration or filing (each, a “Filing”) with, any Governmental Entity or any other Person which has not been obtained or made by Seller or any of its Affiliates is required to be obtained or made by such Person in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments to be delivered hereunder by Seller and the consummation by Seller of the transactions contemplated hereby and thereby, other than (a) the Seller’s Required Consents and (b) the Consents and Filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to materially impair the ownership or operation of the Acquired Assets or the Facility as currently owned and operated by Seller and its Affiliates, or otherwise prevent, materially impair or delay the ability of Seller and its Affiliates to consummate the transactions contemplated by, or perform their respective obligations under, this Agreement or the other agreements and instruments to be delivered hereunder by Seller or its Affiliates.

SECTION 3.04Noncontravention.  Subject to Seller obtaining the Seller’s Required Consents, the execution, delivery and performance of this Agreement and the other agreements and instruments to be delivered hereunder by Seller and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not, directly or indirectly, (a) conflict with, contravene or violate any provision of the Organizational Documents of Seller or any of its Affiliates, (b) conflict with, contravene or violate any Law in any material respect by which Seller or any of its Affiliates or its or their respective assets or properties (including the Acquired Assets and the Facility) is subject or bound or (c) violate or result in a breach, default (with or without notice or lapse of time or both) or acceleration under, or give rise to any penalty or any right of termination, cancellation or modification under, or require any Consent or waiver under, or result in the creation of any Lien upon any of the Acquired Assets or the Facility or any of the properties or assets of Seller or any of its Affiliates under, or any other remedy under, any Contract to which Seller or any of its Affiliates is a party or by which Seller or any of its assets or properties (including the Acquired Assets and the Facility) is subject or bound, except, in the case of clause (c), as would not, individually or in the aggregate materially impair the ownership or operation of the Acquired Assets or the Facility as currently owned or operated by Seller or its Affiliates, or otherwise prevent, materially impair or delay the ability of Seller and its Affiliates to consummate the transactions contemplated by, or perform their respective obligations under, this Agreement or the other agreements and instruments to be delivered hereunder by Seller or its Affiliates.

SECTION 3.05Financial Statements; Absence of Changes; No Undisclosed Liabilities.

(a)Section 3.05(a) of the Seller Disclosure Schedule sets forth true, correct and complete copies of the unaudited balance sheets and statements of income as of and for the calendar years ended December 31, 2016, and December 31, 2017, regarding the Facility and the Acquired Assets (collectively, the “Financial Statements”).  The Financial Statements have been prepared in good faith from the books and records of Seller in accordance with GAAP applied on a consistent basis, accurately reflect the books and records of Seller and fairly present in all material respects the expenses of Seller with respect to the Acquired Assets, the Assumed Liabilities and the Facility as of the date thereof or for the period set forth therein.

(b)Except (i) as set forth in Section 3.05(b) of the Seller Disclosure Schedule or (ii) as arising from the actions or omissions of the Operator, since December 31, 2017, (A) the business of the Facility has been conducted in accordance with the ordinary course of business in all material respects, (B) there has not been any change, event, effect, circumstance, occurrence, state of facts, condition, development or other matter relating to the Facility, the Acquired Assets or the Assumed Liabilities that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Seller Material Adverse Effect or a Company

Material Adverse Effect and (C) no action has been taken with respect to the Facility, Acquired Assets or Assumed Liabilities that would have been prohibited by Section 5.02 if taken after the date hereof.

(c)Except as disclosed in Section 3.05(c) of the Seller Disclosure Schedule or as otherwise applicable to both Parties as owners of units and the common facilities at the site, there are no Assumed Liabilities other than (i) Liabilities reflected or reserved against on the Financial Statements or incurred after such date in the ordinary course of business, (ii) Liabilities under any Assumed Contract (but excluding any Liabilities in connection with or relating to any breach thereof or default thereunder) or (iii) Liabilities that, individually or in the aggregate, would not reasonably be expected to be material to the Acquired Assets or the Facility, taken as a whole.

SECTION 3.06Litigation.  Except as disclosed in Section 3.06 of the Seller Disclosure Schedule, there are no (and, during the past three (3) years, there have not been any) Claims or Orders pending, in effect or, to the Knowledge of Seller, threatened in writing, by or against or otherwise affecting Seller or any of its Affiliates that would reasonably be expected to, individually or in the aggregate, result in material Indemnifiable Losses to Buyer or otherwise materially impair the ownership or operation of the Acquired Assets as currently owned or operated by Seller or its Affiliates, or otherwise prevent, materially impair or delay the ability of Seller and its Affiliates to consummate the transactions contemplated by, or perform their respective obligations under, this Agreement or the other agreements and instruments to be delivered hereunder by Seller or its Affiliates.  There are no suits, claims or proceedings pending or, to the Knowledge of Seller, threatened in writing against Seller, or otherwise primarily relating to the Facility or the Acquired Assets, alleging any violation of, or liability under, Environmental Law.

SECTION 3.07Compliance with Laws and Permits.

(a)Except as disclosed in Section 3.07 of the Seller Disclosure Schedules, Seller and each of its Affiliates (in respect of the Acquired Assets and Assumed Liabilities) (i) is, and, during the past three (3) years, has been, in compliance in all material respects with all Laws applicable to the Acquired Assets and to Seller’s activities as Owner under Article 3 of the Existing O&M Agreement and (ii) to Seller’s Knowledge, has not, during the past three (3) years, received any written or oral notice, charge, claim or assertion to the effect that it is or was not in compliance in any material respect with any applicable Law.

(b)For the past six (6) years, Seller and its Affiliates have not, directly or indirectly, through its Representatives or any Person authorized to act on their behalf (including any distributor, agent, sales intermediary or other third party) offered, promised, paid, authorized or given any money or anything of value to any Government Official for the purpose of (i) influencing any act or decision of any Government Official; (ii) inducing any Government Official to do or omit to do an act in violation of a lawful duty; (iii) securing an improper advantage; or (iv) inducing any Government Official to influence the act or decision of a Governmental Entity in order to obtain or retain business, or direct business to any Person.

SECTION 3.08Contracts.

(a)Section 3.08 of the Seller Disclosure Schedule sets forth a true, correct and complete list of all of the following Contracts primarily related to or primarily affecting the Facility or the Acquired Assets or the Assumed Liabilities in effect on the date of this Agreement to which Seller or an Affiliate thereof is a party (provided that in no event shall Seller be required to include on Section 3.08 of the Seller Disclosure Schedule any transactions under the PJM Tariff for the sale of ancillary services (as defined in the PJM Tariff) or day-ahead or intra-day sales of electrical energy):

(i)Contracts, including any service agreement or parts supply agreement, which would reasonably be expected to involve payments in excess of $100,000 in any 12-month period or $1,000,000 in the aggregate;

(ii)Contracts for the transmission, purchase, exchange, sale or delivery of electric power in any form, including energy, capacity or any ancillary services;

(iii)Contracts with a Governmental Entity;

(iv)Contracts which contain any covenant which materially restricts Seller or any of its Affiliates from competing or engaging in any activity or business, or the geographic area in which Seller or any of its Affiliates may so engage, or that grant exclusivity rights, rights of first refusal, rights of first offer or similar rights to the counterparty thereto;

(v)Contracts for the transportation, purchase, exchange, sale or delivery of natural gas or other fuels, water or commodities used for the generation of electric power, or for the conversion of natural gas into electricity;

(vi)Contracts for the sale or lease of any material Acquired Assets (other than relating to the operation or maintenance of Acquired Assets with a value less than $100,000 individually or $1,000,000 in the aggregate (in each case, including any potential payment to exercise any right or option related to any of the Acquired Assets);

(vii)Contracts for the storage, parking, loaning or balancing of natural gas;

(viii)Any outstanding futures, forward, swap, collar, put, call, floor, cap, option or other similar Contracts, including with respect to electric power (in any form, including energy, capacity or ancillary services), natural gas, emission allowances and offsets, and other commodities, currencies, interest rates, indices and securities;

(ix)Any operations agreement, maintenance agreement or management agreement (including administration, energy management, dispatch, scheduling or market participant services);

(x)Any management, consulting and employment Contracts providing for (A) payments by Seller (or, with respect to any Assumed Contracts, Buyer after the Closing) in excess of $100,000 in any year, (B) severance, (C) any change in control or sale payment or bonus, (D) retention payment or bonus, (E) acceleration of vesting of any payment or equity security, (F) any covenant not to compete or (G) any similar obligation;

(xi)Joint venture, partnership, limited liability company agreements or other Contracts involving the sharing of profits or losses;

(xii)Contracts that involve, as parties thereto, one or more of Seller or its Affiliates, on the one hand, and any of the directors, officers or other Affiliates of Seller, its Affiliates or any of their respective Related Persons, on the other hand;

(xiii)Contracts (i) pursuant to which Seller or any of its Affiliates licenses in material Intellectual Property, other than click-wrap, shrink-wrap and off-the-shelf software licenses for unmodified software in object code form that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $25,000 per year, (ii) pursuant to which Seller or any of its Affiliates licenses out Intellectual Property to any other Affiliate or other Third Party or (iii) pertaining to the development, maintenance or support of any material Intellectual Property;

(xiv)Contracts requiring Seller or any of its Affiliates to make any capital expenditures in excess of $500,000 in the aggregate; and

(xv)Contracts providing for indemnification by Seller or any of its Affiliates, except for any such Contract that is not material to the Acquired Assets, Assumed Liabilities or the Facility and is entered into in the ordinary course of business.

The foregoing listed or required to be listed Contracts are collectively referred to as the “Material Contracts”.

(b)True, correct and complete copies of all Material Contracts, including all amendments thereto, have been delivered or made available to Buyer not later than the third Business Day preceding the date of this Agreement.

(c)(i) Each Material Contract constitutes the legal, valid and binding obligation of, and is enforceable in accordance with its terms against, Seller and, to the Knowledge of Seller, the other parties thereto (other than Buyer or any of its Affiliates) and is in full force and effect, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles; (ii) neither Seller nor, to the Knowledge of Seller, any other party (other than Buyer or any of its Affiliates) to any Material Contract, is in material breach, violation or default (and no event, condition or omission exists or has occurred that after notice or the lapse of time or both) thereof in any material respect; (iii) Seller has not received any written claim or notice of any material breach of or material default of Seller under any Material Contract that is unresolved; and (iv) no event, condition or omission exists or has occurred which, individually or in the aggregate, with or without the giving of notice or the lapse of time or both, would constitute, or would reasonably be expected to result in, a material breach of or a material default under any Material Contract by Seller or, to the Knowledge of Seller, any other party thereto (other than Buyer and its Affiliates).

SECTION 3.09Ownership of Assets.  Except as set forth in Section 3.09 of the Seller Disclosure Schedule, Seller has good and valid title to, or, in the case of any leased, subleased or licensed real or personal property, valid and subsisting leasehold interests in or a legal, valid and enforceable license to use, all of the Acquired Assets, free and clear of all Liens other than Permitted Liens.  No Affiliate of Seller has held, or immediately prior to the Closing will be holding, the Acquired Assets or the Facility.

SECTION 3.10Employee Matters. Seller and its Affiliates do not employ or engage, and in the past five years have not employed or engaged, any employees to provide services primarily related to the Facility, other than employees primarily engaged in monitoring and reporting to Seller regarding the operation or maintenance of the Facility.

SECTION 3.11Taxes.  Except as set forth in Section 3.11 of the Seller Disclosure Schedule, with respect to the Acquired Assets and the Facility, (i) all material Tax Returns of Seller required to be filed have been or will be filed when due in accordance with all applicable Laws; (ii)  all material Taxes of Seller that are due and payable have been paid in full within the time required by Law; (iii) there is no action, suit, proceeding, investigation, audit or claim now pending with respect to any material Tax of Seller; (iv) there are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes of Seller; (v) there are no Liens on any of the Acquired Assets for Taxes (other than for current Taxes not yet due and payable); (vi) no claim with respect to ownership of the Acquired Assets or the Facility has ever been made by an authority in a jurisdiction in which Seller does not file a Tax Return that Seller is or may be subject to taxation by that jurisdiction in respect of Taxes with respect to ownership of the Acquired Assets or the Facility that would be covered by or the subject of such Tax Return; (vii) none of the Acquired Assets are treated as equity interests in any Person for Tax purposes; (viii) except as a result of a change in assessment or change in Law after the Closing Date, no Property Tax will be due with respect to the Acquired Assets that is not reflected in the Financial Statements; and (ix) no Acquired Asset (a) is property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (b) is “public utility property” within the meaning of Section 168(f)(2) of the Code, (c) constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code, (d) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (e) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code or (f) is subject to a 467 rental agreement as defined in Section 467 of the Code.

SECTION 3.12Emission Allowances.  Section 3.12 of the Seller Disclosure Schedule contains a list of Emission Allowances which are reasonably expected to be sufficient to cover the Seller Allowance Obligation (the “Transferred Allowances”).  Seller holds, or reasonably expects to hold before Closing, such Transferred Allowances in its Emission

Allowance Accounts and such Transferred Allowances are (or will be) fully transferrable to Buyer.

SECTION 3.13Intercompany Obligations.  Except as set forth in Section 3.13 of the Seller Disclosure Schedule, (a) no obligations, Contracts or other Liabilities exist between Seller or one or more of its Affiliates or its or their Related Persons, on the one hand, and one or more of Seller’s other Affiliates or its or their other Related Persons, on the other hand, that is related to any of the Acquired Assets or Assumed Liabilities and will continue in effect subsequent to the Closing, and (b) other than Seller, no Related Person of Seller or any of its Affiliates owns or has any interest in any property (whether real, personal or mixed and whether tangible or intangible) which is used or held for use in the operation of the Facility.

SECTION 3.14Indebtedness of Seller.  The Assumed Liabilities do not include any Indebtedness, and no outstanding Indebtedness will be secured by the Facility or Acquired Assets following the Closing.

SECTION 3.15Real Property.

(a)Section 3.15(a)(i) of the Seller Disclosure Schedule sets forth a complete and accurate list of the Owned Real Property.  Except as set forth on Section 3.15(a)(ii) of the Seller Disclosure Schedule, Seller owns and possesses good and indefeasible title in fee simple to the Owned Real Property and all Improvements constituting real property located therein or thereon, free and clear of all Liens other than Permitted Liens.

(b)Section 3.15(b)(i) of the Seller Disclosure Schedule sets forth a complete and accurate list of the easements, rights-of-way, real property permits and licenses and documents evidencing other real estate rights regarding real property, pursuant to which Seller occupies or uses real property primarily relating to the Facility (each, a “Transferred Easement”; such real property being referred to as the “Easement Real Property”), and Seller has provided copies to Buyer of each Transferred Easement.  Except as set forth in Section 3.15(b)(ii) of the Seller Disclosure Schedule, Seller owns and possesses good and valid easement, right-of-way, permit and license and other real estate interests in the Easement Real Property and owns good and indefeasible title in fee simple to all Improvements constituting real property located therein or thereon, as applicable, free and clear of all Liens other than Permitted Liens.

(c)Section 3.15(c)(i) of the Seller Disclosure Schedule sets forth a complete and accurate description of leases, licenses and occupancy agreements regarding real property pursuant to which Seller leases, subleases, occupies or otherwise uses real property in respect of the Facility (each, a “Lease”; such real property being referred to as the “Leased Real Property”), and the Seller has provided copies to Buyer of each Lease.  Except as set forth on Section 3.15(c)(ii) of the Seller Disclosure Schedule, Seller owns and possesses good and valid leasehold interests or licenses in the Leased Real Property and all Improvements located therein or thereon, as applicable, free and clear of all Liens other than Permitted Liens.

(d)Seller does not lease, sublease, occupy or otherwise use any real property primarily relating to the Facility, other than the Owned Real Property, the Leased Real

Property and the Easement Real Property and Improvements constituting real property located therein or thereon.

SECTION 3.16Brokers.  Except as set forth in Section 3.16 of the Seller Disclosure Schedule, neither Seller nor any of its Affiliates has any Liability to pay any brokers’ or finders’ fees or similar fees or commissions to any broker, finder, agent or other Person with respect to the transactions contemplated by this Agreement.

ARTICLE 4

Representations and Warranties of Buyer

Except as disclosed in the applicable sections of the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

SECTION 4.01Organization and Existence.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware with all requisite power and authority required to enter into this Agreement and consummate the transactions contemplated hereby.  Buyer is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

SECTION 4.02Authorization.  The execution, delivery and performance by Buyer of this Agreement and the other agreements and instruments to be delivered hereunder by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer’s powers and have been duly authorized by all necessary action on the part of Buyer.  This Agreement has been, and each other agreement and instrument to be delivered hereunder by Buyer shall be, when executed and delivered, duly executed and delivered by Buyer.  This Agreement constitutes, and each other agreement and instrument to be delivered hereunder by Buyer will, when executed and delivered at or prior to the Closing, constitute (assuming the due execution and delivery by each of the other Parties hereto and thereto) a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.03Consents of Buyer.  No Consent of, or Filing with, any Governmental Entity which has not been obtained or made by Buyer is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement and the other agreements and instruments to be delivered hereunder by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby in order to effect the sale of the Acquired Assets or the assumption of the Assumed Liabilities, other than (a) the Buyer’s Required Consents, (b) the Consents and Filings the failure of which to obtain or make would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby and (c) Consents of, or Filings with, FERC that may be made or obtained by Buyer after the Closing Date.

SECTION 4.04Noncontravention.  Subject to Buyer obtaining the Buyer’s Required Consents, the execution, delivery and performance of this Agreement and the other agreements and instruments to be delivered hereunder by Buyer does not, and the consummation by Buyer of the transactions contemplated hereby and thereby will not (a) contravene or violate any provision of the Organizational Documents of Buyer, (b)  conflict with, contravene or violate any Law in any material respect by which Buyer or its assets or properties is subject or bound or (c) violate or result in a breach, default (with or without notice or lapse of time or both) or acceleration under, or give rise to any penalty or any right of termination, cancellation or modification under, or require any Consent or waiver under, or result in the creation of any Lien upon any of the properties or assets of Buyer under, or any other remedy under, any Contract to which Buyer is a party or by which Buyer or any of its assets or properties is bound, except, in the case of clause (c), as would not, individually or in the aggregate materially impair or delay the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, this Agreement or the other agreements and instruments to be delivered hereunder by Buyer.

SECTION 4.05Litigation.  There are no Claims or Orders pending, in effect or, to Buyer’s Knowledge, threatened in writing, against or otherwise relating to Buyer or any of its Affiliates that would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.  Buyer is not subject to any Order that prohibits the consummation of the transactions contemplated by this Agreement or would reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

SECTION 4.06Compliance with Laws.  Buyer is not in violation of any Law, except for violations that would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

SECTION 4.07Available Funds.  At the Closing, Buyer shall have sufficient cash on hand or other sources of immediately available funds to enable it to pay the Purchase Price and any other amounts to be paid by it hereunder.

SECTION 4.08Due Diligence Investigation.  Without affecting the representations and warranties of Seller herein: (a) Buyer or its Representatives have had the opportunity to conduct their own independent investigation, review and analysis of the business, operations, assets and properties, Liabilities, results of operations, financial condition and prospects of the Seller, Acquired Assets and Facility as they have deemed necessary or advisable in connection with entering into this Agreement and the related documents and the transactions contemplated hereby and thereby; (b) Buyer and its Representatives have been provided adequate access to the personnel, assets, properties, premises and records of Seller, the Acquired Assets and the Facility for such purpose; and (c) Buyer has relied solely upon the representations and warranties made by Seller in Article 3 in making its decision to acquire the Acquired Assets and assume the Assumed Liabilities, and has not relied on any other statements or advice from Seller, its Affiliates, or Representatives.

SECTION 4.09Brokers.  Except as set forth in Section 4.09 of the Buyer Disclosure Schedule, neither Buyer nor any of its Affiliates have any Liability to pay any brokers’ or finders’ fees or similar fees or commissions to any broker, finder or agent or other Person with respect to the transactions contemplated by this Agreement for which Seller or its Affiliates could become liable or obliged.

ARTICLE 5

Covenants

SECTION 5.01Information Pending Closing.  From the date of this Agreement through the Closing, Seller shall provide Buyer and its Representatives with access to the personnel, properties, books, records, contracts, documents and information of or with respect to the Facility and its material operations, upon reasonable notice and at reasonable times and as otherwise reasonably requested by Buyer.  Notwithstanding the foregoing, Seller shall not be required to provide any information or access that Seller reasonably believes it is prohibited from providing to Buyer by reason of applicable Law, Contract or which constitutes or allows access to information protected by attorney/client privilege; provided that in the event any information or other such access is withheld, Seller shall provide Buyer with a reasonable summary or redacted version of any such information or access that is so withheld from Buyer.  Following the Closing, Seller shall be entitled to retain copies (at Seller’s sole cost and expense) of all Records relating to its ownership and/or operation of the Acquired Assets and Facility prior to Closing.

SECTION 5.02Conduct of Business Pending the Closing.

(a)From the date of this Agreement through the Closing, Seller, to the extent it exercises decision making power through the Existing Shared Facilities Agreement, the Existing O&M Agreement or otherwise, shall cause the Facility to be operated in the ordinary course of business, in compliance in all material respects with applicable Laws and material Contracts, and use commercially reasonable efforts to preserve, maintain and protect the Acquired Assets and the Facility in the present condition, ordinary wear and tear excepted, maintain available supplies and inventories in quantities consistent with past practice, maintain the Permits, maintain all relationships with PJM, suppliers, Governmental Entities and others having business relationships with Seller and its Affiliates related to the Facility and maintain in full force and effect all insurance policies primarily relating to the Facility or the Acquired Assets in effect on the date hereof.  Without limiting the foregoing, except as expressly required by this Agreement, as set forth in Section 5.02 of the Seller Disclosure Schedule or as consented to in writing by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, from the date of this Agreement through the Closing, Seller shall not (to the extent primarily relating to the Facility, the Acquired Assets or the Assumed Liabilities) do the following:

(i)sell, transfer, convey or otherwise dispose of any Acquired Assets other than dispositions of obsolete tangible personal property or in the ordinary course of business;

(ii)acquire material assets of any other Person or merge or consolidate with any Person or business division, in each case that would result in the acquisition of Acquired Assets or give rise to an Assumed Liability outside the ordinary course of business;

(iii)fully or partially liquidate, dissolve or otherwise wind up its business or operations;

(iv)make a voluntary assignment for the benefit of its creditors or file a voluntary petition of bankruptcy or insolvency or otherwise institute insolvency proceedings of any type;

(v)amend or modify its Organizational Documents in any manner that would have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby;

(vi)allow the Facility to engage in any material new line of business, or make any material change in the conduct of the business of the Facility;

(vii)pay or make any non-cash dividend or other non-cash distribution of property comprising all or any portion of the Acquired Assets, the Facility or the Assumed Liabilities;

(viii)(A) create, incur or assume any Indebtedness, except where such Indebtedness is incurred under existing credit facilities, (B) guarantee any Indebtedness of another Person or (C) incur, create or assume, or permit the incurrence, creation or assumption of, any Lien on the Acquired Assets, except for Permitted Liens, except, in each case, in the ordinary course of business or as would not constitute an Assumed Liability;

(ix)waive, release, compromise, settle or consent to any litigation or claim where such settlement or consent would result in any liability (other than as would not constitute an Assumed Liability) to Buyer or the Facility or would have a material adverse effect on Seller’s ability to perform its obligations hereunder;

(x)enter into, terminate, cancel, materially amend, grant any waiver of any material term under, or grant any material consent with respect to any Material Contract (or any Contract that would be a Material Contract if in existence on the date hereof), provided that Seller may take any such action with respect to (A) any Contracts that do not currently exist, but would (if in existence on the date hereof) be a Material Contract solely due to one or more of clauses (i), (v), (vii), (vii) or (ix) of Section 3.08(a) in the ordinary course of business or if such action would not result in a Post-Closing Liability to Buyer, and (B) transactions under the PJM Tariff for the sale of ancillary services (as defined in the PJM Tariff) or day-ahead or intra-day sales of electrical energy; provided further that regardless of anything to the contrary in this Agreement, Seller shall not terminate, cancel, materially amend, grant any waiver of any material term under, or grant any material consent with respect to the Columbia Gas Contract;

(xi)terminate or replace Essential Power Operating Company, LLC as Operator under and as defined in the Existing O&M Agreement or as CT Plant Operator under and as defined in the Existing Shared Facilities Agreement;

(xii)modify the Annual Operating Budget or Annual Operating Plan for the current Operating Year under and as defined in the Existing O&M Agreement;

(xiii)make or agree to make any capital expenditures (other than in accordance with the Annual Operating Budget (as defined in the Existing O&M Agreement)) or fail to make any capital expenditures in accordance with the Annual Operating Budget (as defined in the Existing O&M Agreement);

(xiv)absent a change in circumstances, and, in any event, consistent with prudent industry practices and the Existing O&M Agreement, defer any scheduled material maintenance on any Acquired Assets;

(xv)fail to renew or grant any material right or license in any Intellectual Property required for the ownership, operation or maintenance of the Acquired Assets;

(xvi)make or change any material Tax election, settle or compromise any material claim, notice, audit or assessment, adopt or change any method of Tax accounting relating to any material amount of Tax, file any amended Tax Return, enter into any Tax allocation, indemnity, sharing, closing or similar Contract, surrender, settle or compromise any right to claim a Tax refund, consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, fail to pay any material amount of Taxes as such Taxes become due and payable or make any voluntary Tax disclosure or Tax amnesty filing, in each case, to the extent such action could result in Liabilities for Buyer or its Affiliates or otherwise adversely affect the Acquired Assets;

(xvii)fail to maintain or renew all necessary Permits required in relation to the Acquired Assets or the operation of the Facility;

(xviii)make any material change in the levels of fuel inventory customarily maintained by Seller or its Affiliates with respect to the Acquired Assets and the Facility, except for in the ordinary course of business, or purchase any fuel inventory which is not of a similar grade or type as purchased in the ordinary course of business;

(xix)use the Inventory, the capital spare parts located in or on the Owned Real Property or the Transferred Easements or otherwise used or held for use in the operation of the Facility, or any other property that would constitute Acquired Assets if the Closing occurred at such time, other than for the operation of the Facilities in the ordinary course of business or in accordance with the Existing Shared Facilities Agreement;

(xx)(A) hire or engage any employee or independent contractor (except to the extent such independent contractor does not result in any post-Closing Liability or obligation on the part of the Buyer) to provide services in connection with or otherwise in relation to the Facility; or (B) negotiate, adopt, amend or terminate any collective bargaining Contract, agreement, understanding or arrangement with any labor union or similar employee organizing body;

(xxi)participate in or fail to participate in any capacity auction except in the ordinary course of business; provided that such participation by Seller shall involve bidding capacity from the Facility into any such auction consistent with PJM market rules and in a manner reasonably expected to result in all eligible capacity from the Facility clearing the auction; or

(xxii)agree or commit to do any of the foregoing;

provided that Seller shall not be deemed in breach of any obligation pursuant to this Section 5.02(a) as a result of the actions or omissions of the Operator or CT Plant Operator under the Existing Shared Facilities Agreement or Existing O&M Agreement, respectively, unless Seller shall explicitly direct, vote for or consent to and cause any such action or omission.

(b)Buyer and Seller acknowledge that the Parties have engaged in discussions with PECO Energy Company concerning the potential sale to PECO Energy Company of the Rock Springs Switchyard, which sale would occur following the Closing.  From the date of this Agreement through the Closing, Seller shall reasonably cooperate with Buyer with respect to such potential sale (including providing such information as is reasonably necessary to facilitate discussions with PECO Energy Company to the extent within the possession or control of Seller and not otherwise available to Buyer or any of its Affiliates), and Seller hereby consents to Buyer’s direct engagement with PECO Energy Company with respect to such potential sale. Notwithstanding the provisions of this Section 5.03(b), (i) Seller shall not be required to (A) incur any unreimbursed out-of-pocket cost or expense or undertake any liability in connection with such engagement or (B) enter into any agreement with PECO Energy Company that would be binding on Seller or its interest in the Rock Springs Switchyard, and (ii) Buyer shall not have any authority or right to bind Seller or Seller’s interest in the Rock Springs Switchyard with respect to any such sale or other matters.

SECTION 5.03Tax Matters.

(a)Straddle Period.  When it is necessary under this Agreement to allocate Taxes, other than Transfer Taxes, for a Straddle Period between the Pre-Closing Tax Period and the Post-Closing Tax Period, Property Taxes shall be allocated based on a prorated daily basis and all other Taxes shall be allocated based on an interim closing of the books as of the end of the Closing Date.

(b)Cooperation.  Buyer and Seller shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by any Party,

in connection with the filing of Tax Returns with respect to taxable periods beginning on or prior to the Closing Date (including Straddle Periods) and any audit or other proceeding in respect of Taxes relating the ownership or operation of the Acquired Assets (each a “Tax Proceeding”) with respect to such Tax Returns.  Such cooperation shall include the retention and (upon a Party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The requesting Party shall reimburse the cooperating Parties for all reasonable costs and expenses incurred by such cooperating Parties.  Notwithstanding any provision in this Agreement to the contrary, Buyer (or any Affiliate thereof) shall not take any action or position that is reasonably likely to adversely affect Seller (or any of its Affiliates).  For the avoidance of doubt, nothing in this Section 5.03(b) shall require Buyer, Seller or their respective Affiliates to make available Tax Returns (or supporting documentation) relating to income or similar Taxes.

(c)Transfer Taxes.  All Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be borne one-half by Seller and one-half by Buyer.  The Party responsible under applicable law for filing any Tax Return with respect to an applicable Transfer Tax shall prepare such Tax Return and provide a copy to the other Party for its review and approval within a reasonable period of time prior to filing such Tax Return.  Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.

(d)Purchase Price Allocation.  The Parties agree that the aggregate consideration (including any Assumed Liabilities and any other items treated as consideration for U.S. federal income tax purposes and all other tax purposes) paid in exchange for the Acquired Assets will be allocated among the Acquired Assets in a manner consistent with applicable tax law (an “Allocation”).  Within 90 days of Closing, Buyer shall deliver to Seller an initial Allocation.  Seller shall be deemed to agree with the initial Allocation unless Seller delivers a written dispute notice to Buyer within thirty (30) days from the receipt thereof setting forth in reasonable detail the reason for any objections and any proposed adjustments to the initial Allocation.  Buyer and Seller shall negotiate in good faith to resolve any disputed items.  If the Parties fail to resolve any disputed items within ten (10) Business Days of the delivery of Buyer’s dispute notice, Buyer and Seller may each make separate Allocations to the extent of such disputed items that are not resolved. Seller and Buyer shall use reasonable efforts to update and adjust any Allocation, in a manner consistent with applicable tax law, following any adjustment to the aggregate consideration paid in exchange for the Acquired Assets pursuant to this Agreement.  Except to the extent otherwise required by any applicable tax Law, if Buyer and Seller agree to a consistent Allocation then they shall each prepare all Tax Returns, including IRS Form 8594, in a manner consistent with such Allocation as it may be adjusted pursuant to this Agreement) and shall not take any inconsistent position on any Tax Returns provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of such Allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such

Allocation. Each of Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging any Allocation.

(e)Property Taxes.  Seller shall promptly pay when due all Property Taxes levied with respect to the Acquired Assets attributable to the Pre-Closing Tax Period, except any Property Taxes related to the Pre-Closing Tax Period payable as a result of any default by Buyer under the PILOT Agreement, the Existing Shared Facilities Agreement or the Amended and Restated Shared Facilities Agreement; provided, that, for the avoidance of doubt, the foregoing shall not be deemed to alter any of the obligations of Buyer with respect to the allocation of liability for Property Taxes related to the Pre-Closing Tax Period under the PILOT Agreement, the Existing Shared Facilities Agreement or the Amended and Restated Shared Facilities Agreement.  Seller shall be liable for all such Property Taxes, reduced (but not below zero) by any Property Taxes with respect to the Acquired Assets prepaid by Seller that are allocable to a Post-Closing Tax Period.  Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period and any Property Taxes related to the Pre-Closing Tax Period payable as a result of any default by Buyer under the PILOT Agreement, the Existing Shared Facilities Agreement or the Amended and Restated Shared Facilities Agreement.  Upon receipt of any bill for such Property Taxes, Buyer or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.03(e) together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement absent manifest error.  In the event that Buyer or Seller makes any payment for which it is entitled to reimbursement under this Section 5.03(e), the applicable Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

SECTION 5.04Confidentiality; Publicity.

(a)Except as otherwise provided in Section 5.04(b) and except as required by applicable Law, including securities Law, each Party will keep confidential the terms of this Agreement and any of the ancillary agreements to be entered into in connection with the transactions contemplated hereby; provided that (i) each Party shall have the right to communicate and discuss with, and provide to, its Affiliates (and any investment funds advised or managed by such Affiliates) and its and their legal and financial advisors, potential and committed financing sources, accountants, representatives, officers or employees, directors, consultants and agents, any information regarding the terms and status of this Agreement and any of the ancillary agreements to be entered into in connection with the transactions contemplated hereby who are under professional duty or contractual obligation to maintain the confidentiality of such information and (ii) each Party may disclose this Agreement and any of the ancillary agreements to be entered into in connection with the transactions contemplated hereby to FERC or other applicable Governmental Authorities in connection with this Agreement and any communications or filings related thereto.

(b)Except as required by applicable Law, including securities Law, without prior written approval of the other Party, neither Party nor its respective Affiliates shall issue any press release or make any public statement regarding this Agreement and the transactions contemplated hereby.  Notwithstanding anything to the contrary herein, each Party and its respective Affiliates shall be permitted to disclose information concerning this Agreement and the transactions contemplated hereby after the Closing in connection with its customary fundraising, marketing, informational or reporting activities, and financing sources and other professional advisors thereof may publish “tombstones” or other customary announcements which do not contain pricing details that are not otherwise publicly available, in each case, without the other Party’s consent.

SECTION 5.05Post-Closing Books and Records.  As of the Closing, Seller and its Affiliates shall be entitled to retain copies (at Seller’s sole cost and expense) of all books, records and other documents (including back-up tapes) pertaining to the ownership or operation of the Facility shall be available in tangible form at the Facility as of immediately following the Closing.  Buyer shall retain, for at least seven (7) years after the Closing Date, all books, records and other documents pertaining to the Facility’s businesses that relate to the period prior to the Closing Date, and, solely to the extent necessary for Seller and its Affiliates to prepare Tax returns, respond to Tax audits or other pending or threatened Claims, to make the same available after the Closing Date for inspection and copying by Seller, at Seller’s sole cost and expense, during regular business hours without significant disruption to the Facility’s businesses and upon reasonable request and upon reasonable advance notice; provided that such books, records and other documents shall not be available with respect to any information (a) that is related to any pending Claim between Seller and its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, (b) that is not permitted to be disclosed to Seller and its Affiliates under any Contract or applicable Law or (c) the disclosure of which would jeopardize any protection under attorney-client privilege or work product doctrine.  At and after the expiration of such period, if Seller or any of its Affiliates have previously requested in writing that such books and records be preserved, Buyer shall, and to the extent within its powers as an equity holder, shall cause the Facility to, either preserve such books and records for such reasonable period as may be requested by Seller or transfer such books and records to Seller or its designated Affiliates at Seller’s expense.

SECTION 5.06Expenses.  Except as otherwise provided in this Agreement (including Section 5.08(b)), whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, including any fees, expenses or other payments incurred or owed by a Party to any brokers, financial or legal advisors or comparable other persons retained or employed by such Party in connection with the transactions contemplated by this Agreement.

SECTION 5.07Financing Cooperation. Buyer may explore certain debt financing arrangements in connection with the Closing contemporaneously with or following the Closing (a “Debt Financing”).  Seller agrees to provide such information (and to cause its Affiliates and its and their respective personnel and advisors to provide such information), including unaudited pro forma balance sheets and statements of income as of and for the calendar years ended December 31, 2016, and December 31, 2017, in connection with the Debt Financing as is reasonably requested by Buyer.  Notwithstanding any other provision set forth herein or in any other agreement between Seller and Buyer (or their respective Affiliates), Seller agrees that Buyer and its Affiliates may share non-public or confidential information regarding the Acquired Assets and the Facility with the financing sources and that Buyer, its Affiliates and such financing sources may share such information with potential financing sources in connection with any marketing efforts (including any syndication) in connection with the Debt Financing, provided that the recipients of such information agree to customary confidentiality arrangements.

SECTION 5.08Further Actions.

(a)Subject to the terms and conditions of this Agreement, Buyer and Seller each agrees to use commercially reasonable efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.  In furtherance of the foregoing, prior to the Closing, Seller shall provide Buyer with reasonable assistance that Buyer may reasonably request in order to effect an orderly transition of the Acquired Assets, Assumed Liabilities and Facility to Buyer, including cooperating in transition planning discussions.  Seller shall reasonably cooperate with Buyer’s efforts to obtain, at Buyer’s sole cost and expense, any title insurance and ALTA surveys that Buyer may desire with respect to the Owned Real Property and Easement Real Property (including providing a customary owner’s affidavit to Buyer’s title insurance company in form and substance acceptable to Seller).

(b)The Parties will each use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Required Consents, including any Consents required in connection with any approvals of parties to Contracts that are included in the Acquired Assets and any Filings or Consents with or from any Governmental Entity, including by (i) preparing and filing as soon as practicable all such Filings or Consents with or from any Governmental Entity or other Person that are required to be filed or obtained in order to consummate the transactions contemplated hereby, (ii) taking all actions necessary to cause all conditions set forth in Article 6 to be satisfied as soon as practicable and (iii) executing and delivering any additional instruments necessary to fully carry out the purposes of this Agreement; provided, however, that neither Party shall be required to expend any funds or assume any Liabilities other than expenditures and Liability assumptions that are customary and reasonable in nature and amount in the context of the transactions contemplated by this Agreement.  Notwithstanding the foregoing Section 5.08(a) or this Section 5.08(b), none of Buyer or any of its Affiliates shall have any obligation to (i) hold separate or divest any property or assets of Buyer or any of its Affiliates or (ii) defend against any Claim challenging this Agreement or the transactions contemplated hereby. Seller shall not make any payments or otherwise pay any consideration to any Third Party or agree to modify the terms of any Contract, waive any right or grant any concession (including providing any Third Party credit support or any corporate guaranty), in each case, to obtain any Consent or release, except for the payment of cash amounts by Seller and its Affiliates that will be paid in full prior to the Closing. The Parties agree that (A) Buyer shall draft and file, and bear any filing fees associated with, the application for FERC Approval, a joint petition for the FERC Waiver and in connection with filings under the HSR

Act and (B)  Seller shall draft and file, and bear the filing fees associated with any Filings or Consents with or from any other Governmental Entity, including the filing pursuant to Schedule 2 to the PJM Tariff for the termination of Seller’s Reactive Service Tariff; provided, however, that (1) each Party shall have a reasonable opportunity to first review and comment on any Filings or Consents and the Party responsible for such Filing or Consent shall consider such comments in good faith and (2) notwithstanding anything to the foregoing, each Party will bear its own internal costs and pay all fees and expenses including expenses of its counsel in connection with such Filings or Consents regardless of the Party responsible for drafting and filing.  Notwithstanding anything in this Agreement to the contrary, in no event shall Buyer or any of its Affiliates be required, and in no event shall Seller or any of its Affiliates be permitted, to offer or agree to sell or otherwise dispose of, or hold separate, agree to conduct, license or otherwise limit the use of any of the assets, categories of asset or businesses or other segments of the Facility or its business, or Buyer or any of its Affiliates, or to agree to any change in its business or any other restriction or condition with respect thereto required or requested by a Governmental Entity.

(c)Seller and Buyer shall (i) each, to the extent practicable and permitted by applicable Law, promptly inform the other Party of any material communication made to, or received by such Party from, any Governmental Entity regarding any of the transactions contemplated hereby, (ii) respond as promptly as reasonably practicable to any inquiries or requests for additional information and documentary material received from any Governmental Entity and (iii) except as required by Law, not enter into any agreement with any Governmental Entity agreeing not to consummate the transactions contemplated by this Agreement.  Notwithstanding anything in this Agreement to the contrary, in no event will either Party or its Affiliates be required to share with the other Party any information that (A) does not relate to the Acquired Assets, the Facility and the Assumed Liabilities, (B) reveals such Party’s (or its Affiliates’) valuation or negotiating strategy with respect to the transactions contemplated hereby, or (C) is otherwise confidential or proprietary information of such Party or any of its Affiliates.

(d)Notwithstanding any other provision in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any interest in any asset (including any preliminary fuel oil conversion studies), claim, right or benefit if such assignment or transfer (or attempt to make such an assignment or transfer) (i) is prohibited by Law or (ii) without the Consent of a Third Party (including any Governmental Entity), would (A) constitute a breach or other contravention of the rights of such Third Party, (B) be reasonably likely to subject Buyer, Seller or any of their respective Representatives to civil or criminal liability, (C) be reasonably likely to make such assignment or transfer void or voidable or (D) in any way materially and adversely affect the rights thereunder of Buyer, Seller or their respective Representatives, and such Consent is not obtained at or before the Closing (such assets, claims, rights or benefits being collectively referred to herein as the “Restricted Assets”). Any assignment or transfer of a Restricted Asset shall be made subject to applicable Law or such Consent being obtained. If the assignment or transfer of any Restricted Asset is prohibited by Law or is not obtained prior to the Closing, (1) each Party shall continue to use commercially reasonable efforts to obtain such Consents or implement any actions required to complete the assignment or transfer of such Restricted Assets (including cooperating with each other in attempting to obtain any required Consent with respect thereto)

as soon as reasonably applicable to the extent and for so long as the applicable Restricted Asset shall not have been assigned to Buyer, (2) Seller shall, without further consideration, use commercially reasonable efforts to cooperate with Buyer in good faith to enter into any alternative arrangements (such as a license, sublease or operating agreement) reasonably acceptable to Buyer and Seller intended to provide Buyer with the benefit of any such Restricted Asset until such time as such Consent has been obtained which results in Buyer or its Affiliates receiving all the benefits and bearing all the costs, liabilities and burdens with respect to any such Restricted Asset and (3) upon the obtaining of any required Consents, such Restricted Asset shall promptly be transferred and assigned to Buyer hereunder at no additional cost to Buyer and effective as if transferred as of the Closing; provided, that, except as provided under Section 5.08(b), no Party or its Affiliates shall have any obligation to pay money to or make any concessions to obtain any such Consent, except for bearing its own costs (including expenses of counsel).

(e)Following the Closing, (i) if Buyer or any of its Affiliates receive any asset or payment from a Third Party that constitutes an Excluded Asset, Buyer shall promptly after receipt thereof, but in no event later than five (5) Business Days after such receipt, notify Seller of such receipt and transfer to Seller such Excluded Asset to an account designated by Seller and (ii) if Seller receives any Inventories or any payment that otherwise constitutes an Acquired Asset, Seller shall promptly after receipt thereof, but in no event later than five (5) Business Days after such receipt, notify Buyer of such receipt and send to Buyer such Inventories to an address designated in writing by Buyer or such payment to an account designated by Buyer, as applicable.

(f)The Parties will take all such actions as are necessary to transfer the Facility from Seller’s PJM eRPM account to Buyer’s (or its designee’s) PJM eRPM account, and to transfer any and all PJM capacity supply obligations and rights as may be associated with the Facility from Seller to Buyer as of the Closing, including the capacity supply obligations and rights set forth on Section 5.08(f) of the Seller Disclosure Schedule and any such capacity supply that the Facility has cleared in any of the PJM capacity auctions occurring before the Closing for periods of time that are subsequent to the Closing.

(g)If the Transferred Allowances delivered to Buyer’s Emission Allowance Accounts pursuant to Section 2.01(a)(x) are insufficient to cover the Seller Allowance Obligation, then Buyer shall promptly notify and provide Seller reasonable detail of the basis of such determination, and Seller shall, within five (5) Business Days of receipt of such notification, deliver to Buyer any additional Emission Allowances as are necessary to cover the Seller Allowance Obligations.

(h)Seller shall use commercially reasonable efforts to provide assistance to Buyer in connection with Buyer’s preparation and filing with FERC of a rate schedule for the provision of Reactive Service from the Facility.  To the extent available, Seller shall provide Buyer and its Representatives with the information and documentation listed on Section 5.08(h) of the Buyer Disclosure Schedule as soon as practicable (and in any event no later than thirty (30) days) following the date of this Agreement.

SECTION 5.09Amended and Restated Shared Facilities Agreement.  At the Closing, Buyer and Seller shall enter into an Amended and Restated Shared Facilities Agreement reflecting the terms and conditions set forth in Exhibit G hereto and otherwise reasonably acceptable to Buyer and Seller (the “Amended and Restated Shared Facilities Agreement”), in order to effect the sharing of services and facilities and allocation of certain tax obligations under the PILOT Agreement between the Facility and Seller’s “Wildcat Point” facility following the Closing.  Buyer and Seller shall work in good faith to finalize the Amended and Restated Shared Facilities Agreement prior to Closing.

SECTION 5.10Post-Closing Cooperation.

(a)After Closing, upon prior reasonable written request, each Party shall use commercially reasonable efforts to cooperate with each other in furnishing records, information, oral or written testimony, oral or written attestations and certifications, and other assistance (including making available to each other officers, directors, employees and agents for fact finding, consultation and interviews as witnesses to the extent any such Person may reasonably be required) in connection with transition matters and any inquiries or proceedings involving the Facility, but excluding any proceedings arising from disputes among the Parties. Each such requesting Party shall reimburse such cooperating Party for any reasonable out-of-pocket expenses paid or incurred by such cooperating Party as a result of any such requested cooperation.

(b)After the Closing Date, if a Party or its Affiliates receive mail, packages, and other communications (including electronic communications) properly belonging to the other (or the other’s Affiliates), the receiving Party shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages, or other communications (or, in case the same relate to both the ownership or operation of the Acquired Assets or the Facility or the Assumed Liabilities and Seller’s other businesses, copies thereof) to the other Party.  The provisions of this Section 5.10(b) are not intended to, and shall not be deemed to, constitute an authorization by either Seller, on one hand, or Buyer, on the other hand, to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of the other for service of process purposes.  In the event that, on or after the Closing Date, a Party or any of its Affiliates receives any payments or other funds belonging to the other Party, then such Party shall, or shall cause its Affiliates receiving such funds to, receive such funds in trust for such other Party and promptly forward such funds to such other Party, without offset for any liability.

(c)Following the Closing, the Parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents, certificates, instruments, agreements and other papers, as may be reasonably required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement, or confirm, record or evidence the authorization, execution, delivery or performance of this Agreement or consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, to the extent that, from time to time after the Closing, (a) Seller or its Affiliates and/or Buyer or its Affiliates identify assets that constitute Acquired Assets or otherwise are owned by Buyer but that are in the possession of Seller or its Affiliates (including any payments from customers of Buyer that are improperly sent to Seller or its Affiliates after the Closing), Seller will use commercially reasonable efforts to locate such items and take such action as is necessary to put Buyer or one of its Affiliates in actual possession thereof and (b) Seller or its Affiliates and/or Buyer or its Affiliates identify assets that constitute Excluded Assets or otherwise are owned by Seller but that are in the possession of Buyer or its Affiliates (including any payments from customers of Seller that are improperly sent to Buyer or its Affiliates after the Closing), Buyer will use commercially reasonable efforts to locate such items and take such action as is necessary to put Seller or one of its Affiliates in actual possession thereof.

SECTION 5.11 Proration of Charges.

(a)Except as otherwise provided in this Agreement, all installments of special assessments or other charges on or with respect to the Acquired Assets payable by Seller for any period in which the Closing Date shall occur, including base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, cost of fuel and amounts secured by any materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens, shall be apportioned as of the Closing, and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charge or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 00:00:01 (Eastern Prevailing Time) on the Closing Date. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the Closing Date.

(b)All refunds, reimbursements, installments of base rent, additional rent, license fees or other use related revenue receivable by any party to the extent attributable to the operation of the Facility for any period in which the Closing shall occur shall be prorated so that Seller shall be entitled to that portion of any such installment applicable to the period up to but not including the Closing Date and Buyer shall be entitled to that portion of any such installment applicable to any period including and from and after the Closing Date, and if Buyer or Seller, as the case may be, shall receive any such payments after the Closing Date, they shall promptly remit to such other parties their share of the payments.

(c)The prorations pursuant to this Section 5.11 may be calculated after the Closing Date, as each item to be prorated (including any such obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due, provided that, in any event, any such proration shall be calculated not later than thirty (30) days after the party requesting proration of any item obtains the information required to calculate such proration of such item.

SECTION 5.12Risk of Loss

. Except as otherwise provided in this Section 5.12, prior to the Closing, all risk of loss or damage to the Acquired Assets or the Facility shall, as between Buyer and Seller, be borne by Seller until the Closing; provided, that Seller shall have no obligation to restore, repair or replace the Acquired Assets or the Facility in connection with a fire or other casualty (each such event, an “Event of Loss”), or a taking by a Governmental

Entity by exercise of the power of eminent domain (each, a “Taking”).  If prior to the Closing the Acquired Assets or the Facility are subject to an Event of Loss or a Taking, then the following provisions of this Section 5.12 shall apply:

(a)There shall be no effect on the transactions contemplated hereby following the occurrence of (i) any one or more Events of Loss, if the aggregate costs, net of and after giving effect to any insurance proceeds committed by Seller to remedy any such Event of Loss to the extent transferred to Buyer free and clear of any Liens in immediately available funds, to restore, repair or replace the Acquired Assets or Facility subject to such Event of Loss to a condition reasonably comparable to their prior condition, plus the amount of any lost profits reasonably expected to accrue after Closing as a result of such Event of Loss, such amount pursuant to this clause (i) to be determined by an independent Third Party appraiser mutually selected by the Parties (collectively, “Restoration Costs”) and/or (ii) any one or more Takings, if the value, net of and after giving effect to any available condemnation award and any tax benefits related thereto to the extent transferred to Buyer free and clear of any Liens in immediately available funds, of the property subject to such Taking plus the amount of any lost profits reasonably expected to accrue after Closing as a result of such Taking, such amount pursuant to this clause (ii) to be determined by an independent Third Party appraiser mutually selected by the Parties (collectively, the “Condemnation Value”), is, in the aggregate, less than or equal to one percent (1%) of the Base Purchase Price.

(b)In the event that the aggregate Restoration Costs and Condemnation Value with respect to one or more Events of Loss and/or Takings equals an amount in excess of one percent (1%) of the Base Purchase Price, then Buyer shall have the right to terminate this Agreement.

SECTION 5.13Exclusivity

.  From the date hereof until the earlier of the Closing or the termination of this Agreement, Seller shall not, and shall cause each of its Affiliates not to, and shall use reasonable best efforts to cause its and its Affiliates’ respective Representatives not to, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer and its Affiliates and Representatives), concerning any sale of the Acquired Assets or the Facility or similar transactions involving any Acquired Assets or the Facility, or enter into any agreement with respect thereto.

SECTION 5.14Update of Disclosure Schedules; Election Not to Close.

(a)Seller has the continuing right (i) to supplement, modify or amend, from the date of this Agreement through the date that is no more than the later of five (5) Business Days prior to Closing or the Business Day following such event, the information required to be set forth on the Seller Disclosure Schedules as to representations made by Seller with respect to any matter hereafter arising which, if existing upon execution of the Agreement, would have been required to have been set forth on the Seller Disclosure Schedules, and (ii) if necessary or appropriate to correct any inaccuracy in a representation made by Seller, to add a schedule to the Seller Disclosure Schedules with a corresponding reference in this Agreement (such information and additional schedules collectively, the “Updating Information”).

(b)Upon receipt of Updating Information from Seller, Buyer may terminate this Agreement within fifteen (15) days thereof in accordance with Section 8.05(e).  Seller acknowledges and agrees that Buyer may terminate this Agreement within such 15-day period in its sole discretion pursuant to Section 8.05(e).  If Buyer does not terminate this Agreement within such 15-day period, (i) any incorrectness or breach caused by the Updating Information shall be deemed cured and Buyer shall not be entitled to any claim for indemnification for such incorrectness or breach, (ii) the relevant Seller Disclosure Schedules shall be deemed to be supplemented, modified or amended by such Updating Information as of the execution of this Agreement for all purposes of this Agreement, and (iii) any applicable representations and warranties to which such Updating Information refers shall be deemed qualified as of the execution of this Agreement by such Updating Information.

ARTICLE 6

Conditions to Closing

SECTION 6.01Conditions to Each Party’s Obligations.  The obligation of Buyer and Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer and Seller) as of the Closing of each of the following conditions:

(a)All of the Required Consents shall have been made, given or obtained, as applicable, and shall be in full force and effect (other than as described in Section 6.01(b) and (d).

(b)Early termination shall have been granted or the applicable waiting period shall have expired under the HSR Act with respect to the transactions contemplated by this Agreement.

(c)FERC Approval shall have been granted.

(d)No Order or Law preventing, prohibiting or making illegal the Closing shall be in effect.

(e)Seller and Buyer each shall have agreed on the form and substance of the Amended and Restated Shared Facilities Agreement pursuant to Section 5.09.

SECTION 6.02Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) as of the Closing of each of the following additional conditions:

(a)Seller shall have duly performed, satisfied and complied with, in all material respects, each of the covenants, agreements and obligations set forth in this Agreement required to be performed, satisfied or complied with by it at or prior to the Closing.

(b)(i) The representations and warranties of Seller (other than the representations and warranties set forth in the Specified Representations made by Seller), as such representations or warranties are modified by any Updating Information, shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (without regard to any qualifier therein as to materiality, Seller Material Adverse Effect or Company Material Adverse Effect), except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Seller Material Adverse Effect or a Company Material Adverse Effect; and (ii) the Specified Representations made by Seller, as such representations or warranties are modified by any Updating Information,  shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date in all respects (without regard to any qualifier therein as to materiality, Seller Material Adverse Effect or Company Material Adverse Effect), except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be so true and correct as of such earlier date) and except for such breaches that are de minimis.

(c)Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, duly executed on behalf of Seller by an authorized executive officer thereof, certifying that the conditions specified in Sections 6.02(a), Section 6.02(b) and Section 6.02(d) have been fulfilled.

(d)Since the date of this Agreement, there has not occurred a Seller Material Adverse Effect or Company Material Adverse Effect.

(e)Buyer shall have obtained such amount of additional debt financing as it reasonably deems necessary to consummate the transactions contemplated hereby, on terms and conditions reasonably satisfactory to Buyer.

(f)FERC Waiver shall have been issued.

SECTION 6.03Conditions to Obligation of Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller) as of the Closing of each of the following additional conditions:

(a)Buyer shall have duly performed and satisfied or complied with, in all material respects, each of the covenants, agreements and obligations set forth in this Agreement required to be performed, satisfied or complied with by it at or prior to the Closing.

(b)(i) The representations and warranties of Buyer, (other than the representations and warranties set forth in the Specified Representations made by Buyer) shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (without regard to any qualifier therein as to materiality), except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement; and (ii) the Specified Representations made by Buyer shall be true and correct as of the date hereof and as of the

Closing Date as though made on the Closing Date in all respects (without regard to any qualifier therein as to materiality), except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be so true and correct as of such earlier date) and except for such breaches that are de minimis.

(c)Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, duly executed on behalf of Buyer by an authorized individual thereof, certifying that the conditions specified in Sections 6.03(a) and 6.03(b) hereto have been fulfilled.

ARTICLE 7

Survival and Release

SECTION 7.01Survival of Certain Representations and Warranties.  Other than (a) Sections 3.01 (Organization and Existence), 3.02 (Authorization), 3.09 (Ownership of Assets), 3.14 (Indebtedness of Seller), 3.16 (Brokers), 4.01 (Organization and Existence), 4.02 (Authorization) and 4.09 (Brokers) (collectively, the “Specified Representations”) which shall survive for a period of five (5) years after the Closing Date, (b) Section SECTION 3.11 (Taxes), which shall survive the Closing until the date that is ninety (90) days after the expiration of the applicable statute of limitations and (c) Sections 8.01(a)(iii), 8.01(a)(iv), 8.02(a)(iii) and 8.02(a)(iv), which shall survive the Closing indefinitely, all other representations, warranties, covenants and agreements of the Parties contained in this Agreement (other than covenants and agreements which by their terms are to be performed after Closing, which shall survive until the date that is ninety (90) days after the last date that a Party is required to take any action or refrain from taking any action in accordance therewith) shall survive for a period of twelve (12) months after the Closing Date and there shall be no liabilities or obligations with respect thereto from and after such date; provided, that any claim made or asserted by a Person within the applicable survival period shall continue to survive with respect to such claim until such claim is finally resolved and all obligations with respect thereto are fully satisfied.

SECTION 7.02“As Is” Sale; Release.

(a)EXCEPT FOR THOSE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 OF THIS AGREEMENT or the Seller Disclosure Schedule (as modified by the Updating Information), EXCEPT IN THE CASE OF FRAUD, (i) THE ACQUIRED ASSETS AND THE ASSUMED LIABILITIES ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND (ii) BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED ON, AND SELLER EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ACQUIRED ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ACQUIRED ASSETS AND THE ASSUMED LIABILITIES.  Buyer further acknowledges and agrees that any fuel oil conversion studies included in the Acquired Assets are incomplete and may not be relied upon.

(b)Except for the rights of each Party arising under this Agreement and the other agreements and instruments to be delivered in connection herewith, effective as of the Closing and without limiting the other Party’s responsibility and obligation arising under this Agreement, each Party hereby absolutely and unconditionally releases, and shall cause its Affiliates and its and their Related Persons to absolutely and unconditionally release, acquit and forever discharge the other Party, its Affiliates and its and their respective Related Persons from any and all costs, expenses, damages, debts, or any other obligations, Liabilities and claims whatsoever, whether known or unknown, both in law and in equity, in each case to the extent arising out of or resulting from the ownership and/or operation of the Acquired Assets or the Facility or the Assumed Liabilities, or the assets, business, operations, conduct, services, products and/or employees (including former employees) of any of the Facility (and any predecessors), whether related to any period of time before or after the Closing Date (all of the foregoing, collectively, the “Released Liabilities”); provided, that if Buyer makes a Claim against Seller involving actions or omissions of the Operator, then Seller shall retain all rights it has against such Operator.  Each Party shall not and shall cause its Affiliates and its and their Related Persons not to, make any claim against any of the other Party, its Affiliates or its and their respective Related Persons for any Released Liabilities.

SECTION 7.03Consequential Damages (a).  No Party shall be liable for punitive or exemplary damages, whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from the other Party’s sole, joint or concurrent negligence, strict liability or other fault for any matter relating to this Agreement and the transactions contemplated hereby; provided, however, that the foregoing shall not apply to Claims brought by any Third Party for which any Indemnifying Entity is obligated to indemnify an Indemnified Entity hereunder.

ARTICLE 8

Indemnification, Termination, Amendment and Waiver

SECTION 8.01Indemnification by Seller.

(a)From and after the Closing, subject to the other provisions of this Article 8, Seller shall indemnify Buyer, its Affiliates and its and their respective Related Persons (collectively, the “Indemnified Buyer Entities”) and defend and hold each of them harmless from and against, any and all Indemnifiable Losses suffered, paid or incurred by such Indemnified Buyer Entity to the extent arising out of or as a result of: (i)  any breach or inaccuracy of any of the representations and warranties made by Seller to Buyer in Article 3 or in any certificate delivered in connection with this Agreement, (ii) any breach or default of, or failure to comply with or perform, by Seller of any of the covenants or agreements of Seller contained in this Agreement, (iii) any Excluded Assets, and (iv) any Excluded Liabilities.

(b)Notwithstanding anything to the contrary contained in this Agreement, the Indemnified Buyer Entities shall be entitled to indemnification:

(i)only if the aggregate Indemnifiable Losses to all Indemnified Buyer Entities with respect to all such claims exceed one percent (1%) of the Base Purchase Price (the “Deductible”), whereupon (subject to the provisions of clauses (ii) and (iii) below) Seller shall be obligated to pay only such amounts that exceed the

Deductible; provided, that the Deductible shall not apply to Indemnifiable Losses suffered, paid or incurred by an Indemnified Buyer Entity arising out of or as a result of a breach or inaccuracy in or otherwise related to any of the Specified Representations made by Seller, the representations and warranties contained in Section 3.11 or claims pursuant to Section 8.01(a)(ii), Section 8.01(a)(iii) or Section 8.01(a)(iv);

(ii)only with respect to individual items (or series of related items) where the Indemnifiable Losses relating thereto are in excess of $50,000 (any items less than such threshold shall not be aggregated for the purposes of the immediately preceding clause (i)); provided that this Section 8.01(b)(ii) shall not apply to Indemnifiable Losses suffered, paid or incurred by an Indemnified Buyer Entity arising out of or as a result of any breach of or inaccuracy in any of the Specified Representations made by Seller, the representations and warranties contained in Section 3.11 or claims pursuant to Section 8.01(a)(ii), Section 8.01(a)(iii) or Section 8.01(a)(iv); and

(iii)only with respect to such claims made on or before the expiration, if any, of the survival period pursuant to Section 7.01 for the applicable representation, warranty, covenant or agreement.

(c)Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Indemnified Buyer Entities be entitled to aggregate indemnification in excess of ten percent (10%) of the Base Purchase Price (the “Cap”); provided, that the Cap shall not apply to Indemnifiable Losses suffered, paid or incurred by an Indemnified Buyer Entity arising out of or as a result of any breach of or inaccuracy in any of the Specified Representations made by Seller, the representations and warranties contained in Section 3.11 or claims pursuant to Sections 8.01(a)(ii), (iii) or (iv).

(d)This Section is subject to the limitations set forth in Section 7.03.

(e)Notwithstanding anything to the contrary in this Agreement, for purposes of this Section 8.01 or Section 8.02, the determination of any breach or inaccuracy or the amount of any Indemnifiable Losses arising therefrom shall be made without regard to any qualification or exception contained in any of the representations, warranties, covenants or agreements relating to materiality, Seller Material Adverse Effect, Company Material Adverse Effect or any similar qualification or standard applicable thereto.

SECTION 8.02Indemnification by Buyer.

(a)From and after the Closing Date, subject to the other provisions of this Article 8, Buyer agrees to indemnify Seller and its officers, directors, employees and Affiliates (collectively, the “Indemnified Seller Entities”) and to defend and hold each of them harmless from and against, any and all Indemnifiable Losses suffered, paid or incurred by any such Indemnified Seller Entity to the extent arising out of or resulting from (i) any breach or inaccuracy of any of the representations and warranties made by Buyer in Article 4 or in any certificate delivered in connection with this Agreement, (ii) any breach by Buyer of any of its covenants or agreements of Buyer contained in this Agreement, (iii) the Acquired Assets or (iv) the Assumed Liabilities, other than any Indemnifiable Loss relating to any matter for which an Indemnified Buyer Entity is entitled to indemnification under Section 8.01 (without giving effect to Section 7.01) or (v) the Acquired Assets, other than any Indemnifiable Loss relating to any matter for which an Indemnified Buyer Entity is entitled to indemnification under Section 8.01 (without giving effect to Section 7.01).

(b)Notwithstanding anything to the contrary contained in this Agreement, the Indemnified Seller Entities shall be entitled to:

(i)only if the aggregate Indemnifiable Losses to all Indemnified Seller Entities with respect to all such claims exceed the Deductible, whereupon (subject to the provisions of clauses (ii) and (iii) below) Buyer shall be obligated to pay only such amounts that exceed the Deductible; provided, that the Deductible shall not apply to Indemnifiable Losses suffered, paid or incurred by an Indemnified Seller Entity arising out of or as a result of a breach or inaccuracy in or otherwise related to any of the Specified Representations made by Buyer or claims pursuant to Sections 8.02(a)(ii), (iii) or (iv);

(ii)only with respect to individual items (or series of related items) where the Indemnifiable Losses relating thereto are in excess of $50,000 (any items less than such threshold shall not be aggregated for the purposes of the immediately preceding clause (i)); provided that this Section 8.02(b)(ii) shall not apply to Indemnifiable Losses suffered, paid or incurred by an Indemnified Seller Entity arising out of or as a result of any breach of or inaccuracy in any of the Specified Representations made by Buyer or any claims pursuant to Sections 8.02(a)(ii), (iii) or (iv); and

(iii)only with respect to such claims made on or before the expiration, if any, of the survival period pursuant to Section 7.01 for the applicable representation, warranty, covenant or agreement.

(c)Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Indemnified Seller Entities be entitled to aggregate indemnification in excess of the Cap; provided, that the Cap shall not apply to Indemnifiable Losses suffered, paid or incurred by an Indemnified Seller Entity arising out of or as a result of any breach of or inaccuracy in any of the Specified Representations made by Buyer or claims pursuant to Sections 8.02(a)(ii), (iii) or (iv).

(d)This Section is subject to the limitations set forth in Section 7.03.

SECTION 8.03Indemnification Procedures.

(a)If an Indemnified Buyer Entity or an Indemnified Seller Entity (each, an “Indemnified Entity”) reasonably believes that a Claim or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article 8 (whether or not the amount of Indemnifiable Losses relating thereto is then quantifiable), such Indemnified Entity shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the party from which indemnification is sought (the “Indemnifying Entity”) reasonably promptly after the discovery by the Indemnified Entity of the circumstances giving rise to such claim for indemnity.  Each Claim Notice shall, to the extent then known, describe the claim in reasonable detail. The failure of the Indemnified Entity to so notify the Indemnifying Entity shall not relieve the Indemnifying Entity of liability hereunder except (and then only) to the extent that the defense of such Claim is materially prejudiced by the failure to give such notice.

(b)Except as otherwise set forth herein, upon receipt by an Indemnifying Entity of a Claim Notice in respect of a Claim by a Person not a Party or affiliated with any Party (a “Third Party”), the Indemnifying Entity shall be entitled to: (i) assume and have sole control over the defense of such Claim at its sole cost and expense and with its own counsel (subject to the proviso to the last sentence of this Section 8.03(b)) if it gives written notice of its intention to do so to the Indemnified Entity within thirty (30) days of the receipt of such Claim Notice from the Indemnified Entity; provided, that in order for the Indemnifying Entity to assume the defense of such Claim brought by a Third Party, (A) the Indemnifying Entity must, in its notice assuming such defense, acknowledge that the Indemnifying Entity is obligated to indemnify the Indemnified Entity for any and all Indemnifiable Losses arising from or in connection with such Claim (subject to the limitations in clause (b) or (c) of Section 8.01 or Section 8.02, as applicable), and (B) the amount of indemnification available to the Indemnified Entity under this Article 8 (after taking into account such limitations) with respect to such Claim (net of the amount of any other pending claims against the Indemnifying Entity) must exceed 50% of the Indemnifiable Losses reasonably likely to arise from such Claim; and (ii) negotiate a settlement or compromise of such Claim; provided, that (I) (a) such settlement or compromise shall include a full, complete, irrevocable and unconditional waiver and release by the Third Party and its applicable Affiliates and their Related Persons of all Indemnified Entities for all Indemnifiable Losses with respect to such Claim (without any cost or liability of any nature whatsoever to such Indemnified Entities), (b) there shall be no finding or admission of any violation of Law or any violation of the rights of any Party, or (c) such settlement or compromise contemplates relief other than monetary damages that are paid in full by the Indemnifying Entity concurrently with the settlement or compromise, and (II) any such settlement or compromise shall be permitted hereunder only with the prior written consent of the Indemnified Entity, which shall not be unreasonably withheld, conditioned or delayed.

(c)If, within thirty (30) days of receipt from an Indemnified Entity of any Claim Notice with respect to a Claim brought by a Third Party (or as provided in clause (II) of the proviso to the last sentence of Section 8.03(b)), the Indemnifying Entity (i) advises such Indemnified Entity in writing that the Indemnifying Entity shall not elect to defend, settle or compromise such Claim or (ii) fails to make such an election in writing, such Indemnified Entity may, at its option, defend, settle or otherwise compromise or pay such Claim; provided, that any such settlement or compromise shall be permitted hereunder only with the prior written consent of the Indemnifying Entity, which consent shall not be unreasonably withheld, conditioned or delayed.  For the avoidance of doubt, unless and until the Indemnifying Entity makes an election in accordance with Section 8.03(b) to defend, settle or compromise such Claim, all of the Indemnified Entity’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such Claim shall be Indemnifiable Losses subject to indemnification hereunder to the extent provided herein and shall be borne by the Indemnifying Entity upon determination that the Indemnifying Party is liable with respect to such Claim.

(d)Each Party shall, upon reasonable advance notice and during normal business hours, make available to the defending Party without expense (other than reimbursement of reasonable out of pocket expenses) all information reasonably available to such Party to the extent relating to such Claim and reasonably required for the defense of such Claim, except as may be prohibited by applicable Law, and subject to applicable privilege.  In addition, the Parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Claim.  The Party in charge of the defense shall keep the other Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  If the Indemnifying Entity elects to defend any such Claim, then the Indemnified Entity shall be entitled to participate in such defense with counsel reasonably acceptable to the Indemnifying Entity, at such Indemnified Entity’s sole cost and expense.  In the event the Indemnifying Entity assumes the defense of (or otherwise elects to negotiate or settle or compromise) any Claim as described above, then the Indemnified Entity shall be entitled to participate in (but not control) such defense and investigation with counsel reasonably acceptable to the Indemnifying Entity at such Indemnified Entity’s sole cost and expense; provided that, notwithstanding anything herein to the contrary, the Indemnifying Entity shall bear the reasonable fees, costs and expenses of separate counsel of the Indemnified Entity (and shall pay such fees, costs and expenses at least monthly) if (x) the Indemnified Entity shall have reasonably concluded that (I) there may be a conflict of interest (including one or more legal defenses or counterclaims available to it which are different from or in addition to those available to the Indemnifying Entity) that would make it inappropriate, in the reasonable judgment of the Indemnified Entity, for the same counsel to represent both the Indemnified Entity and the Indemnifying Entity, or (II) such Claim seeks nonmonetary relief which, if granted, could materially and adversely affect the Indemnified Entity or its Affiliates (and in such case of this clause (II) the Indemnified Entity may elect to assume such defense), (y) the Indemnifying Entity shall not have (I) employed counsel reasonably satisfactory to such Indemnified Entity within a reasonable time after such Claim Notice is received by the Indemnifying Entity and (II) continued to diligently conduct the defense of such Claim (and in such case of clauses (y)(I) and (y)(II), the Indemnified Entity may, at its option, defend, settle or otherwise compromise or pay such Claim) or (z) the Indemnifying Entity did not, in its notice assuming such defense, acknowledge its responsibility to the Indemnified Entity for any and all Indemnifiable Losses arising out of, resulting from or based upon such Claim.

SECTION 8.04Indemnification Generally and Limitations.

(a)Each Indemnified Entity shall use commercially reasonable efforts (which shall not include the initiation of any litigation proceedings) at the Indemnifying Entity’s sole expenses in connection with any Claim for indemnification under this Article 8 to obtain any insurance proceeds available to such Indemnified Entity with regard to the applicable Claims and to recover any amounts to which it may be entitled in respect of the applicable Claims pursuant to contractual or other indemnification rights that it may have against Third Parties; provided that no Indemnified Entity shall be required to maintain any insurance.  The amount which the Indemnifying Entity is or may be required to pay to any Indemnified Entity pursuant to this Article 8 shall be reduced by any insurance proceeds or other amounts actually received by or on behalf of such Indemnified Entity related to the related Indemnifiable Losses (net of deductibles, coinsurance, costs or recovery or other expenses incurred in obtaining such proceeds, payments or reimbursements, and reasonably expected increases in premiums as a result of such recovery, and net of any prior reimbursements to the Indemnifying Entity pursuant to this Section 8.04).  If an Indemnified Entity shall have received the payment required by this Agreement from the Indemnifying Entity in respect of Indemnifiable Losses and shall subsequently actually received insurance proceeds or other amounts described by this paragraph in respect of such Indemnifiable Losses, then such Indemnified Entity shall promptly repay to the Indemnifying Entity a sum equal to the amount of such insurance proceeds or other such amounts actually received, not to exceed the amount of Indemnifiable Losses actually paid by the Indemnifying Entity, but only to the extent that after taking into account such amounts (net of deductibles, coinsurance, costs of recovery or other expenses incurred in obtaining such proceeds, payments or reimbursements, and net of any prior reimbursements to the Indemnifying Entity pursuant to this Section 8.04); provided, however, that any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes to the maximum extent permitted by law.

(b)In addition to the requirements of Section 8.04(a), each Indemnified Entity shall be obligated in connection with any claim for indemnification under this Article 8 to use commercially reasonable efforts to mitigate Indemnifiable Losses upon and after becoming aware of any event which could reasonably be expected to give rise to such Indemnifiable Losses.

(c)The indemnification provided in this Article 8 shall be the exclusive post-Closing remedy available to any Party hereto with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement, other than (i) claims by a Party under Section 9.07 for specific performance and (ii) with respect to fraud by any Person.

(d)Except in the case of fraud, (i) no Representative or Affiliate of Seller (or any of their respective Related Persons) shall have any Liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Seller in this Agreement, and (ii) no Representative or Affiliate of Buyer (or any of their respective Related Persons) shall have any Liability to Seller or any other Person (whether in contract or in tort, in law or equity, or based upon any theory that seeks to impose liability of an entity against its owners or Affiliates) as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement or any other obligations or liabilities arising under or in connection with this Agreement.

(e)This Article 8 is subject to the limitations set forth in Section 7.03.

(f)Notwithstanding the foregoing, no Indemnified Entity shall be entitled to any indemnification hereunder in respect of any Indemnifiable Loss to the extent caused by the gross negligence, willful misconduct or failure to perform obligations under this Agreement of such Indemnified Entity or any Related Person.

(g)No Party shall be liable for any Indemnifiable Losses resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if the Party seeking indemnification for such Indemnifiable Losses had Knowledge (or, with respect to Buyer, the general manager or the operations and maintenance manager of the Facility had actual knowledge) of such inaccuracy or breach as of the date hereof.

(h)To the extent that a Tax Benefit actually is realized by an Indemnified Entity due to Indemnifiable Losses for which such Indemnified Entity has received a payment pursuant to Section 8.01 or Section 8.02, as applicable, the Indemnified Entity shall reimburse the Indemnifying Entity the amount of such Tax Benefit within a reasonable time after the Tax Return reflecting such Tax Benefit is filed with the applicable Taxing Authority.  For purposes of this Section 8.04(h), a “Tax Benefit” means the net amount by which the Tax liability of the Indemnified Entity actually is reduced by a deduction, reduction of income or entitlement to a refund or credit, in each case taking into account any Tax effect (including any reduction in tax basis) resulting from the receipt of such indemnity payment hereunder.

SECTION 8.05Termination.   This Agreement may be terminated at any time prior to the Closing:

(a)by mutual written agreement of Buyer and Seller;

(b)by either Buyer, on the one hand, or Seller, on the other hand, if the Closing shall not have occurred on or prior to the six (6) month anniversary of the date of this Agreement (the “Outside Date”); provided, that in the event that any of the Required Consents set forth on Section 8.05(b) of the Buyer Disclosure Schedule or the Seller Disclosure Schedule, respectively, shall not have been made, given or obtained, as applicable, or the conditions set forth in Sections 6.01(b) or (c) shall not have been satisfied, in each case as of or prior to such six (6) month anniversary, then the “Outside Date” shall be the earlier of (i) the third (3rd) Business Day following the receipt of such Required Consent or the satisfaction of such condition and (ii) the nine (9) month anniversary of the date of this Agreement; and provided further, that the right to terminate this Agreement under this Section 8.05(b) shall not be available to any Party if the failure of any such Party’s representation or warranty to be true and correct or failure to perform or comply with any such Party’s covenant, agreement or obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before the Outside Date;

(c)by either Buyer, on the one hand, or Seller, on the other hand, by giving written notice to the other Party if any Governmental Entity shall have issued an Order or taken any other action, or any Law shall be in effect, permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such Order or other action or Law shall have become final and unappealable;

(d)by either Buyer, on the one hand, or Seller, on the other hand, by giving written notice to the other Party if there has been a breach (which term shall, with respect to any representation or warranty, include any inaccuracy) by such other Party of any representation, warranty or covenant contained in this Agreement and, assuming Closing were to occur on the day on which such written notice is provided pursuant to this Section 8.05(d), such breach, individually or in the aggregate, would result in the failure to satisfy one or more of the conditions to Closing of the Party sending such notice (set forth in Section 6.01, Section 6.02 or Section 6.03, as applicable) and such breach, if of a character that is capable of being cured, is not cured by the breaching Party within thirty (30) days of its receipt of such written notice from the other Party, or any condition that would not be satisfied as a result of such breach is incapable of being satisfied by the Outside Date; provided, that (i) Buyer shall not be permitted to terminate this Agreement if Buyer is then in breach (which term shall, with respect to any representation or warranty, include any inaccuracy) of any of its representations, warranties, covenants or other agreements contained herein and such breach would result in the failure to satisfy one or more of the conditions to the Closing set forth in Section 6.01 or Section 6.02 and (ii) Seller shall not be permitted to terminate this Agreement if Seller is then in breach (which term shall, with respect to any representation or warranty, include any inaccuracy) of any of their representations, warranties, covenants or other agreements contained herein and such breach would result in the failure to satisfy one or more of the conditions to the Closing set forth in Section 6.01 or Section 6.03; or

(e)by Buyer pursuant to Section 5.12(d) or 5.14(b).

SECTION 8.06Effect of Termination.

(a)If this Agreement is terminated as permitted by Section 8.05, such termination shall be without liability of any Party to the other Party; provided, this Section 8.06(a) shall not relieve any Party of any liability for damages actually incurred or suffered by the other Party as a result of the willful breach of any provision of this Agreement or fraud by such Party arising prior to such termination.  Nothing in this Article 8 shall prohibit Seller from seeking specific performance pursuant to, and on the terms and conditions set forth in, Section 9.07.

(b)If this Agreement is terminated by either Party pursuant to Section 8.05, written notice thereof shall forthwith be given to the other Party in accordance with Section 9.01 and this Agreement and the transactions contemplated by this Agreement shall be terminated and become null and void (except as provided by this Section 8.06), without further action by any Party; provided, that the following provisions which shall survive such termination: Section 5.04 (Confidentiality; Publicity); Section 5.06 (Expenses); this Section 8.06 (Effect of Termination) and Article 9 (other than Section 9.07 (Specific Performance)).

ARTICLE 9

Miscellaneous

SECTION 9.01Notices.  All notices, requests and other communications hereunder shall be in writing (including e-mail) and shall be sent, delivered or mailed, addressed or e-mailed:

(a)if to Buyer, to:

Essential Power Rock Springs, LLC

9405 Arrowpoint Boulevard

Charlotte, NC 28273

Attention: John Ragan

Email: johnragan@cogentrix.com

and

with copies (which shall not constitute notice) to:

Cogentrix Energy Power Management, LLC

9405 Arrowpoint Boulevard

Charlotte, NC 28273

Attention: Jacob Pollack

Email: JacobPollack@Cogentrix.com

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention:  David Allinson

Email: David.Allinson@lw.com

(b)if to Seller, to:

Old Dominion Electric Cooperative

4201 Dominion Boulevard

Glen Allen, VA  23060

Attention: D. Richard Beam

Facsimile: (804) 747-3742

Email: rbeam@odec.com

with a copy to:

Orrick, Herrington & Sutcliffe LLP

1152 15th Street, NW

Washington, DC 20005

Attention: Kyle W. Drefke

Facsimile: (202) 339-8500

Email: kdrefke@orrick.com

Each such notice, request or other communication shall be given (i) by mail (postage prepaid, registered or certified mail, return receipt requested), (ii) by hand delivery, (iii) by nationally recognized courier service or (iv) by e-mail.  Each such notice, request or communication shall be effective (i) if mailed, three calendar days after mailing at the address specified in this section (or in accordance with the latest unrevoked written direction from such Party), (ii) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this section (or in accordance with the latest unrevoked written direction from the receiving Party) and (iii)  if by e-mail, upon delivery; provided, that notices received on a day that is not a Business Day or after the close of business on a Business Day will be deemed to be effective on the next Business Day.

SECTION 9.02Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision agreed by the Parties shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.  Notwithstanding anything to the contrary in this Agreement, the Parties hereto agree that that the remedies hereunder and limitations thereon (including under Article 8) shall be considered integral provisions of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a Party’s liabilities or obligations, or (in the case of Sections 8.01 to 8.04 reduces a Party’s rights, under this Agreement.

SECTION 9.03Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement.  Delivery of an executed signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.04Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of Buyer and Seller.  Each Party may, by an instrument in writing signed on behalf of such Party, waive compliance by any other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or in equity.

SECTION 9.05Entire Agreement; No Third Party Beneficiaries.  This Agreement (together with the written agreements, Schedules and certificates referred to herein or delivered pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.  Except for (a) Representatives or Affiliates of Buyer and Seller, as applicable, who are intended third party beneficiaries of and entitled to enforce Section 7.02(b) and (b) Indemnified Buyer Entities and Indemnified Seller Entities, who are intended third party beneficiaries of and shall be entitled to enforce (through Buyer, in the case of Indemnified Buyer Entities, and Seller, in the case of Indemnified Seller Entities) Sections 8.01 to 8.04, this Agreement is for the sole benefit of the Parties and their permitted assigns and is not intended to confer upon any other Person any rights or remedies hereunder.

SECTION 9.06Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the laws of the State of Delaware, exclusive of real property matters, which shall be governed by the laws of the jurisdiction where the real property is located.

SECTION 9.07Specific Performance.  The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms and that any remedy at law for any breach of the provisions of this Agreement would be inadequate.  Accordingly, the Parties acknowledge and agree that, subject to the last sentence of this Section 9.07, each Party hereto shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof pursuant to Section 9.08, this being in addition to any other remedy to which they are entitled at law or in equity.  Notwithstanding anything to the contrary in this Agreement (including Section 8.06), it is explicitly agreed that Seller shall not be entitled to specific performance of Buyer’s obligations to consummate the transactions as contemplated herein unless (i) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied in full (other than those conditions which by their nature are to be satisfied by deliveries made at the Closing, but which conditions, at the time that Seller seeks specific performance pursuant to this sentence, would be satisfied if the Closing were to occur at such time), (ii) Buyer fails to complete the Closing on the date the Closing should have occurred pursuant to Section 2.02(d) and (iii) Seller has, in writing, (A) irrevocably waived any unsatisfied conditions in Section 6.03 and (B) confirmed that the Closing will occur if specific performance is granted.

SECTION 9.08Consent to Jurisdiction; Waiver of Jury Trial.  Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any Claim arising out of this Agreement or any transaction contemplated hereby. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chancery Court of the State of Delaware or any state appellate court therefrom, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (including any Claim, cross-claim or claim by a third party of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Source Parties in any WAY relating to this Agreement or any of the transactions contemplated hereby or thereby.

SECTION 9.09Assignment.  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by either Party without the prior written consent of each of Buyer and Seller; provided, that Buyer may, without consent: (a) transfer its rights and obligations under this Agreement to an Affiliate or to any future purchaser of Buyer or the Acquired Assets, so long as any such transferor and transferee execute and deliver to Seller an assumption agreement for the benefit of Seller pursuant to which (i) the transferor continues to be bound by obligations of a nature that otherwise survive termination of this Agreement, such as

Sections 5.03, 5.05, 5.08 and 5.10, and (ii) the transferee acknowledges and agrees that it is bound by the terms and conditions of this Agreement; or (b) collaterally assign any or all of its rights and interests hereunder or under any instrument executed or delivered in connection herewith to one or more financing sources of Buyer, so long as Buyer remains jointly and severally obligated to satisfy all of Buyer’s obligations under the terms of this Agreement.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.  Any attempted assignment in violation of the terms of this Section shall be null and void, ab initio.

SECTION 9.10Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11Schedules and Exhibits.  Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement. Any disclosure in the Seller Disclosure Schedule or Buyer Disclosure Schedule corresponding to and qualifying a specific numbered paragraph or section hereof shall be deemed to correspond to and qualify any other numbered paragraph or section relating to such Party only to the extent a cross-reference is expressly made to such other section or subsection or to the extent the relevance of such disclosure to such section or subsection is reasonably apparent from the face of such disclosure.  Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

OLD DOMINION ELECTRIC COOPERATIVE,
as Seller

By:	/s/ D. Richard Beam
Name:	D. Richard Beam
Title:	SVP of Power Supply

ESSENTIAL POWER ROCK SPRINGS, LLC,
as Buyer

By:	/s/ Jason Solimini
Name:	Jason Solimini
Title:	Vice President, Finance, Controller and Treasurer

[Signature Page to Asset Purchase Agreement]

Exhibit A

Defined Terms

As used in the Agreement, the following terms have the following meanings:

“Acquired Assets” has the meaning set forth in Section 2.01(a).

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 5.03(d).

“Amended and Restated Shared Facilities Agreement” has the meaning set forth in Section 5.09.

“Assignment of Transferred Intellectual Property Agreement” means the Assignment of Transferred Intellectual Property Agreement to be executed by Buyer and Seller at the Closing substantially in the form attached hereto as Exhibit C.

“Assumed Contracts” has the meaning set forth in Section 2.01(a)(vii).

“Assumed Liabilities” has the meaning set forth in Section 2.01(c).

“Base Purchase Price” has the meaning set forth in Section 2.02(b).

“Bill of Sale” means the Bill of Sale and Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit D, containing the assignment and assumption of the Acquired Assets  and Assumed Liabilities, other than the assignment of the Intellectual Property (which shall be assigned pursuant to the Assignment of Transferred Intellectual Property Agreement), Owned Real Property (which shall be transferred pursuant to the Deed) and Leases (which shall be terminated pursuant to one or more Lease Termination Agreements).

“Business Day” means any day other than a Saturday or Sunday or any day banks in the State of Delaware are authorized or required to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Disclosure Schedule” means the schedule attached hereto as Schedule A.

“Buyer’s Required Consents” means the consents specified in Section 4.03 of the Buyer Disclosure Schedule.

“Cap” has the meaning set forth in Section 8.01(c).

“Claim” means any written demand or claim, action, suit, litigation, mediation, Facility-specific inquiry by a Government Official, prosecution, charge, legal proceeding (whether at law or in equity), Facility-specific investigation, or arbitration, whether judicial, administrative or otherwise.

“Claim Notice” has the meaning set forth in Section 8.03(a).

“Closing” has the meaning set forth in Section 2.02(d).

“Closing Date” has the meaning set forth in Section 2.02(d).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Columbia Gas Contract” means the (a) Firm Transmission Service Agreement by and between Rock Springs Generation, LLC, predecessor-in-interest to Seller, and Columbia Gas Transmission Corporation, dated March 12, 2003, as amended by: Revision No. 1, dated March 12, 2003, Revision No. 2 dated April 28, 2011, Revision No. 3 dated February 13, 2013, Revision No. 4 dated September 12, 2014, and Revision No. 5 dated October 31, 2014; (b) No Notice Transmission Service Agreement by and between Columbia Gas Transmission, LLC and Seller dated April 25, 2011, as amended by: Revision No. 1 dated February 13, 2013, Revision No. 2 dated March 27, 2015, Revision No. 3 dated March 31, 2016, Revision No. 4, dated March 31, 2017, Revision No. 5, dated August 31, 2017; and (c) SIT Service Agreement by and between Columbia Gas Transmission, LLC and Seller, dated May 9, 2008.

“Company Material Adverse Effect” means any change, event, effect, circumstance, occurrence, state of facts, condition, development or other matter that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of the Acquired Assets, Assumed Liabilities and the Facility, taken as a whole, except for any such change, event, effect, circumstance, occurrence, state of facts, condition, development or other matter to the extent resulting from or arising out of (a) any changes generally affecting the industries in which the Facility operates (including the electric and natural gas generating, transmission or distribution industries), whether international, national, regional, state, provincial or local, (b)  changes in international, national, regional, state, provincial or local wholesale or retail markets for electric power, natural gas or fuel supply or transportation or related products and operations, (c) changes in general regulatory or political conditions, including any acts of war or terrorist activities, (d) changes in international, national, regional, state, provincial or local electric transmission or distribution systems generally, (e) changes in the markets for or costs of commodities or supplies, including fuel, generally, (f) effects of weather, meteorological events or other natural disasters or natural occurrences beyond the control of Seller, (g) any change of Law or regulatory policy after the date hereof, including any rate or tariff, and any application thereof, (h) changes or adverse conditions in the financial, banking or securities markets, including those relating to debt financing and, in each case, including any disruption thereof and any decline in the price of any security or any market index, (i) the announcement, execution or delivery of this Agreement, (j) any change in GAAP after the date hereof, or (k) strikes, work stoppages or other labor disputes; provided, that (i) the exceptions described in clauses (a), (b), (c), (d), (e) and (j) shall apply only if the changes described therein do not have a disproportionate effect on any Acquired Asset, Assumed Liability or the Facility relative to other assets, liabilities or Persons operating in the industries in which Seller operates the Facility, and (ii) the exception described in clause (i) shall not apply in connection with any provision of this Agreement addressing the execution, delivery, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby, or any condition with respect thereto.

“Condemnation Value” has the meaning set forth in Section 5.12(a).

“Consent” has the meaning set forth in Section 3.03.

“Contract” means any written or oral contract, subcontract, lease, sublease, license, arrangement, commitment, franchise, warranty, guaranty, letter of intent, letter of understanding, promise, evidence of indebtedness, mortgage, indenture, purchase order, bid, letter of credit, security agreement, undertaking or other similar instrument or agreement.

“Control” (including lower case uses, and correlative meanings including “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“CSAPR” means the United States Environmental Protection Agency’s Cross-State Air Pollution Rule, 40 C.F.R. §§ 51, 52, 72, and 97, as such rule is updated from time to time pursuant to subsequent rules, adjustments, opinions and guidance by Governmental Entities of competent jurisdiction.

“Current Assets” means, as of the Effective Time, the current assets related to the ownership or operation of the Facility, determined in accordance with GAAP, as of 11:59 P.M. (Eastern Prevailing Time) on the Closing Date.  For the avoidance of doubt, Current Assets shall not include any Acquired Assets.

“Current Liabilities” means, as of the Effective Time the current liabilities arising out of or incurred as a result of the ownership or operation of the Facility, determined in accordance with GAAP.  For the avoidance of doubt, Current Liabilities shall not include any Assumed Liabilities.

“Debt Financing” has the meaning set forth in Section 5.07.

“Deductible” has the meaning set forth in Section 8.01(b)(i).

“Deed” means, with respect to each parcel of Owned Real Property, the instrument of conveyance customary to the applicable jurisdiction to be executed by Seller at the Closing in order to convey to Buyer Seller’s interest in such parcel of Owned Real Property, free and clear of all Liens, other than Permitted Real Property Liens, substantially in the form attached hereto as Exhibit E.

“Dollars” or “$” means the lawful currency of the United States of America.

“Easement Real Property” has the meaning set forth in Section 3.15(b).

“Easements” means all easements, rights-of-way and rights of ingress or egress appurtenant to real property.

“Effective Time” has the meaning set forth in Section 2.02(d).

“Emission Allowance” means a limited authorization, right, instrument or permit to emit one (metric or short, as applicable) ton of sulfur dioxide, annual nitrogen oxide, seasonal nitrogen oxide or carbon dioxide emissions pursuant to Environmental Laws, including CSAPR, RGGI and Title IV of the Clean Air Act, and the associated state programs.

“Emission Allowance Account” means an account on the RGGI Allowance Tracking System, a General Account for compliance with United States Environmental Protection Agency emission programs including CSAPR or any other account in which Emission Allowances are held.

“Environmental Law” means any and all applicable Law relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, surface land, subsurface land, plant and animal life or any natural resource), (b) the protection of human health or the health and the public, (c) human or ecological exposure to Hazardous Materials, or (d) the Release of Hazardous Materials.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Securities” shall mean any and all shares, interests, participations, other equity interests of any kind or other equivalents (however designated) of capital stock of a corporation and any and all ownership or equity interests of any kind in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests, phantom stock, stock appreciation rights and beneficial interests, and any and all warrants, options, rights to vote or purchase or any other rights or securities convertible into, exercisable for or related to any of the foregoing.

“Event of Loss” has the meaning set forth in Section 5.12.

“Excluded Assets” has the meaning set forth in Section 2.01(b).

“Excluded Liabilities” has the meaning set forth in Section 2.01(d).

“Existing O&M Agreement” means that certain Amended and Restated Scheduling, Dispatch, Operating Practices, and Operation and Maintenance Agreement, dated as of March 31, 2009, by and between Essential Power Operating Company, LLC (f/k/a NAEA Operating Company, LLC), Seller and Buyer.

“Existing Shared Facilities Agreement” means that certain Third Amended, Restated and Renamed Rock Springs Ownership Agreement, dated as of April 19, 2013, by and between Seller and Buyer.

“Facility” has the meaning set forth in the Recitals.

“FERC” means the Federal Energy Regulatory Commission or any successor agency thereto.

“FERC Approval” means the issuance of a final order by FERC, not subject to rehearing or appeal, granting without material modification or condition all authorizations requested by Seller and Buyer under a joint application for authorization of the proposed transaction under Section 203 of the FPA.

“FERC Waiver” means a temporary waiver by FERC of (i) the capacity release rules set forth in 18 C.F.R. § 284.8 and related policies and requirements, and (ii) the applicable pipeline tariff requirements, to allow the assignment and release to Buyer of the applicable natural gas transportation agreements with Columbia Gas Transmission, LLC.

“Filing” has the meaning set forth in Section 3.03.

“Financial Statements” has the meaning set forth in Section 3.05(a).

“Financing Information” means all information with respect to business, operations, financial condition, projections and prospects of the Acquired Assets as may be reasonably requested by Buyer or its financing sources, including the Financial Statements; and such other information relating to the Acquired Assets as is reasonably requested in connection with Debt Financing.

“FPA” means the Federal Power Act, as amended, and the implementing regulations of FERC thereunder.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any U.S. or foreign, federal, national, supernational, state, provincial, local, municipal, county or other governmental authority, court, government or self regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch or other instrumentality of any of the foregoing, in each case, with jurisdiction over the matter in question, including any department, branch, council, officer, official, unit, securities exchange and any other governmental, quasi-governmental or nongovernmental body, including FERC, NERC and PJM.

“Government Official” means any official, officer, employee, representative or any Person acting in an official capacity for or on behalf of any Governmental Entity.

“Hazardous Materials” means (i) any petroleum or petroleum products or by-products, radioactive materials or wastes, asbestos in any form, asbestos-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls, radon gas or silica or (ii) any other pollutant, chemical, material, substance, contaminant or waste to the extent prohibited, limited or regulated by or pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976

“Improvements” means all buildings, structures, improvements, facilities, fixtures, furnishings, furniture, offices, building systems and equipment, and all components thereof, in each case, to which Seller has any right, title or interest.

“Indebtedness” means, with respect to any Person, the aggregate amount (including the current portions thereof) of all (a) liabilities (i) for money borrowed from others, (ii) evidenced by bonds, notes debentures or other similar instruments, (iii) purchase money obligations, other than to the extent arising in the ordinary course of business and not secured by a Lien on the Acquired Assets, (iv) for capitalized lease obligations required to be recorded as such under GAAP or historically recorded as indebtedness, (v) for obligations to pay deferred purchase price of assets, services or securities, except trade accounts payable and other current liabilities arising in the ordinary course of business and not secured by a Lien on the Acquired Assets, (vi) for reimbursement obligations for letters of credit or similar instruments that have been drawn, or arising out of banker’s acceptances, surety bonds, performance bonds or similar credit transactions, (vii) for obligations under any swap, derivative, currency, rate cap, collar or interest rate Contract, and (viii) for obligations arising under any conditional sale, consignment, title retention or similar arrangements or agreements (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of the subject property), in each case of such Person, (b) indebtedness of the type described in subsection (a) above guaranteed, directly or indirectly (including through the incurrence of a Lien), in any manner by such Person or for which such Person may be liable, but excluding endorsements of checks and other instruments in the ordinary course of business (in respect of the Excluded Liabilities, solely to the extent such checks or instruments are not reflected as Current Assets), (c) interest expense accrued but unpaid on or relating to any of such indebtedness, and (d) prepayment and redemption penalties and premiums, breakage costs, late charges, penalties, collection fees and other monetary obligations relating to any of such indebtedness.

“Indemnifiable Losses” means any and all claims, injuries, lawsuits, Liabilities, losses, damages, Taxes, Orders, Liens, fines, penalties, costs and expenses, including the reasonable fees and disbursements of counsel (including fees of attorneys and paralegals, whether at the pre-trial, trial, or appellate level, or in arbitration) and all amounts reasonably paid in investigation, defense, or settlement of any of the foregoing, whether or not involving a Claim by a Third Party and whether incurred before, at or after the Closing.

“Indemnified Buyer Entities” has the meaning set forth in Section 8.01(a).

“Indemnified Entity” has the meaning set forth in Section 8.03(a).

“Indemnified Seller Entities” has the meaning set forth in Section 8.02(a).

“Indemnifying Entity” has the meaning set forth in Section 8.03(a).

“Intellectual Property” means all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, service mark rights, trade secrets,

applications to register, and registrations for, the foregoing trademarks, service marks, know- how and other proprietary rights and information.

“Inventories” means (a) any fuel inventories, materials, consumable supplies, chemical and gas inventories or similar raw materials located at the Facility, in transit to the Facility or stored offsite for use at the Facility, and (b) all inventories, parts, materials and supplies, including spare parts, that are for use at or in connection with the Facility, in each case, in which Seller has any right, title or interest.

“Knowledge” means, (a) in the case of Seller, the actual knowledge, after reasonable inquiry, of the individuals listed in Section 1.01-2 of the Seller Disclosure Schedule, and (b) in the case of Buyer, the actual knowledge, after reasonable inquiry, of the individuals listed in Section 1.01-2 of the Buyer Disclosure Schedule.

“Law” means, with respect to any Person, any domestic or foreign, federal, state, provincial or local statute, law (including common law), ordinance, rule, administrative interpretation, regulation, Permit, Order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity directly applicable to such Person or any of its respective properties or assets, as amended from time to time.

“Lease” has the meaning set forth in Section 3.15(c).

“Lease Termination Agreement” means the Lease Termination Agreements to be executed by Seller at the Closing substantially in the form attached hereto as Exhibit F.

“Leased Real Property” has the meaning set forth in Section 3.15(c).

“Liability” means any debt (including any Indebtedness), liability or obligation, whether known or unknown, direct or indirect, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Lien” means any mortgage, pledge, assessment, security interest, lien, adverse claim, levy, encroachment, right of first option, title defect, tenancy (and other possessory interest), easement, right of way, covenant, conditional sale or other title retention agreement, or other similar encumbrance or restriction.

“Marketing Material” means each of the following: (a) customary bank books, information memoranda and other information packages regarding the business, operations, financial condition, projections and prospects of Acquired Assets and the Facility, including all information relating to the transactions contemplated hereunder, and (b) all other marketing material reasonably requested by Buyer or its financing sources in connection with the syndication or other marketing of the Debt Financing.

“Material Contracts” has the meaning set forth in Section 3.08(a).

“NERC” means the North American Electric Reliability Corporation or any successor thereto, and any regional entity thereof, including ReliabilityFirst Corporation.

“NERC Reliability Standards” means those reliability standards developed and enforced by NERC, subject to FERC approval.

“Operator” means the “Operator” as defined in the Existing O&M Agreement, or the “CT Plant Operator” as defined in the Existing Shared Facilities Agreement.

“Option Capital Spares” has the meaning set forth in Section 2.02(c).

“Option Capital Spares Notice” has the meaning set forth in Section 2.02(c).

“Order” shall mean any settlement, stipulation, order, writ, judgment, injunction, decree, ruling, determination or award of any Governmental Entity or arbitrator.

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, operating agreement or such other organizational documents of such Person.

“Outside Date” has the meaning set forth in Section 8.05(b).

“Owned Real Property” means the real property relating to the Acquired Assets or the Facility in which Seller has fee title interest listed on Section 3.15(a)(i) of the Seller Disclosure Schedule.

“Parties or Party” has the meaning set forth in the Preamble.

“Permits” means any permit, subdivision approval, variance, license, franchise, certificate, writ, exemption, order or other authorization by a Governmental Entity, or approval necessary to own, operate or use any of the Acquired Assets or the Facility as presently used and operated.

“Permitted Liens”  means

(a) with respect to any Real Property, (i) matters of record in the official public records of real property of the jurisdiction where the Real Property is located to the extent affecting the Real Property, (ii) the terms and conditions of the instruments by which the estate or interest of Seller was conveyed to Seller, including the rights of cotenants with respect to any undivided interest owned in the real property of which the Real Property is a part, (iii) the terms and conditions of the Assumed Contracts, the Existing Shared Facilities Agreement (prior to Closing), the Amended and Restated Shared Facilities Agreement (as of Closing), the Existing O&M Agreement, the PILOT Agreement and the Transferred Permits, (iv) matters that would be disclosed by true, correct and current surveys of each parcel of Real Property, or (v) such other imperfections of title, Easements, encumbrances, and restrictions, in each case, only to the extent either (A) with respect to clauses (i) through (v) above, the same do not individually or in the aggregate materially impair the value or transferability of, or materially interfere with the ability of Seller to conduct its businesses as currently conducted on, the Real Property or to utilize such properties for their intended purposes, or (B) with respect to clauses (ii), (iii) (other than with respect to Assumed Contracts), (iv) or (v) above, Buyer had Knowledge or Operator’s plant manager had knowledge of the existence of such matters;

(b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens arising in the ordinary course of business to the extent (i) relating to amounts not yet due and payable, or (ii) with respect to any Real Property, securing Assumed Liabilities;

(c) Liens for Taxes not yet due and payable;

(d) prior to the Closing, any Liens permitted under the Seller Indenture; and

(e) with respect to Real Property, zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity, in each case, to the extent such zoning, entitlement and other regulations are not violated by the current use and occupancy of such Real Property.

For the avoidance of doubt, “Permitted Liens” shall not include any Liens securing Indebtedness of Seller.

“Permitted Real Property Liens” means the Liens described in clauses (a), (b), (c), (d) and (e) of the definition of “Permitted Liens”.

“Person” means any individual, corporation, partnership, joint venture, trust, association, organization, Governmental Entity or other entity.

“PILOT Agreement” means that certain Agreement for Payment in Lieu of Taxes, dated as of April 2, 2002, by and among Seller (as successor by merger to Rock Springs Generation, LLC), Buyer (as successor in interest to Outwater Funding, Limited Partnership) and Cecil County, Maryland (formerly the Board of County Commissioners of Cecil County), as amended by that certain First Amendment, dated as of May 22, 2013.

“PJM” means PJM Interconnection, L.L.C., or any successor thereto.

“PJM Tariff” means PJM’s Open Access Transmission Tariff as accepted for filing by FERC.

“Post-Closing Access Agreement” means the Post-Closing Access Agreement to be executed by Buyer and Seller at the Closing substantially in the form attached hereto as Exhibit H.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes and includes any amounts payable under the PILOT Agreement.

“Purchase Price” has the meaning set forth in Section 2.02(b).

“Reactive Service” means the provision of reactive supply and voltage control from generation or other sources of service pursuant to the currently effective terms of Schedule 2 to the PJM Tariff.

“Reactive Service Tariff” means Seller’s tariff for the provision of Reactive Service accepted for filing by FERC in Docket No. ER05-682.

“Real Property” means the Owned Real Property, the Leased Real Property, the Easement Real Property and, with respect to each, all Improvements constituting real property located thereon or therein.

“Records” has the meaning set forth in Section 2.01(a)(ix).

“Related Person” means, with respect to a particular Person, such Person and any of its former, current and future Affiliates and beneficiaries, each of their respective former, current and future direct or indirect directors, officers, “principals,” general or limited partners, financing sources, employees, stockholders, other equityholders, members, managers, agents, successors, assignees, Affiliates, controlling Persons or agents.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, emanating or migrating of Hazardous Materials into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Released Liabilities” has the meaning set forth in Section 7.02(b).

“Representatives” means, as to any Person, such Person’s Affiliates and the officers, directors, managers, employees, counsel, accountants, financial advisers and consultants of such Person or its Affiliates.

“Required Consents” means, collectively, the Buyer’s Required Consents and the Seller’s Required Consents.

“Restoration Costs” has the meaning set forth in Section 5.12(a).

“Restricted Assets” has the meaning set forth in Section 5.08(d).

“RGGI” means the Regional Greenhouse Gas Initiative and all Environmental Laws implementing such initiative in the participating RGGI states.

“Rock Springs Switchyard” means the switchyard and related facilities and equipment interconnecting the Rock Springs Generation Facility to the PJM transmission grid.

“Schedules” means, collectively, the Buyer Disclosure Schedule and the Seller Disclosure Schedule, and each is referred to as a “Schedule.”

“Seller” has the meaning set forth in the Preamble.

“Seller Allowance Obligation” shall mean the quantity of Emission Allowances that Buyer will be required to surrender in connection with the Acquired Assets under CSAPR, RGGI and Title IV of the Clean Air Act to cover or account for the emissions of carbon dioxide, sulfur dioxide, nitrogen oxide and other air pollutant that took place at any point prior to the Closing Date but assuming such surrender would occur on the Closing Date.

“Seller Disclosure Schedule” means the schedule attached hereto as Schedule B.

“Seller Indenture” means that certain Second Amended and Restated Indenture of Mortgage and Deed of Trust, dated as of January 1, 2011, by and between Seller and Branch Banking and Trust Company, as trustee.

“Seller Material Adverse Effect” means any change, event, effect, circumstance, occurrence, state of facts, condition, development or other matter that, individually or in the aggregate, has had, or would reasonably be expected to have a material adverse effect on the ability of Seller to timely perform its obligations hereunder or consummate the transactions contemplated by this Agreement, except for any such change, event, effect, circumstance, occurrence, state of facts, condition, development or other matter arising from (a) a change, financial or otherwise, to the business, affairs or operation of the Buyer or any of its Affiliates or (b) any event or condition attributable to the execution or delivery of this Agreement or the announcement or pendency of the transactions contemplated hereby, or resulting from or relating to compliance with the terms hereof.

“Seller’s Required Consents” means the consents specified in Section 3.03 of the Seller Disclosure Schedule.

“Specified Representations” has the meaning set forth in Section 7.01.

“Straddle Period” means a taxable period that begins on or before and ends after the Closing Date.

“Taking” has the meaning set forth in Section 5.12.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, leased or owned vehicles and other items or tangible personal property (other than Inventories) of every kind to which Seller has any right, title or interest (wherever located and whether or not carried on Seller’s books) to the extent related to any Acquired Asset or the Facility, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities used for the receipt of fuel and water and the delivery of the electrical output of the Facility, and all other Improvements relating to the ownership, operation and maintenance of any Acquired Asset or the Facility.

“Tax” or “Taxes” means all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, goods and services, consumption, harmonized sales, franchise, margin, levies, imposts, capital, capital gains, bank shares, withholding, payroll, employer health, real property, personal property, customs duties, employment, excise, property, deed, stamp, alternative, net worth or add-on minimum, environmental or other taxes, assessments, duties, levies or similar governmental charges in the nature of a tax imposed by any Governmental Entity, whether disputed or not, together with any interest, penalties, fines, additions to tax or additional amounts with respect thereto.

“Tax Proceeding” has the meaning set forth in Section 5.03(b).

“Tax Returns” means any return, report or similar statement required to be filed with a Taxing Authority with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Third Party” has the meaning set forth in Section 8.03(a).

“Transaction Expenses” shall mean (a) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by Seller or its Affiliates in connection with the negotiation and execution of this Agreement and all other agreements and documents entered into in connection with the transactions contemplated by this Agreement, the performance of their obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (and any such amounts required to be paid to any Third Party, and any other Indemnifiable Losses incurred by Seller, in connection with obtaining or failing to obtain any Consent required to be obtained in connection with the consummation of the transactions contemplated hereby or thereby); and (b) all costs, fees and expenses associated with the Filings or Consents contemplated by Section 5.08(b) to be drafted and filed by Seller.

“Transfer Taxes” means all transfer, real property transfer or recordation, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, and conveyance Taxes and other similar Taxes, duties, fees or charges but for the avoidance of doubt shall exclude any Taxes of Seller that are imposed on income or gain, and any Taxes of Seller that are imposed on Buyer as a withholding agent or as a transferee (which Taxes are Excluded Liabilities).

“Transferred Allowances” has the meaning set forth in Section SECTION 3.12.

“Transferred Easements” has the meaning set forth in Section SECTION 3.15(b).

“Transferred Emission Liabilities” has the meaning set forth in Section 2.01(c)(vi).

“Transferred Permits” has the meaning set forth in Section 2.01(a)(viii).

“Updating Information” has the meaning set forth in Section 5.14(a).

Exhibit B

Foreign Investment in Real Property Tax Act (FIRPTA)

Non-Foreign Certification

Pursuant to Section 1445 of the Internal Revenue Code

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  For U.S. federal income tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform the transferee that withholding of tax is not required in connection with the transfer of certain assets by Old Dominion Electric Cooperative, a Virginia utility aggregation cooperative (“Transferor”), as contemplated by that certain Asset Purchase Agreement, dated as of [____], 2018, by and among Transferor and Essential Power Rock Springs, LLC, a Delaware limited liability company (“Purchaser”), the undersigned hereby certifies the following on behalf of Transferor:

1.

Transferor is not a foreign corporation, foreign limited liability company, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and U.S. Treasury Regulations);

2.	Transferor is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii);

3.	Transferor’s U.S. employer identification number is [];

4.	The address of Transferor is:

Old Dominion Electric Cooperative

4201 Dominion Boulevard

Glen Allen, VA  23060; and

5.	Transferor understands that this certification may be disclosed to the Internal Revenue Service by Purchaser and that any false statements made herein could be punished by fine, imprisonment, or both.

[signature page follows]

B-1

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

OLD DOMINION ELECTRIC COOPERATIVE

By:

Name:

Title:

Date:

[Signature Page to FIRPTA Certificate]

Exhibit C

ASSIGNMENT OF INTELLECTUAL PROPERTY AGREEMENT

This ASSIGNMENT OF INTELLECTUAL PROPERTY AGREEMENT (this “Agreement”) is made and delivered as of [●], 2018 (the “Effective Date”), by and between Old Dominion Electric Cooperative, a Virginia utility aggregation cooperative (“Seller”), and Essential Power Rock Springs, LLC, a Delaware limited liability company (“Buyer”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as hereinafter defined).  Buyer and Seller are collectively referred to herein as the “Parties”.

WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement, dated as of [●], 2018 (the “Purchase Agreement”), whereby Seller has agreed to, among other things, sell, transfer, assign, and convey to Buyer and Buyer has agreed to purchase and accept from Seller the Acquired Assets, other than the Excluded Assets, in accordance with the terms and conditions set forth in such Purchase Agreement; and

WHEREAS, pursuant to the terms of the Purchase Agreement, Seller desires to sell, assign, convey, transfer and deliver to Buyer, and Buyer desires to purchase and accept from Seller, as of the Effective Date, all right, title and interest of Seller in and to the Intellectual Property set forth or described in Section 2.01(a)(x) of the Seller Disclosure Schedule, and all other Intellectual Property owned or licensed by Seller that is primarily used by Seller in connection with or in support of the ownership or operation of the Facility, and the rights of Seller to the use of the name of the Facility, subject to the terms of the Purchase Agreement (collectively the “Seller Intellectual Property”).

NOW, THEREFORE, pursuant to the Purchase Agreement, and for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy, and legal sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1.

Assignment.  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as of the Effective Date and subject to and upon the terms and conditions contained in the Purchase Agreement, Seller hereby unconditionally grants, conveys, and assigns to Buyer, its successors and assigns, free and clear of any and all Liens (except Permitted Liens), all of Seller’s right, title and interest throughout the world to and under the Seller Intellectual Property, including all goodwill pertaining thereto.

2.

Assumption.  Buyer hereby accepts the Seller Intellectual Property, from and after the Effective Date.  Seller shall have no further rights in and to the Seller Intellectual Property from and after the Effective Date.

3.

Further Instruments. The Seller hereby covenants and agrees to cooperate with Buyer on or after the date hereof, upon request of Buyer, to take all commercially reasonable actions and to execute and deliver, or cause to be executed and delivered, all other documents and instruments reasonably necessary or appropriate to fully evidence, vest, perfect and confirm,

C-1

document, record and carry out the contribution, sale, assignment, transfer and delivery of the Seller Intellectual Property, as contemplated by the Purchase Agreement and this Agreement and Buyer’s ownership of all rights, title and interests therein.

4.

No Third Party Beneficiaries.  This Agreement is for the sole benefit of the Parties  and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any other Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder.

5.	Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the Parties hereto.
6.	Notices. All notices or other communications or deliveries provided for under this Agreement shall be given as provided in the Purchase Agreement.
7.	Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.
8.	Governing Law/Jurisdiction. This Agreement shall be interpreted, construed and governed in accordance with, and subject to the jurisdiction provided in, the Purchase Agreement.
9.

Counterparts.  This Agreement may be executed in two or more counterparts (including exchange of signature pages by telecopy, e-mail or other means of electronic transmission) each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

10.	Incorporation. All recitals and all exhibits are incorporated by reference as if fully set forth herein.
11.

No Conflict.  Nothing contained in this Agreement shall be deemed to modify, amend, or supersede any of the obligations or agreements of Seller, Buyer, or any other party contained in the Purchase Agreement.  The Purchase Agreement is the exclusive source of the agreement and understanding between Seller and Buyer respecting the sale of the Seller Intellectual Property.  In the event of a conflict or inconsistency between the terms and conditions of this Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall prevail.

[Signature Page Follows]

C-2

IN WITNESS WHEREOF, the Parties have executed this Assignment as of the date first written above.

SELLER:

OLD DOMINION ELECTRIC COOPERATIVE,
a Virginia utility aggregation cooperative

By:
Name:
Title:

BUYER:

ESSENTIAL POWER ROCK SPRINGS, LLC,
a Delaware limited liability company

By:
Name:
Title:

C-1

Exhibit D

BILL OF SALE

This BILL OF SALE (this “Agreement”) is made and delivered as of [●], 2018 (the “Effective Date”), by and between Old Dominion Electric Cooperative, a Virginia utility aggregation cooperative (“Seller”), and Essential Power Rock Springs, LLC, a Delaware limited liability company (“Buyer”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as hereinafter defined).  Buyer and Seller are collectively referred to herein as the “Parties”.

WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement, dated as of [●], 2018 (the “Purchase Agreement”), whereby Seller has agreed to, among other things, sell, transfer, assign, and convey to Buyer, and Buyer has agreed to purchase and accept, from Seller the Acquired Assets, other than the Excluded Assets, in accordance with the terms and conditions set forth in such Purchase Agreement.

NOW, THEREFORE, pursuant to the Purchase Agreement, and for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy, and legal sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1.

Assignment.  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as of the Effective Date and subject to and upon the terms and conditions contained in the Purchase Agreement, Seller hereby unconditionally grants, conveys, and assigns to Buyer, its successors and assigns, free and clear of any and all Liens (except Permitted Liens), all of Seller’s right, title and interest to the Acquired Assets and Assumed Liabilities (other than Intellectual Property, Owned Real Property, Leases and Transferred Easements) (the “Purchased Assets”).

2.

Assumption.  Buyer hereby accepts all right, title and interest to the Purchased Assets, and all risk of loss with respect thereto, from and after the Effective Date.  Seller shall have no further rights in and to the Purchase Assets from and after the Effective Date.

3.

Further Instruments. The Seller hereby covenants and agrees to cooperate with Buyer on or after the date hereof, upon request of Buyer, to take all commercially reasonable actions and to execute and deliver, or cause to be executed and delivered, all other documents and instruments reasonably necessary or appropriate to fully evidence, vest, perfect and confirm, document, record and carry out the contribution, sale, assignment, transfer and delivery of the Purchased Assets, as contemplated by the Purchase Agreement and this Agreement and Buyer’s ownership of all rights, title and interests therein.

4.

No Third Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any other Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder.

D-1

5.	Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the Parties hereto.
6.	Notices. All notices or other communications or deliveries provided for under this Agreement shall be given as provided in the Purchase Agreement.
7.	Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.
8.	Governing Law/Jurisdiction. This Agreement shall be interpreted, construed and governed in accordance with, and subject to the jurisdiction provided in, the Purchase Agreement.
9.

Counterparts.  This Agreement may be executed in two or more counterparts (including exchange of signature pages by telecopy, e-mail or other means of electronic transmission) each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

10.	Incorporation. All recitals and all exhibits are incorporated by reference as if fully set forth herein.
11.

No Conflict.  Nothing contained in this Agreement shall be deemed to modify, amend, or supersede any of the obligations or agreements of Seller, Buyer, or any other party contained in the Purchase Agreement.  The Purchase Agreement is the exclusive source of the agreement and understanding between Seller and Buyer respecting the sale of the Purchased Assets.  In the event of a conflict or inconsistency between the terms and conditions of this Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall prevail.

[Signature Page Follows]

D-2

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first written above.

SELLER:

OLD DOMINION ELECTRIC COOPERATIVE,
a Virginia utility aggregation cooperative

By:
Name:
Title:

BUYER:

ESSENTIAL POWER ROCK SPRINGS, LLC,
a Delaware limited liability corporation

By:
Name:
Title:

D-1

Exhibit E

Form of Deed

E-1

THIS INSTRUMENT PREPARED BY,
AND AFTER RECORDING RETURN TO:

LeClairRyan PLLC

919 East Main Street

Twenty-Fourth Floor

Richmond, Virginia 23219

TAX MAP / PARCEL ID #08-019320

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED is made as of __________, 2018 by and between OLD DOMINION ELECTRIC COOPERATIVE, a Virginia utility aggregation cooperative (the “Grantor”), and ESSENTIAL POWER ROCK SPRINGS, LLC, a Delaware limited liability company (the “Grantee”), and provides as follows:

W I T N E S S E T H:

FOR AND IN CONSIDERATION OF THE SUM OF [●] DOLLARS ($[●]) cash in hand paid, and other good and valuable consideration paid by Grantee to Grantor, the receipt of which is hereby acknowledged, Grantor does hereby grant, bargain, sell and convey, Grantor’s one half (1/2) undivided co-tenancy interest, with Special Warranty of Title, to Grantee forever in fee simple the lands and property, together with all improvements located on the property, situate and lying in Cecil County, Maryland, and more particularly described in Exhibit A hereto (the “Property”); and

TOGETHER with any and all and rights, privileges, appurtenances and advantages to the same belonging or anywise appertaining.

TO HAVE AND TO HOLD the Property, together with all rights, privileges, appurtenances and advantages thereunto belonging or appertaining to the Grantee, its successors and assigns, forever.

This conveyance is made subject to all covenants, restrictions, easements, reservations, agreements, rights-of-way, conditions of record and all matters discoverable by a current survey of the Property insofar as they affect the Property or any part thereof.  Grantor will only warrant and forever defend the right and title to the Property unto the said Grantee against the claims of those persons claiming by, through or under Grantor, but not otherwise.

[Remainder of page intentionally left blank; signature appears on following page.]

IN WITNESS WHEREOF, Grantor has caused its name to be executed on its behalf by its duly authorized officer.

OLD DOMINION ELECTRIC COOPERATIVE,
a Virginia utility aggregation cooperative

By:
Name:
Title:

ATTEST:

By:
Name:

NOTARY ACKNOWLEDGMENT

COMMONWEALTH OF VIRGINIA
SS:
COUNTY OF _______________

I CERTIFY that on  ______________, 2018, ___________________ personally came before me and acknowledged under oath, to my satisfaction that:

(a)  this person signed and delivered the attached as _________________ of OLD DOMINION ELECTRIC COOPERATIVE, a Virginia utility aggregation cooperative, the utility aggregation cooperative named in this instrument;

(b)  this person is authorized by the utility aggregation cooperative to sign and deliver this instrument on behalf of the utility aggregation cooperative;

(c)  this instrument was signed and made by the utility aggregation cooperative as its voluntary act and deed.

Signed and sworn to before me

on	, 2018

Notary Public of the Commonwealth of Virginia

This is to certify that this instrument was prepared by or under the supervision of the undersigned, who is an attorney duly admitted to practice law before the Court of Appeals of the State of Maryland.

, Esquire

EXHIBIT A

PROPERTY

Lot 1, containing 51.102 acres, more or less, as shown on plat entitled “Minor Subdivision Plan for Lands of Old Dominion Electric Cooperative & Essential Power Rock Springs, LLC” recorded September 24, 2015 in Liber 1118 at folio 2, among the land records of Cecil County, Maryland.

Such property, comprised of two parcels, is also described as follows:

Description of lands situate in the Eighth Election District of Cecil County, Maryland. Said lands being shown as Lot 1, lying west of and immediately adjacent to U.S. Route 222, as shown on a minor subdivision plan entitled Minor Subdivision for Lands of Old Dominion Electric Cooperative & Essential Power Rock Springs, LLC as prepared by Northern Bay Land Planning Engineering and Surveying Corporation, dated August 26, 2015 as recorded in the Office of the Recorder of Deeds in and for Cecil County, Maryland in Plat Cabinet PC No. 1118, at folio 2 and being further indexed as Minor Subdivision No. 4017, with said lands being more particularly described as follows to wit:

Beginning for the same at a point located at the northeast corner of the herein described parcel, with said point of beginning being located on the westerly right-of-way line of U.S. Route 222, as shown on State Roads Commission of Maryland Plat Nos. 9228, 9229, and 9230. Said point of beginning is further described as being located South 28°40'33" West a distance of 807.46 feet as measured along said right-of-way line from a capped pin located at the southernmost corner of lands now or formerly of Atlantic Seaboard Corporation as described in a deed found among the Land Records of Cecil County, Maryland in Liber W.A.S. No. 134, at folio 338 (Parcel No. 1); Said point of beginning being further situated at positional coordinates N 748,487.7630 E 1,549,701.3725 as referenced to the Maryland State Plane Coordinate System; thence leaving said point of beginning and in accordance with a survey by Northern Bay Land Planning, Engineering and Surveying Corporation, with the courses herein based upon the Maryland State Plane Coordinate System (NAD 83/1991), the following courses and distances: binding along the aforesaid westerly right-of-way line of said U.S. Route 222, South 28°40'33" West a distance of 1,219.59 feet to a capped pin set; thence leaving said westerly right-of-way line and running by and with lands now or formerly of William E. Riddle, Jr. as described in a deed found among the Land Records of Cecil County, Maryland in Liber N. D. S. No. 179, at folio 146, North 61°19'27" West a distance of 142.55 feet to a capped pin set; thence running by and with the same, South 28°40'33" West a distance of 190.54 feet to a capped pin set on the northeasterly right-of-way line of Old Mill Road as conveyed in fee simple to the Board of County Commissioners of Cecil County and described in a deed found among the Land Records of Cecil County, Maryland in Liber W.L.B. No. 1735 at folio 234; thence running by and with the same the following six (6) courses and distances:

1.	North 61°42'14" West a distance of 151.52 feet to a point; thence,

2.	North 61°15'05" West a distance of 268.85 feet to a point; thence,

3.	North 62°01'20" West a distance of 263.95 feet to a point; thence,
4.	North 61°42'26" West a distance of 260.44 feet to a point; thence,
5.	North 60°54'48" West a distance of 285.33 feet to a point; thence,
6.

North 60°39'25" West a distance of 53.94 feet to a point; thence, leaving the said northeasterly right-of-way line of Old Mill Road and running by and with the line of lands for Lot 2 as shown on the aforementioned Minor Subdivision Plan for lands of Old Dominion Electric Cooperative & Essential Power Rock Springs, LLC, the following fifteen (15) courses and distances:

1.	North 45°00'00" East a distance of 241.41 feet to a point; thence,
2.	South 45°00'00" East a distance of 23.83 feet to a point; thence,
3.	North 45°00'00" East a distance of 271.50 feet to a point; thence,
4.	North 39°28'02" East a distance of 142.20 feet to a point; thence,
5.	North 89°34'51" East a distance of 221.38 feet to a point; thence,
6.	North 00°04'01" East a distance of 470.25 feet to a point; thence,
7.	North 24°06'00" East a distance of 30.88 feet to a point; thence,
8.	North 00°01'07" East a distance of 185.05 feet to a point; thence,
9.	North 38°40'37" East a distance of 52.33 feet to a point; thence,
10.	North 78°38'32" East a distance of 227.89 feet to a point; thence,
11.	South 86°54'43" East a distance of 504.56 feet to a point; thence,
12.	South 45°34'39" East a distance of 180.31 feet to a point; thence,
13.	South 33°00'06" East a distance of 101.81 feet to a point; thence,
14.	South 41°18'29" East a distance of 70.17 feet to a point; thence,
15.	South 31°42'32" East a distance of 446.37 feet to the place of beginning.

Containing 45.917 acres of land, more or less

Description of lands situate in the Eighth Election District of Cecil County, Maryland. Said lands being shown as Lot No. 1, lying south of and immediately adjacent to Old Mill Road as shown on a minor subdivision plan entitled Minor Subdivision for Lands of Old Dominion Electric Cooperative & Essential Power Rock Springs, LLC as prepared by Northern Bay Land Planning Engineering and Surveying Corporation, dated August 26, 2015 as recorded in the Office of the Recorder of Deeds in and for Cecil County, Maryland in Plat Cabinet PC No. 1118, at folio 2 and being further indexed as Minor Subdivision No. 4017, with said lands being more particularly described as follows to wit:

Beginning for the same at the northeasterly corner of the herein described parcel with said point of beginning being located in or near the physical centerline of Old Mill Road and being further located at positional coordinates N 747,734.120 E 1,548,066.601 as referenced to the Maryland State Plane Coordinate System; thence leaving said point of beginning and in accordance with a survey by Northern Bay Land Planning, Engineering and Surveying Corporation, with the courses herein based upon the Maryland State Plane Coordinate System (NAD 83/1991) the following courses and distances: running by and with lands now or formerly of Emory Francis Holbrook, Jr. and Donald Francis Holbrook as described in a deed found among the Land Records of Cecil County, Maryland in Liber No. W.L.B. 1207 at folio 123, South 26°38’15” West a distance of 668.12 feet, passing over a capped pin set at 30.00 feet from the beginning of said line, to a point in the line of lands now or formerly of PECO Energy Company as described in a deed found among the Land Records of Cecil County, Maryland in Liber No. W.L.B. 545 at folio 1; thence, running by and with the same, North 66°09’00” West a distance of 357.08 feet to an iron pipe found; thence, running by and with lands now or formerly of James S. Jeter as described in a deed found among the Land Records of Cecil County, Maryland in Liber W.L.B. 2732 at folio 50, North 11°42’53” East a distance of 234.95 feet to point, said point further described as being located  South 11°42’53” West – 0.33 feet from an iron pipe found; thence, running by and with lands now or formerly of Charles C. Gunther, Jr. and Laura L Rittershofer as described in a deed found in the Land Records of Cecil County, Maryland in Liber W.L.B. 1184 at folio 234, South 77°29’15” East a distance of 120.81 feet to a capped pin set; thence, continuing by and with lands now or formerly of Charles C. Gunther, Jr. and Laura L Rittershofer as described in a deed found in the Land Records of Cecil County, Maryland in Liber W.L.B. 1184 at folio 234, North 26°38’15” East a distance of 441.60 feet, passing over a capped pin set 411.60 feet from the beginning of said line, to a point in or near to the centerline of the aforementioned Old Mill Road; thence, running in or near the centerline of Old Mill Road, South 60°54’48” East a distance of 285.61 feet to a point; thence, continuing in or near the centerline of Old Mill Road, South 61°42’26” East a distance of 14.65 feet to the place of beginning.

Containing 5.185 acres of land, more or less

BEING a portion of the same property of which Rock Springs Generation, LLC, a Virginia limited liability company, by Deed dated December 31, 2003 and recorded on and among the Land Records of Cecil, Maryland on March 15, 2004, in Liber 1608 at folio 682, granted and conveyed a 1/2 undivided interest to Old Dominion Electric Cooperative, a Virginia utility aggregation cooperative.

Exhibit F

Lease Termination Agreements

THIS INSTRUMENT PREPARED BY,
AND AFTER RECORDING RETURN TO:

LeClairRyan PLLC

919 East Main Street

Twenty-Fourth Floor

Richmond, Virginia 23219

TAX MAP / PARCEL ID #08-019320

DEED OF GROUND LEASE TERMINATION AGREEMENT

THIS DEED OF GROUND LEASE TERMINATION AGREEMENT (this “Agreement”), is dated this ___ day of ___________, 2018, is made by and between ESSENTIAL POWER ROCK SPRINGS, LLC, a Delaware limited liability company (“EP Rock Springs”), and OLD DOMINION ELECTRIC COOPERATIVE, a Virginia utility aggregation cooperative (“ODEC”), with respect to the lease of certain parcels of real property.

RECITALS

A.EP Rock Springs is the successor in interest to CED Rock Springs, Inc., a Delaware corporation and a Ground Lessor (“CED Rock Springs”), under that certain Deed of Ground Lease (the “Lease”), dated December 18, 2002, by and between CED Rock Springs and Rock Springs Generation, LLC, a Virginia limited liability company (“RSG”).

B.ODEC is the successor in interest to RSG as a Ground Lessor and the Ground Lessee under the Lease.

C.The Lease is evidenced of record by that certain Memorandum of Ground Lease Agreement (the “Memorandum”), dated December 18, 2002, by and between CED Rock Springs and RSG, which Memorandum was recorded on January 9, 2003 in Book 1239, Page 34 of the public records of the Clerk of Court of Cecil County, Maryland with respect to the property described in Exhibit A attached hereto (the “Property”).

D.EP Rock Springs and ODEC wish to provide for the termination of the Lease and the Memorandum.

F-1

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EP Rock Springs and ODEC hereby agree as follows:

1.TERMINATION DATE.  The Lease and the Memorandum shall terminate as of the date hereof, in the same manner and with the same effect as if that date had been originally fixed in the Lease for the expiration of the term.

2.OPTIONS.  Any options to renew the Lease, whether or not exercised prior to the date hereof, are null and void and of no further effect.

3.REPRESENTATION OF PARTIES.  Each party represents that it has not made any assignment, sublease, transfer, conveyance, or other disposition of the Lease, or interest in the Lease, or any claim, demand, obligation, liability, action, or cause of action arising from the Lease, and, to its knowledge, it has full right, power and authority to enter into this Agreement.

4.FURTHER ASSURANCES.  Each party agrees to cooperate with the other and to execute and deliver all such further instruments and documents and do all such further acts and things as such party may be reasonably requested to do from time to time by the other party in order to carry out the provisions and objectives of this Agreement.

5.SUCCESSORS.  This Agreement shall be binding on and inure to the benefit of the parties and their successors.

6.RELEASE.  Each party hereby releases and forever discharges the other party from any and all claims, demands, debts, accounts, contracts, obligations, liabilities, actions and causes of action, whether in law or in equity, which the party ever had, now has, or may have, directly or indirectly, known or unknown, arising out of or in any way related the Lease.

[Signatures appear on following page.]

SIGNATURE PAGE TO

DEED OF GROUND LEASE TERMINATION AGREEMENT

IN WITNESS WHEREOF, EP Rock Springs and ODEC have executed this Lease Termination Agreement as of the day and year first written above.

EP ROCK SPRINGS: Essential Power Rock Springs, LLC, a Delaware limited liability company	ODEC: Old Dominion Electric Cooperative, a Virginia utility aggregation cooperative

By:	By:
Name:	Name:
Title:	Title:

Date:	Date:

[Signature Page to Deed of Ground Lease Termination Agreement]

[NTD: TO INSERT APPROPRIATE EPRS NOTARY BLOCK]

[Signature Page to Deed of Ground Lease Termination Agreement]

NOTARY ACKNOWLEDGMENT

COMMONWEALTH OF VIRGINIA
SS:
COUNTY OF _______________

I CERTIFY that on  ______________, 2018, ___________________ personally came before me and acknowledged under oath, to my satisfaction that:

(a)  this person signed and delivered the attached as _________________ of OLD DOMINION ELECTRIC COOPERATIVE, a Virginia utility aggregation cooperative, the utility aggregation cooperative named in this instrument;

(b)  this person is authorized by the utility aggregation cooperative to sign and deliver this instrument on behalf of the utility aggregation cooperative;

(c)  this instrument was signed and made by the utility aggregation cooperative as its voluntary act and deed.

Signed and sworn to before me

on	, 2018

Notary Public of the Commonwealth of Virginia

This is to certify that this instrument was prepared by or under the supervision of the undersigned, who is an attorney duly admitted to practice law before the Court of Appeals of the State of Maryland.

, Esquire

[Signature Page to Deed of Ground Lease Termination Agreement]

Exhibit A

Property

Description of a Lease Area, to be granted by Rock Springs Generation, LLC, situate in the Eighth Election District of Cecil County, MD. Said lands being shown as "Unit 2 Lease Area" on a plan entitled "Plan of Unit 2 Lease Area within lands of Rock Springs, LLC", dated 03/05/02, as prepared by Northern Bay Land Planning, Engineering and Surveying Corporation. Said lands being more particularly described as follows to wit:

Beginning for the same at a point located at the Northeasterlymost corner of the herein described parcel of land, having a coordinate value of 748,882.977 North, 1,548,820.797 East, as based upon Maryland State Plane Coordinate System NAO 1983, adjusted  1991; thence leaving said  point of beginning and   running Due South -

276.00 feet to a point  (748,606.977  N, 1,548,820.797  E); thence running  Due West - 107.59 feet; thence running  Due North - 276.00 feet to a point; thence running Due East - 107.59 feet to the place of beginning.

Containing  29,696 Square Feet of land, more or   less.

Exhibit G

Term and Conditions for the Amended and Restated Shared Facilities Agreement

Service Water Storage Tank and Supply Piping:

The 8 million gallon water storage tank, owned by Rock Springs (RS), has service connections to both RS and ODEC’s Wildcat Point (WCP).  Each owner shall be solely responsible for the operation and maintenance (O&M) expenses and required capital expenditures associated with their supply piping from their respective flanged piping connection at the tank.  All other tank O&M expenses and capital expenditures, including, but not limited to, painting, internal/external inspections, instrumentation upgrades, permit renewals, emergency replenishments, and upgrades and repairs of any kind, shall be split equally between RS and WCP.

RS and WCP shall mutually agree on an annual budget for the tank.  RS shall provide to WCP for its approval, by October 1st of each year, an O&M and capital expenditure budget, including schedules for payment thereof for inclusion in the annual WCP budget.  WCP will not unreasonably, withhold, delay or condition its consent to such budget.  Any unscheduled maintenance or capital expenditures otherwise requested by RS but not included in such annual plan shall be subject to WCP's approval, (other than as set forth below in respect of casualty or an emergency (for which costs shall be split equally)).  All maintenance and repair work in respect of the tank shall be conducted in a reasonable manner, incorporating all operational considerations of both RS and WCP, and otherwise so to avoid material adverse interference with the operations of RS and WCP. RS shall timely communicate with WCP regarding the status and progress of all maintenance and capital work.  WCP will have the opportunity to observe any scheduled or unscheduled O&M or installation or incorporation of capital expenditures.

RS shall provide WCP with reasonable access to any service water piping that is located on RS property in order for WCP to perform piping maintenance and repairs as required.

Casualty/Purchase Option

Any repair or refurbishment arising as a result of any casualty or other event of loss affecting the tank shall be mutually agreed between RS and WCP.  Any costs or expenditures relating thereto, net of any available insurance proceeds, shall be borne equally by WCP and RS.

In the event RS intends to abandon operation of the tank, WCP shall, for a period of 90 days’ following notice from RS of such intent, have the right, but not the obligation, to purchase the tank (and related property rights relating thereto) at RS’s net book value.

Tank Water Supply:

Raw water, for tank replenishment, will be supplied by WCP as required.  Each of RP and WCP shall appoint a designated representative to represent the parties in respect of matters concerning the tank, related water treatment and supply and other shared facilities issues.  The designated representatives shall reasonably coordinate regarding all operational matters in respect of the shared services, including scheduling the replenishment of the tank to ensure sufficient water remains available for the operation of RS and WCP.  The designated representatives and other operations staff will develop and maintain operational procedures for operation of the tank. An Operating Committee shall be established (substantially as described in the Existing Shared Facilities Agreement) to provide oversight of the designated representatives' activities and resolve any disputes between the designated representatives.

Water Usage:

RS shall have the right to withdraw a volume of service water from the tank up to its permitted daily peak limit of 0.262 mgd.  WCP shall have the right to withdraw water down to the tank level of the WCP connection to the tank.  This level will ensure approximately 475,000 gallons remains in the tank for continued use by RS and will ensure sufficient suction head remains for both the RS and WCP emergency fire pumps.

Water Usage Fee:

In the event RS’s net water usage exceeds in any contract year (with a contract year equal to a 12 month period, initially commencing on the effective date of the shared services agreement and subsequently commencing on the anniversary thereof) 1,500,000 gallons, RS shall pay WCP for net water usage in excess of such amount at a rate equal to $2.50 per-thousand gallons.  Ten years following the effective date of the shared services agreement, WCP and RS shall undertake in good faith an analysis to evaluate the cost to provide the water and any necessary adjustment to the rate to accurately reflect the cost of the service.  Net water usage is defined as the volume of water removed by RS from the water storage tank during a given period. RS net water usage shall be reported to WCP by RS on a monthly basis or otherwise as reasonably requested by WCP from time to time.

Easements:

Rock Springs Fire Water Loop Easement:

Portions of the RS fire water loop extend onto ODEC’s WCP property.  WCP shall provide RS with access to the sections of the fire piping loop that reside on WCP’s property in order to perform piping maintenance and repairs as required (subject to customary notice requirements).  In exchange, RS shall ensure that all landscaping and roadways that are disturbed during the process of gaining access to any underground piping shall be repaired and returned to their as-found state, including the repair or replacement of any fencing that RS disturbs in the easement area.  RS shall provide a survey of the easement area, a metes and bounds description thereof, and such other information in respect of the easement and RS’s intended uses thereof as WCP may reasonably request.  Such easement shall reserve to WCP rights to conduct any and all activities within the easement area, including granting of easements and occupancy rights (but excluding the installation of structures or other improvements); provided such activities and easement grants do not materially adversely affect the operation of RS’s equipment located therein.  RS shall execute such documentation in respect of this easement as WCP and/or WCP’s lenders may reasonably request.  RS shall indemnify WCP, and defend and hold harmless WCP from, any and all claims, losses, liabilities, damages, costs and expenses resulting from the presence and/or operation of RS’s equipment or conduct of RS’s activities within the easement area (except to the extent any of the foregoing arise as a result of WCP’s negligent or willful acts or omissions).

Delmarva-WCP Backup Power Easement:

RS shall provide WCP a non-exclusive easement with respect to the back-up power arrangements supplied by Delmarva Power & Light to WCP solely for the purpose of maintaining and operating WCPs’ existing transmission poles and associated power lines thereon (and subsequent replacements thereof which are similar in size and scale), subject to RS’ confirmation that such an easement will not materially adversely affect RS’ operations. Voltages on the power lines maintained in the easement by WCP shall not exceed [34.5 kV].  WCP shall provide a survey of the easement area, a metes and bounds description thereof, and such other information in respect of the easement and WCP’s intended uses thereof as RS may reasonably request.  Such easement shall reserve to RS rights to conduct any and all activities within the easement area, including installation of improvements and granting of easements and occupancy rights provided such activities, improvements and easement grants do not materially adversely affect the operation of WCP’s equipment located therein.  WCP shall execute such documentation in respect of this easement as RS and/or RS’ lenders may reasonably request.  WCP shall indemnify RS, and defend and hold harmless RS from, any and all claims, losses, liabilities, damages, costs and expenses resulting from the presence and/or operation of WCP’s or Delmarva’s equipment or conduct of WCP’s or Delmarva’s activities within the easement area (except to the extent any of the foregoing arise as a result of RS’s negligent or willful acts or omissions).

Emergency Diesel Generator:

During the installation of the backup Emergency Diesel Generator (EDG) at WCP, an electrical connection from the EDG to RS was provided in order to supply emergency backup power to RS in addition to WCP.  Due to differences in auxiliary power voltages between the two facilities, a transformer was installed at RS to accommodate the electrical connection to RS.  Each owner will be solely responsible for their respective electrical feeds, including any transformers, from the first electrical termination to the EDG.  As such, WCP shall provide RS with access to any portion of electrical feed which resides on WCP’s property in order to perform maintenance and repairs as required.   EDG specific maintenance and testing will be performed by and at the discretion of WCP personnel except where testing will impact the RS facility in which case testing shall be coordinated between the two facilities.  Documented EDG variable maintenance and testing costs will be equally split between the two facilities.  Air permit compliance of the EDG shall be the sole responsibility of WCP.  Any significant planned maintenance to the EDG will be communicated by WCP to RS to ensure RS has the opportunity to capture these expenses in their annual budget.  The EDG shall be successfully tested to ensure emergency loads at both WCP and RS can be accommodated prior to RS reimbursement of any EDG maintenance and testing costs, which testing shall include confirmation that the RS bus which is supplied power by the EDG is energized and functional.  The test will consist of energizing the emergency feed from the WCP emergency generator through the new RS circuit (i.e., energization of the new ABB transformer up to the new manual 480 V feeder breaker), a check of the sequencing of the phases and such other steps as the parties may mutually agree. In addition, RS shall have the right to disconnect from the EDG at any point in the future upon 90 days prior written notice.    If RS choses to disconnect from the EDG, WCP shall be solely responsible for all costs associated with the on-going testing, maintenance, and repairs of the EDG after the disconnection date.

Emergency Phone Line:

A dedicated phone line has been installed between WCP and RS to ensure any site emergencies are promptly communicated.  Both parties agree to maintain equipment associated with this dedicated line on their respective properties.  Costs associated with any future upgrades or repairs of this system shall be split equally by RS and WCP if the repair/upgrade is deemed necessary by both parties and otherwise borne by the party incurring the cost.

General Access and Cooperation:

Access gates in the fences lining the property borders of the two facilities shall remain closed under normal operations.  RS and WCP shall cooperate to provide reasonable visitor access to the other party on an as-needed basis, excluding the RS Switchyard, access rights to the extent governed by the WCP interconnection agreement. When possible, each operator shall provide advanced notice of the request for access and shall follow the applicable protocol for plant visitors. Under abnormal operating conditions, plant access may be required by either party without advance notice including access through the bordering fence gates.

WCP and RS shall mutually agree on an annual basis (and in any event prior to any applicable deadlines for finalization of the annual budget of each) a plan and budget for maintenance and upkeep of the joint fence line.  Costs therefor shall be borne equally by the parties.

Appropriate documentation evidencing property and access rights described herein, including easements, shall be entered into between RS and WCP.

RS Oily Water Separator Connection to WCP

WCP and RS will be responsible for the cost of maintenance and repair for that portion of the RS Oily Water Separator system that is located on their respective property. WCP will notify RS if a condition exists which would prevent transfer of RS oily water to WCP and will work to expedite repair to resume normal operations.

Evaporative Cooling Discharge from RS to WCP

WCP and RS will be responsible for the cost of maintenance and repair for that portion of the RS Evaporative Cooling Discharge system that is located on their respective property. WCP will notify RS if a condition exists which would prevent transfer of RS evaporative cooling discharge to WCP and will work to expedite repair to resume normal operations.

Jointly Connected WCP and RS Ground Grid:

WCP and RS will be responsible for maintenance on the portion of the ground grid that is located on their property and will notify the other facility if scheduled maintenance has the potential to impact the ground grid such that the impacted facility has sufficient time to evaluate the potential impact. In the event of an unplanned impact to the ground grid, the facility with the impact will work expeditiously to perform repairs and will keep the other facility notified of status. For ground grid connections at joint fencing, the facility causing the impact on the jointly owned fencing will be responsible for all cost associated with repair.

RS Fire Loop:	RS shall be responsible for the proper maintenance and repair, including associated cost, of that portion of the RS Fire Loop that enters WCP property.
WP and RS NPDES Wastewater Discharge Permit:

WCP will obtain and maintain a NPDES Industrial Wastewater Permit supporting process wastewater discharge between WCP and RS. WCP will provide to RS copies of any contemplated modifications to such permit that could reasonably be expected to affect RS’s operations at least 15 days prior to submission thereof, and shall reasonably consider and incorporate any comments provided by RS in respect thereof.  WCP shall not request any modifications to such permit that would materially adversely affect RS’ operations, except as required by law and where any adverse impact is proportionately shared by WCP and RS.

SRBC Surface Water Withdrawal Permit:

WCP and RS shall maintain its respective SRBC Surface Withdrawal Permit.  RS shall provide such information reasonably requested by WCP relating to the consumptive water used from the Service Water Storage Tank for purposes of compliance with the joint metering plan submitted on October 25, 2016 pursuant to the SRBC Surface Withdrawal Permits.

Stormwater Pollution Prevention Plan (SWPPP):

As RS is listed as a source of stormwater in the WCP SWPPP, RS shall comply with the general best practices required by the SWPPP (provided RS has been provided a copy thereof) and provide such information as may be requested by WCP in connection with same. Further, WCP will provide such information as requested by RS regarding the stormwater conveyance system.  WCP will provide to RS copies of any contemplated modifications to the SCP SWPPP that could reasonably be expected to affect RS’s operations at least 15 days prior to submission thereof, and shall reasonably consider and incorporate any comments provided by RS in respect thereof.  WCP shall not make or request any modifications to such SWPPP that would materially adversely affect RS’ operations, except as required by law and where any adverse impact is proportionately shared by WCP and RS.

Property Tax Allocations

With respect to tax payments pursuant to the PILOT Agreement, tax obligations shall be allocated as follows:

•     As of Closing and through 6/30/2035, RS shall be responsible for $1,760,000 of each annual tax period payment and WCP shall be responsible for the remainder; provided, that the tax payment in respect of the annual tax period in which Closing occurs shall be adjusted pro rata to account for the pre-Closing period portion thereof, during which time tax obligations shall be deemed allocated as set forth in the Existing Shared Facilities Agreement.

•     For the annual tax periods commencing on 7/1/2035, Section 2(d) of Schedule 5.05(b) of the Existing Shared Facilities Agreement shall be conformed and included in the shared facilities agreement.

CPCN Noise Monitoring and Measuring

WCP and RS will be responsible under their respective Certificates of Public Convenience and Necessity (CPCN) or under applicable law for noise levels arising out of the ownership or operation of WCP and RS, respectively.  Without limiting the foregoing, WCP will be responsible for any costs to verify results of the pre-construction predictive analysis and remediation of compliance obligations under WCP’s CPCN.  RS shall reasonably cooperate with WCP to the extent required to permit WCP to implement any such remediation.  If, and to the extent, noise levels arising out of the ownership or operation of WCP or RS, as applicable, should increase as a result of events or circumstances arising after the date hereof and such increase would cause the other party to violate its CPCN requirements or applicable law relating to noise levels, then such party shall be responsible for the costs of mitigating and remedying any such increase in noise levels causing such violations consistent with provisions generally applicable to obligations of the parties under the agreement. Each party shall reasonably cooperate with the other to the extent required to permit the other to implement any such mitigation or remedy described in the immediately preceding sentence.

Disputes:	The dispute resolution procedures provided in Article 4 of the Existing Shared Facilities Agreement shall be conformed for inclusion in the shared services agreement.
Good Faith Efforts:

The parties agree that each will in good faith take all reasonable actions within their reasonable control as are necessary to permit the other party to fulfill its obligations under the shared services agreement; provided, that no party will be obligated to expend money or incur material economic loss in order to facilitate performance by the other party. Where the consent, agreement or approval of either party must be obtained hereunder, such consent, agreement or approval shall not be unreasonably withheld, conditioned or delayed, unless otherwise provided herein. Where either party is required or permitted to act or fail to act based upon its opinion or judgment, such opinion or judgment shall not be unreasonably exercised. Where notice to the other party is required to be given herein, and no period is specified, reasonable notice shall be given.  Where a party is required to provide access to its property to the other party, reasonable access (customary in scope) shall be given, unless otherwise provided herein.

Liability:

Neither party shall be liable to the other under the shared facilities agreement for any consequential, indirect, special, exemplary or punitive damages, including any damages for lost profits or revenues, except where such damages result from gross negligence or willful misconduct.

1.

Based on SRBC Docket No. 20001203-3, Essential Power Rock Springs, LLC – Rock Springs Generation Facility, Consumptive Water Use (Peak Day) of up to 0.262 million gallons per day from the Wildcat Point Generation Facility – Conowingo Reservoir of the Susquehanna River, modification date 1/10/2017.

Exhibit H

Form of Post-Closing Access Agreement

H-1

POST-CLOSING ACCESS AGREEMENT

This POST-CLOSING ACCESS AGREEMENT (this “Agreement”) is dated as of this ____ day of ___________, 2018, by and between ESSENTIAL POWER ROCK SPRINGS, LLC, a Delaware limited liability company (“EP Rock Springs”), and OLD DOMINION ELECTRIC COOPERATIVE, a Virginia utility aggregation cooperative (“ODEC”), and provides as follows:

RECITALS

A.EP Rock Springs owns certain real property, together with all improvements located thereon, situate, lying and being in Cecil County, Maryland, and more particularly described in Exhibit A hereto (the “Property”). ODEC previously owned a one half (1/2) undivided co-tenancy interest in the Property and conveyed such interest to EP Rock Springs by Special Warranty Deed on the date hereof (the “Sale”).

B.Prior to the Sale, ODEC utilized a portion of the Property as a temporary construction staging area in connection with its development of a power generation facility on property owned by ODEC adjacent to the Property.  ODEC has completed its construction on its adjacent property and now desires to remove its construction trailers, materials and debris from the Property, and to restore the portion of the Property impacted by its construction work to its prior condition (the “Restoration Work”).

C.ODEC desires to complete the Restoration Work and EP Rock Springs is willing to permit ODEC to enter the Restoration Area (as defined below) and complete the Restoration Work, on the terms and conditions as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EP Rock Springs and ODEC hereby agree as follows:

1.ACCESS TO RESTORATION AREA.

1.1. EP Rock Springs hereby permits ODEC and ODEC’s agents to enter upon that portion of the Property outlined on Exhibit B attached hereto and by this reference made hereof (the “Restoration Area”) to conduct and complete the Restoration Work; provided, however, that (i) ODEC shall provide EP Rock Springs with at least twenty-four (24) hours advance notice prior to accessing the Restoration Area; and (ii) ODEC shall perform the Restoration Work during normal business hours.  ODEC shall not use the Restoration Area for any purpose other than performance of the Restoration Work.

1.2. All Restoration Work performed by ODEC shall be done (i) at the sole cost and expense of ODEC, (ii) in a commercially reasonable manner, (iii) in compliance with all applicable laws and all safety and security rules of EP Rock Springs and (iv) at EP Rock Springs’ election, with a representative of EP Rock Springs present.

1.3. After completing the Restoration Work, ODEC shall promptly repair any damage caused to the Restoration Area or the Property by ODEC’s Restoration Work, and return the Restoration Area to substantially the same condition as existed immediately prior the use of the Restoration Area for construction staging.

1.4. ODEC shall not permit any mechanics’ or materialmens’ liens or other liens to attach to the Property by reason of performance of the Restoration Work, and ODEC shall indemnify EP Rock Springs from and against all loss, claims, actions, liens, proceedings, liability, damage, cost or expense (including reasonable attorneys’ fees) (collectively, “Claims”) arising out of same or in connection therewith.  Such indemnity shall survive the termination of this Agreement.  ODEC shall be solely responsible, at its cost and expense, for satisfying or removing any lien, including mechanic’s or materialmens’ liens, against the Property (including, without limitation the Restoration Area) which arises from or is caused by or related to any work performed, materials furnished or obligations incurred by or on behalf of ODEC or any of its employees, agents, invitees, licensees, contractors, subcontractors or other users of the Restoration Area (collectively, “Permittees”) with respect to the Restoration Area within ten (10) days following the recording or filing thereof.

1.5. ODEC shall not, and shall not permit any of its Permittees to, unreasonably interfere with EP Rock Springs’ use of the Property.  EP Rock Springs reserves and retains the right to use the Restoration Area for any purpose whatsoever, so long as the access to, and use of, the Restoration Area for the Restoration Work is not materially impaired.

2.INDEMNITY.  Except to the extent caused by the negligent or willful acts or omissions of EP Rock Springs, ODEC shall indemnify, defend and hold EP Rock Springs harmless for, from, and against all Claims in connection with any entry on the Restoration Area by ODEC, any claim of lien or damage, or any activities on the Restoration Area (including, without limitation, the Restoration Work) by ODEC or its Permittees, or any exercise by ODEC of its rights under this Agreement. This indemnity shall survive any termination of this Agreement.

3.ACCESS PERIOD. ODEC and EP Rock Springs agree that, pursuant to the terms and conditions of this Agreement, ODEC and its agents shall have the right of access granted by this Agreement until December 31, 2018 (the “Expiration Date”), unless such period is extended by the written consent of the parties prior to such date.   This Agreement shall automatically terminate on the Expiration Date, except for those provisions which expressly survive such termination.

4.LIABILITY.  Except to the extent caused by the gross negligence or willful misconduct of EP Rock Springs, EP Rock Springs shall not be liable for any damage or injury to persons or property arising out of use of the Restoration Area by ODEC or its Permittees.

5.INSURANCE.  ODEC at its sole expense will procure and maintain, in full force and effect during the term of this Agreement, the insurance policies customary for similar enterprises in the State of Maryland, including, without limitation, (i) general liability insurance with limits of liability not less than $5,000,000 for each occurrence and $5,000,000 in the

2

aggregate, (ii) business automobile liability insurance with limits of liability not less than $1,000,000 for each occurrence and $1,000,000 in the aggregate, and (iii) workers’ compensation and/or employers’ liability insurance in a form and amount covering ODEC’s full liability as required under applicable law.  ODEC may satisfy its insurance obligations under this Agreement by follow form umbrella and/or excess liability coverage.  All such insurance shall name EP Rock Springs and any other person specified by EP Rock Springs as an additional insured.  ODEC hereby waives all rights and claims against EP Rock Springs for such losses, and waives all rights of subrogation of its insurers, provided such waiver of subrogation shall not affect the right of the insured to recover thereunder.

6.NOTICES.  All notices, demands, statements, designations, approvals or other communications given or required to be given by either party to the other hereunder or by law shall be either (i) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, or (ii) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery, and addressed as follows, or to such other address as may be designated by written notice from one party to the other:

EP Rock Springs:

Essential Power Rock Springs, LLC
9405 Arrowpoint Boulevard
Charlotte, NC 28273
Attention: John Ragan
Email: johnragan@cogentrix.com

and

with copies (which shall not constitute notice) to:

Cogentrix Energy Power Management, LLC
9405 Arrowpoint Boulevard
Charlotte, NC 28273
Attention: Jacob Pollack
Email: JacobPollack@Cogentrix.com

ODEC:	Old Dominion Electric Cooperative
4201 Dominion Boulevard
Glen Allen, VA 23060
Attention: D. Richard Beam
Facsimile: (804) 747-3742
Email: rbeam@odec.com

7.ASSIGNMENT.  ODEC shall not voluntarily or by operation of law assign or transfer all or any part of ODEC’s interest in this Agreement without EP Rock Springs’ prior written consent.  Any attempt to transfer this Agreement in violation of this Section shall be null and void and of no further force and effect.

3

8.PROHIBITION AGAINST RECORDING.  Neither this Agreement, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by ODEC or by anyone acting through, under or on behalf of ODEC.

9.MISCELLANEOUS.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.  Any and all Exhibits referred to in this Agreement are incorporated in this Agreement by this reference.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, and all such counterparts shall constitute one and the same instrument.  This Agreement shall be governed by, interpreted under, and construed in accordance with the laws of the State of Maryland.

[Signatures appear on following page.]

4

SIGNATURE PAGE TO POST-CLOSING ACCESS AGREEMENT

IN WITNESS WHEREOF, EP Rock Springs and the ODEC have caused this Agreement to be executed on their behalf by their duly authorized representatives as of the dates indicated below.

EP ROCK SPRINGS: Essential Power Rock Springs, LLC, a Delaware limited liability company	ODEC: Old Dominion Electric Cooperative, a Virginia utility aggregation cooperative

By:	By:
Name:	Name:
Title:	Title:

Date:	Date:

5

Exhibit A

The Property

Lot 1, containing 51.102 acres, more or less, as shown on plat entitled “Minor Subdivision Plan for Lands of Old Dominion Electric Cooperative & Essential Power Rock Springs, LLC” recorded September 24, 2015 in Liber 1118 at folio 2, among the land records of Cecil County, Maryland.

Such property, comprised of two parcels, is also described as follows:

Description of lands situate in the Eighth Election District of Cecil County, Maryland. Said lands being shown as Lot 1, lying west of and immediately adjacent to U.S. Route 222, as shown on a minor subdivision plan entitled Minor Subdivision for Lands of Old Dominion Electric Cooperative & Essential Power Rock Springs, LLC as prepared by Northern Bay Land Planning Engineering and Surveying Corporation, dated August 26, 2015 as recorded in the Office of the Recorder of Deeds in and for Cecil County, Maryland in Plat Cabinet PC No. 1118, at folio 2 and being further indexed as Minor Subdivision No. 4017, with said lands being more particularly described as follows to wit:

Beginning for the same at a point located at the northeast corner of the herein described parcel, with said point of beginning being located on the westerly right-of-way line of U.S. Route 222, as shown on State Roads Commission of Maryland Plat Nos. 9228, 9229, and 9230. Said point of beginning is further described as being located South 28°40'33" West a distance of 807.46 feet as measured along said right-of-way line from a capped pin located at the southernmost corner of lands now or formerly of Atlantic Seaboard Corporation as described in a deed found among the Land Records of Cecil County, Maryland in Liber W.A.S. No. 134, at folio 338 (Parcel No. 1); Said point of beginning being further situated at positional coordinates N 748,487.7630 E 1,549,701.3725 as referenced to the Maryland State Plane Coordinate System; thence leaving said point of beginning and in accordance with a survey by Northern Bay Land Planning, Engineering and Surveying Corporation, with the courses herein based upon the Maryland State Plane Coordinate System (NAD 83/1991), the following courses and distances: binding along the aforesaid westerly right-of-way line of said U.S. Route 222, South 28°40'33" West a distance of 1,219.59 feet to a capped pin set; thence leaving said westerly right-of-way line and running by and with lands now or formerly of William E. Riddle, Jr. as described in a deed found among the Land Records of Cecil County, Maryland in Liber N. D. S. No. 179, at folio 146, North 61°19'27" West a distance of 142.55 feet to a capped pin set; thence running by and with the same, South 28°40'33" West a distance of 190.54 feet to a capped pin set on the northeasterly right-of-way line of Old Mill Road as conveyed in fee simple to the Board of County Commissioners of Cecil County and described in a deed found among the Land Records of Cecil County, Maryland in Liber W.L.B. No. 1735 at folio 234; thence running by and with the same the following six (6) courses and distances:

1.North 61°42'14" West a distance of 151.52 feet to a point; thence,

2.North 61°15'05" West a distance of 268.85 feet to a point; thence,

3.North 62°01'20" West a distance of 263.95 feet to a point; thence,

4.North 61°42'26" West a distance of 260.44 feet to a point; thence,

5.North 60°54'48" West a distance of 285.33 feet to a point; thence,

6.

North 60°39'25" West a distance of 53.94 feet to a point; thence, leaving the said northeasterly right-of-way line of Old Mill Road and running by and with the line of lands for Lot 2 as shown on the aforementioned Minor Subdivision Plan for lands of Old Dominion Electric Cooperative & Essential Power Rock Springs, LLC, the following fifteen (15) courses and distances:

1.North 45°00'00" East a distance of 241.41 feet to a point; thence,

2.South 45°00'00" East a distance of 23.83 feet to a point; thence,

3.North 45°00'00" East a distance of 271.50 feet to a point; thence,

4.North 39°28'02" East a distance of 142.20 feet to a point; thence,

5.North 89°34'51" East a distance of 221.38 feet to a point; thence,

6.North 00°04'01" East a distance of 470.25 feet to a point; thence,

7.North 24°06'00" East a distance of 30.88 feet to a point; thence,

8.North 00°01'07" East a distance of 185.05 feet to a point; thence,

9.North 38°40'37" East a distance of 52.33 feet to a point; thence,

10.North 78°38'32" East a distance of 227.89 feet to a point; thence,

11.South 86°54'43" East a distance of 504.56 feet to a point; thence,

12.South 45°34'39" East a distance of 180.31 feet to a point; thence,

13.South 33°00'06" East a distance of 101.81 feet to a point; thence,

14.South 41°18'29" East a distance of 70.17 feet to a point; thence,

15.South 31°42'32" East a distance of 446.37 feet to the place of beginning.

Containing 45.917 acres of land, more or less

Description of lands situate in the Eighth Election District of Cecil County, Maryland. Said lands being shown as Lot No. 1, lying south of and immediately adjacent to Old Mill Road as shown on a minor subdivision plan entitled Minor Subdivision for Lands of Old Dominion Electric Cooperative & Essential Power Rock Springs, LLC as prepared by Northern Bay Land Planning Engineering and Surveying Corporation, dated August 26, 2015 as recorded in the Office of the Recorder of Deeds in and for Cecil County, Maryland in Plat Cabinet PC No. 1118, at folio 2 and being further indexed as Minor Subdivision No. 4017, with said lands being more particularly described as follows to wit:

Beginning for the same at the northeasterly corner of the herein described parcel with said point of beginning being located in or near the physical centerline of Old Mill Road and being further located at positional coordinates N 747,734.120 E 1,548,066.601 as referenced to the Maryland State Plane Coordinate System; thence leaving said point of beginning and in accordance with a survey by Northern Bay Land Planning, Engineering and Surveying Corporation, with the courses herein based upon the Maryland State Plane Coordinate System (NAD 83/1991) the following courses and distances: running by and with lands now or formerly of Emory Francis Holbrook, Jr. and Donald Francis Holbrook as described in a deed found among the Land Records of Cecil County, Maryland in Liber No. W.L.B. 1207 at folio 123, South 26°38’15” West a distance of 668.12 feet, passing over a capped pin set at 30.00 feet from the beginning of said line, to a point in the line of lands now or formerly of PECO Energy Company as described in a deed found among the Land Records of Cecil County, Maryland in Liber No. W.L.B. 545 at folio 1; thence, running by and with the same, North 66°09’00” West a distance of 357.08 feet to an iron pipe found; thence, running by and with lands now or formerly of James S. Jeter as described in a deed found among the Land Records of Cecil County, Maryland in Liber W.L.B. 2732 at folio 50, North 11°42’53” East a distance of 234.95 feet to point, said point further described as being located  South 11°42’53” West – 0.33 feet from an iron pipe found; thence, running by and with lands now or formerly of Charles C. Gunther, Jr. and Laura L Rittershofer as described in a deed found in the Land Records of Cecil County, Maryland in Liber W.L.B. 1184 at folio 234, South 77°29’15” East a distance of 120.81 feet to a capped pin set; thence, continuing by and with lands now or formerly of Charles C. Gunther, Jr. and Laura L Rittershofer as described in a deed found in the Land Records of Cecil County, Maryland in Liber W.L.B. 1184 at folio 234, North 26°38’15” East a distance of 441.60 feet, passing over a capped pin set 411.60 feet from the beginning of said line, to a point in or near to the centerline of the aforementioned Old Mill Road; thence, running in or near the centerline of Old Mill Road, South 60°54’48” East a distance of 285.61 feet to a point; thence, continuing in or near the centerline of Old Mill Road, South 61°42’26” East a distance of 14.65 feet to the place of beginning.

Containing 5.185 acres of land, more or less

BEING a portion of the same property of which Rock Springs Generation, LLC, a Virginia limited liability company, by Deed dated December 31, 2003 and recorded on and among the Land Records of Cecil, Maryland on March 15, 2004, in Liber 1608 at folio 682, granted and conveyed a 1/2 undivided interest to Old Dominion Electric Cooperative, a Virginia utility aggregation cooperative.

Exhibit B

Restoration Area

7

SCHEDULE A

BUYER DISCLOSURE SCHEDULES

TO

ASSET PURCHASE AGREEMENT

by and among

OLD DOMINION ELECTRIC COOPERATIVE

as Seller

and

ESSENTIAL POWER ROCK SPRINGS, LLC

as Buyer

Dated as of June 14, 2018

Section 1.01-2

Buyer’s Knowledge Individuals

John Gasbarro

James Larocque

Section 4.03

Required Consents

1.	FPA Section 203 authorization from FERC to consummate the transactions contemplated by the Agreement.
2.	Early termination or expiration of the waiting period under the HSR Act applicable to the transactions contemplated by the Agreement.
3.	Notices and deliverables to PJM in accordance with PJM’s generation transfer rules (PJM Manual 14D).

Section 4.09

Brokers

None.

Section 5.08(h)

Facility Information and Documentation for Buyer’s Reactive Service Filing:

1.	Reactive power test reports or, if tests are not required for the facility, alternative reports to verify D curve, e.g., in PJM: eGADs and eDART systems
2.	Total capital investment costs and supporting invoices
3.	Turbogenerator installed cost and supporting invoices
4.	Generator and exciter installed costs and supporting invoices
a.	If generator/exciter costs are not segregated, provide breakout of costs from original equipment manufacturer
5.	Generator step-up transformer equipment installed costs and supporting invoices
6.	Total accessory electric equipment installed costs and supporting invoices
7.	Depreciation, operations and maintenance, administrative and general, income tax, taxes other than income, and accumulated deferred income taxes for prior three calendar years
8.	Documentation from company’s books and records to support identified costs, including plant construction records and accounting data
9.	Actual fuel cost data for prior three calendar years

Section 8.05(b)

None.

SCHEDULE B

SELLER DISCLOSURE SCHEDULE

to

ASSET PURCHASE AGREEMENT

by and among

Old Dominion ELECTRIC Cooperative

as Seller

and

ESSENTIAL POWER ROCK SPRINGS, LLC

as Buyer

–––––––––––––––––––––––––––––––––––

Dated as of June 14, 2018

This document includes the Seller Disclosure Schedule referred to in the ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of June 14, 2018 by and between Old Dominion Electric Cooperative, a Virginia utility aggregation cooperative (the “Seller”), and Essential Power Rock Springs, LLC a Delaware limited liability company (the “Buyer”).  Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

This Seller Disclosure Schedule sets forth exceptions and qualifications to the representations and warranties, and certain covenants, contained in the Agreement and certain information called for by the Agreement.  Nothing in this Seller Disclosure Schedule is intended to broaden the scope of any representation, warranty, covenant or agreement contained in the Agreement or to create any representation, warranty, covenant or agreement on the part of the Seller, except as and to the extent expressly provided in the Agreement.  The information contained in this Seller Disclosure Schedule is disclosed solely for the purposes of the Agreement, and no information contained herein shall be deemed to be an admission of any matter whatsoever by the Seller to any third party.  No disclosure in this Seller Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  The Seller may, at its option, include in this Seller Disclosure Schedule items that are not material or required by the Agreement in order to avoid any misunderstanding, and such inclusion, or any reference to dollar amounts, shall not be deemed to be an acknowledgement, admission or representation that such items are material or are required by the Agreement, to establish any standard of materiality, or to define further the meaning of such terms for purposes of the Agreement.

This Seller Disclosure Schedule is arranged in sections corresponding to those contained in the Agreement merely for convenience, and the disclosure of an item in one section of this Seller Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to each other representation or warranty made in the Agreement to the extent that the applicability of such disclosure to such other representation or warranty is reasonably apparent on the face of such disclosure.  This Seller Disclosure Schedule is hereby incorporated into the Agreement and are hereby made a part thereof as if set out in full in the Agreement.  The section headings contained in this Seller Disclosure Schedule are for reference purposes only and shall not affect in any way the meaning or interpretation of this Seller Disclosure Schedule or of the Agreement.

ARTICLE I

Section 1.01-2

Seller’s Knowledge Individuals

1.	Robert L. Kees, Senior Vice President & Chief Financial Officer
2.	D. Richard Beam, Senior Vice President of Power Supply
3.	Michael Wise, Director of Operations
4.	Bryan Rogers, Vice President and Controller

ARTICLE I

Section 2.01(a)(i)

Deposits and Expenses

1.

Prepaid property taxes with respect to the Acquired Assets pursuant to that certain Agreement For Payment in Lieu of Taxes by and between Seller, Buyer, and Cecil County, Maryland dated April 2, 2002, as amended by the First Amendment to Agreement For Payment in Lieu of Taxes, dated May 22, 2013.

ARTICLE I

Section 2.01(a)(ii)

Inventories

1.	Inventories shall include:
a.	All non-capital spares for the Rock Springs Generation Facility;
b.	All non-capital spares for the Rock Springs Switchyard;
c.	All Inventory associated with the Rock Springs Generation Facility;
d.	All Inventory associated with the Rock Springs Switchyard; and
e.	All Inventory associated with the spare generator step-up transformer.

For the avoidance of doubt, Inventories transferred to Buyer pursuant to Section 2.01(a)(ii) of the Agreement and this Section 2.01(a)(ii) of this Seller Disclosure Schedule shall exclude  Option Capital Spares, which are addressed in Section 2.02(c) of this Seller Disclosure Schedule.

Section 2.01(a)(vi)

Tangible Personal Property

1.	Unit Specific Property:
a.

Two GE 7FA natural gas fired, simple cycle, combustion turbines (Unit 1 and Unit 2), including the equipment for each turbine, the lube oil/gas valve module, the packaged electronic and electrical control compartments, burners, the gas turbine, fuel gas piping, the air process skid, the generator, the compressor wash skid, the inlet air filter house, the generation excitation/LCI compartment, the fire protection skid, the isolation transformer and the excitation transformer; and

b.

Accessory equipment, including the inlet air conditioning system and associated underground raw water piping, hydrogen storage tanks, fin fan coolers, inlet air filters, gas turbine drain tanks, the continuous emissions monitors and their enclosures, Mark V computer control equipment, ductwork, diffusers, stacks and injectors and any equipment directly attached to each unit, such as foundations, grounding, the generator circuit breaker, isolated phase bus duct for electrical connection to the step-up transformer low side bushing, step-up transformer and any control and instrumentation cables and instruments that connect internally within a turbine, generator or skid enclosure.

2.	Common Facilities:
a.

Administrative building, demineralized water treatment building, fire pump building, plant electrical building, waste oil storage building, eight million gallon service water tank (with interface ownership points as set forth in Exhibit G (Terms and Conditions of the Amended and Restated Shared Facilities Agreement)) and services connected directly to and housed within these identified facilities, including foundations, grounding, electrical cable, electrical cabinets and switchgear, piping, pumps, valves, control equipment, air compressors, and support equipment; and

b.	CLC system including fans, motors, pumps, pulleys and above, and below, ground piping. Gas infrastructure included both in the Rock Springs gas yard as well as the Columbia gas yard.
3.

Transmission Facilities: Equipment and material that comprise the Rock Springs Switchyard, including control enclosure including all internal equipment, circuit breakers, disconnect switches (including disconnect switch 89-T5 connecting RS Switchyard to WP Collector Bus), CCVT’s, PT’s, conductor, steel backbone structures, metering, SCADA system, associated foundations for equipment, cable and raceways.

4.

Miscellaneous Property: Plant truck, mule, golf carts, man lift, fork lifts, plant roadways, electrical ground grid, plant fencing (with interface ownership points as set forth in Exhibit G (Terms and Conditions of the Amended and Restated Shared Facilities Agreement)), plant sanitary system, including pumps and drains, and warehouse inventory as identified in Section 2.01(a)(ii) of this Seller Disclosure Schedule.

Section 2.01(a)(vii)

Assumed Contracts

1.	Existing O&M Agreement.
2.	Columbia Gas Contract.
3.

Letter regarding Settlement and Release of Claims against Columbia Pipeline Company Related to the Pipeline Liquids Contamination at Rock Springs Generation Facility, dated as of November 15, 2017, from Nautilus Power LLC, Operator and Buyer, as acknowledged and agreed by Seller.

4.	Fourth Revised Agreement on Coordination and Delegation of Responsibility for Compliance with Electric Reliability Standards, dated as of May 1, 2017, by and between Seller, Buyer and Operator.
5.	Interconnection Service Agreement by and between PJM Interconnection, L.L.C., Seller, and Buyer, dated August 21, 2002.
6.	Interconnection Service Agreement by and between PJM Interconnection, L.L.C., Seller and Buyer, dated June 13, 2014.
7.	Interconnection Agreement, by and between PECO Energy Company, Seller and Buyer, dated as of May 10, 2002.
8.	Upgrade Construction Service Agreement, by and between PJM Interconnection, L.L.C, H-P Energy Resources LLC, Seller, and Buyer, dated as of February 22, 2017.
9.	The following capacity awards obtained through the PJM Reliability Pricing Model auctions for the following PJM Delivery Years (“DY”):
•	301.3 MW of base capacity from the Facility for $210.63/MW-day and 7.6 MW of CP capacity from the Facility for $225.42/MW-day for DY 2018/2019
•	315.4 MW of base capacity from the Facility for $99.77/MW-day for DY 2019/2020
•	316.2 MW of CP capacity from the Facility for $187.87/MW-day for DY 2020/2021
•	317.2 MW of CP capacity from the Facility for $165.73/MW-day for DY 2021/2022
10.	Sections 3.15(b)(i) and 3.15(c)(i) of this Seller Disclosure Schedule are hereby incorporated by reference into this Section 2.01(a)(vii).

Section 2.01(a)(viii)

Transferred Permits

1.	Air:
a.	Title V Operating Permit: #24-015-00202
b.	Air Quality General Permit for Aether Aqua-Gas Heater ID# 015-0202-5-0148
2.	Water:
a.	Susquehanna River Basin Commission: Docket No. 20001203 and Modification No. 20001203-3

b.	Maryland General Permit 11-HT: (NPDES Permit No. MDG679431)- Registration Number 11HT9431
•
3.	Waste: EPA ID Number for shipping Haz. Waste: MDD 149 980 989
4.	Oil: Oil Operations Permit 2018-OPT-11150
5.	Stormwater: “No Exposure” Certification exemption in the General Discharge Permit for Storm Water Associated with Industrial Activities Permit No. 12-SW.
6.	CPCN: Rock Springs Generation Facility Certificate of Public Convenience and Necessity (CPCN) PSC Case No. 8821.

1.

Section 2.01(a)(ix)

Records

None.

Section 2.01(a)(x)

Intellectual Property

None.

Section 2.01(a)(xvi)

Additional Acquired Assets

Fifty percent (50%) interest in the spare transformer located on-site with the following specifications:

Manufacturer: ASEA

Serial Number: 12057-03

Nameplate Rating: 525-18KV, 470 MVA

Location: Adjacent to Rock Springs Administration Building

ARTICLE I

Section 2.01(c)(ix)

Additional Assumed Liabilities

None.

Section 2.02(c)

Option Capital Spares*

	Parts In ODEC Inventory	Part Condition	ODEC Price
Major Combustion Inspection Parts:
Combustions Liners	Partial set**	Refurbished	$30,000
Combustions Caps	One Full Set	Refurbished	$225,000
Combustion Transition Pieces	One Full Set	Refurbished	$600,000
Fuel Nozzles	One Full Set	Refurbished	$650,000

Major Hot Gas Path Inspection Parts:***			$500,000
Row 1 Nozzles	One Full Set	Used
Row 2 Nozzles	One Full Set	Used
Row 1 Buckets	One Full Set	Used
Row 2 Buckets	One Full Set	Used
Row 1 Shrouds	One Full Set	Used
Row 2 Shrouds	None

Total			$2,005,000
Percent

Notes:
Unless otherwise noted, listed parts are complete sets

* In accordance with Section 7.02 of the Agreement, Seller provides no warranty to Buyer regarding the condition or quality of any Option Capital Spares, and Buyer accepts such Option Capital Spare on an “as is” basis as provided in such section.

**There are 2 refurbished combustion liners (a set of 14 is required)

*** Row 3 parts omitted as replacement may not be required until the first major inspection

Section 3.03

Seller’s Required Consents

1.	FERC Approval.
2.	FERC Waiver.
3.	Early termination or expiration of the waiting period under the HSR Act applicable to the transactions contemplated by the Agreement.
4.

The filing pursuant to Schedule 2 to the PJM Tariff for the termination of Seller’s Reactive Service Tariff consistent with applicable FERC regulations and Schedule 2 of the PJM Open Access Transmission Tariff.

5.	Notice to PJM pursuant to PJM Manual 14D Generation Transfer Process and PJM consent to assign the PJM Interconnection Service Agreement for the Facility.
6.	Consent of Branch Banking and Trust Company, as trustee under the Seller Indenture, to the release of the Acquired Assets.
7.	Consent to Assignment from Operator and Buyer under the O&M Agreement.

Section 3.05(a)

Financial Statements

Old Dominion Electric Cooperative

Rock Springs Balance Sheet (Unaudited)

For the 12 Months ended December 31, 2017

ASSETS
Plant in Service-Rock Springs	$150,045,823
ARC-RS Oil/H2O	1,009
ARC-RS Well Abandonment	4,539
ARC-RS HAZMAT Removal	75,654
CWIP-RS	71,528
Accum Depr - RS	(72,569,258)
AD-ARO-RS Oil/H20 Sep.	(498)
AD-ARO-RS Well Aband.	(2,205)
AD-ARO-RS HAZMAT Rem.	(36,777)
Spares Inventory-RS-Unit Speci	839,989
Prepayments-ConEd Operating	25,000
Prepaid Insur & Prop Taxes-RS	1,489,064
TOTAL ASSETS	$79,943,868

CAPITALIZATION AND LIABILITIES
Owner's Equity	79,607,188
A/P-RS-ConEd/NAEA	154,935
ARO-RS - Oil/H20 Separator	2,261
ARO-RS - Well Aband.	10,157
ARO-RS - HAZMAT Rem.	169,327
TOTAL CAPITALIZATION AND LIABILITIES	$79,943,868

Old Dominion Electric Cooperative

Rock Springs Income Statement (Unaudited)

For the 12 Months ended December 31, 2017

Operating Revenues	$21,113,094

Operating Expenses
Rock Springs-Fuel-Gas	6,523,118
NOx Allowances-Rock Springs	6,673
CO2 Allowances-Rock Springs	236,763
O&M Support-ODEC	147,380
RS-Shared Services Fee	159,077
RS - Chemicals	5,195
RS - Labor Ops	398,625
RS - Utilities	8,692
RS - Water Treatment	13,487
RS - Environ. Compliance	30,376
RS - Office Admin	50,761
RS - Safety	4,282
RS - Site Miscellaneous	20,097
RS - Station Service	136,767
Engineering-O-RS	579,186
Transmission-Rock Springs	287,884
Rock Springs A&G	218,618
RS Legal Expense	1,647
RS Consulting-Accounting	3,911
Rock Springs-O&M Insurance	246,440
RS Benefits-EP	133,124
RS Payroll Taxes-EP	48,680
RS Employee Expenses-EP	10,141
RS Travel & Entertainment-EP	17,994
Insur-Capacity Perform-RS ODEC	210,832
RS-Fuel Handling Sys-Dem	11,318
RS-Labor Maint-Dem	132,875
RS-Misc Equip-Dem	11,332
RS-Unit 1 Maint-Dem	504,290
RS-Unit 2 Maint-Dem	96,930
RS-Controls & Instrumentation	2,500
RS-CEMS	12,901
RS-Motor Control Center	13,276
RS-Tools	2,095
RS-Air Compressor	7,048
RS-Cooling Water System	6,502
RS-Hydrogen Systems	8,457
RS - Bldg & Grounds Maint	42,881
RS-Mobil Equip Maint	193
Depr Exp-Rock Springs CT	4,605,474
Depr Exp-ARO Rock Spr	2,707
Taxes-Property (Rock Springs)	880,306
Accretion Exp-Rock Springs	9,768
TOTAL OPERATING EXPENSES.	$15,850,603
OPERATING MARGINS	$5,262,491

NON-OPERATING EXPENSES/INCOME
Int Exp Allocation-Rock Spring	2,380,556
Donations-RS-ODEC	7,000
Donations-RS-EP	1,623
TOTAL NON-OPERATING EXPENSES/INCOME	$2,389,179

NET MARGINS	$2,873,312

Old Dominion Electric Cooperative

Rock Springs Balance Sheet (Unaudited)

For the 12 Months ended December 31, 2016

ASSETS
Plant in Service-Rock Springs	$149,476,409
ARC-RS Oil/H2O	1,009
ARC-RS Well Abandonment	4,539
ARC-RS HAZMAT Removal	75,654
CWIP-RS	61,941
Accum Depr - RS	(67,994,761)
AD-ARO-RS Oil/H20 Sep.	(464)
AD-ARO-RS Well Aband.	(2,054)
AD-ARO-RS HAZMAT Rem.	(34,255)
Spares Inventory-RS-Unit Speci	826,623
Prepayments-ConEd Operating	25,000
Prepaid Insur & Prop Taxes-RS	1,485,819
TOTAL ASSETS	$83,925,460

CAPITALIZATION AND LIABILITIES
Owner's Equity	83,473,329
A/P-RS-ConEd/NAEA	280,153
ARO-RS - Oil/H20 Separator	2,140
ARO-RS - Well Aband.	9,611
ARO-RS - HAZMAT Rem.	160,227
TOTAL CAPITALIZATION AND LIABILITIES	$83,925,460

Old Dominion Electric Cooperative

Rock Springs Income Statement (Unaudited)

For the 12 Months ended December 31, 2016

Operating Revenues	$30,128,342
Operating Expenses
Rock Springs-Fuel-Gas	8,862,522
NOx Allowances-Rock Springs	11,667
CO2 Allowances-Rock Springs	974,945
O&M Support-ODEC	157,074
RS-Shared Services Fee	155,952
RS - Chemicals	8,570
RS - Labor Ops	364,337
RS - Utilities	2,992
RS - Water Treatment	21,038
RS - Environ. Compliance	18,499
RS - Office Admin	66,379
RS - Safety	5,729
RS - Site Miscellaneous	12,425
RS - Station Service	94,764
Engineering-O-RS	290,228
Transmission-Rock Springs	214,504
Rock Springs A&G	250,463
RS Legal Expense	31
Rock Springs-O&M Insurance	301,299
RS Benefits-EP	111,959
RS Payroll Taxes-EP	42,766
RS Employee Expenses-EP	20,165
RS Travel & Entertainment-EP	5,074
RS-R&S Prepayment Amort.	8,431
RS-Fuel Handling Sys-Dem	25,669
RS-Labor Maint-Dem	118,370
RS-Misc Equip-Dem	21,534
RS-Unit 1 Maint-Dem	188,994
RS-Unit 2 Maint-Dem	1,287,114
RS-Controls & Instrumentation	3,278
RS-CEMS	47,780
RS-Breakers/Transformers	-8,265
RS-Motor Control Center	11,095
RS-Electrical & Elect Contro	-28,564
RS-Tools	4,792
RS-Air Compressor	24,520
RS-Eq Repairs & Calibration	8,280
RS-Hydrogen Systems	14,174
RS - Bldg & Grounds Maint	41,711
RS-Mobil Equip Maint	2,424
Depr Exp-Rock Springs CT	4,910,640
Depr Exp-ARO Rock Spr	2,707
Taxes-Property (Rock Springs)	826,223
Accretion Exp-Rock Springs	9,243
TOTAL OPERATING EXPENSES.	$19,513,532
OPERATING MARGINS	$10,614,810

NON-OPERATING EXPENSES/INCOME
Int Exp Allocation-Rock Spring	2,652,841
Donations-RS-ODEC	5,600
Donations-RS-EP	2,701
TOTAL NON-OPERATING EXPENSES/INCOME	$2,661,142

NET MARGINS	$7,953,668

Section 3.05(b)

Absence of Changes

None.

ARTICLE I

Section 3.05(c)

Undisclosed Liabilities

None.

Section 3.06

Litigation

1.	Old Dominion Elec. Coop., 151 FERC ¶ 61,207 (2015), reh’g denied, 154 FERC ¶ 61,155 (2016), appeal docketed, No. 16-111 (D.C. Cir. 2016)

ARTICLE I

Section 3.07

Compliance with Laws and Permits

Critical Infrastructure Protection NERC Compliance Audit of eleven NERC Reliability Standards conducted by Reliability First with document reviews conducted prior to site visit and onsite audit dates at the Rock Springs Generation Facility of 5/14/18-5/16/18. Preliminary results of audit, as communicated during an onsite exit brief, indicate approximately twelve requirements with Potential Non-Compliances, six requirements identified as Areas for Concern and twenty-nine additional Recommendations. The draft report from the audit is outstanding.

Section 3.08

Material Contracts

Section 2.01(a)(vii) of this Seller Disclosure Schedule is hereby incorporated by reference into this Section 3.08 of the Seller Disclosure Schedule.

Section 3.09

Ownership of Assets

None.

Section 3.11

Taxes

None.

Section 3.12

Emission Allowances

For the period January 1 through August 31st 2018, the anticipated emissions for the Facility (Units 1 and 2) are:

• RGGI (CO2):	116,736 tons
• SO2 (CSSO2G1):	0.2 tons
• Annual NOX (CSNOX):	33 tons
• Seasonal NOX (CSOSG2):	25.7 tons

These are estimates only and the actual values will vary depending on actual dispatch and the final Closing Date.

Section 3.13

Intercompany Obligations

None.

ARTICLE I

Section 3.15(a)(i)

Owned Real Property

Lot 1, containing 51.102 acres, more or less, as shown on plat entitled “Minor Subdivision Plan for Lands of Old Dominion Electric Cooperative & Essential Power Rock Springs, LLC” recorded September 24, 2015 in Liber 1118 at folio 2, among the land records of Cecil County, Maryland.

Such property is also described as follows:

Description of lands situate in the Eighth Election District of Cecil County, Maryland. Said lands being shown as Lot 1, lying west of and immediately adjacent to U.S. Route 222, as shown on a minor subdivision plan entitled Minor Subdivision for Lands of Old Dominion Electric Cooperative & Essential Power Rock Springs, LLC as prepared by Northern Bay Land Planning Engineering and Surveying Corporation, dated August 26, 2015 as recorded in the Office of the Recorder of Deeds in and for Cecil County, Maryland in Plat Cabinet PC No. 1118, at folio 2 and being further indexed as Minor Subdivision No. 4017, with said lands being more particularly described as follows to wit:

Beginning for the same at a point located at the northeast corner of the herein described parcel, with said point of beginning being located on the westerly right-of-way line of U.S. Route 222, as shown on State Roads Commission of Maryland Plat Nos. 9228, 9229, and 9230. Said point of beginning is further described as being located South 28°40'33" West a distance of 807.46 feet as measured along said right-of-way line from a capped pin located at the southernmost corner of lands now or formerly of Atlantic Seaboard Corporation as described in a deed found among the Land Records of Cecil County, Maryland in Liber W.A.S. No. 134, at folio 338 (Parcel No. 1); Said point of beginning being further situated at positional coordinates N 748,487.7630 E 1,549,701.3725 as referenced to the Maryland State Plane Coordinate System; thence leaving said point of beginning and in accordance with a survey by Northern Bay Land Planning, Engineering and Surveying Corporation, with the courses herein based upon the Maryland State Plane Coordinate System (NAD 83/1991), the following courses and distances: binding along the aforesaid westerly right-of-way line of said U.S. Route 222, South 28°40'33" West a distance of 1,219.59 feet to a capped pin set; thence leaving said westerly right-of-way line and running by and with lands now or formerly of William E. Riddle, Jr. as described in a deed found among the Land Records of Cecil County, Maryland in Liber N. D. S. No. 179, at folio 146, North 61°19'27" West a distance of 142.55 feet to a capped pin set; thence running by and with the same, South 28°40'33" West a distance of 190.54 feet to a capped pin set on the northeasterly right-of-way line of Old Mill Road as conveyed in fee simple to the Board of County Commissioners of Cecil County and described in a deed found among the Land Records of Cecil County, Maryland in Liber W.L.B. No. 1735 at folio 234; thence running by and with the same the following six (6) courses and distances:

1.North 61°42'14" West a distance of 151.52 feet to a point; thence,

2.North 61°15'05" West a distance of 268.85 feet to a point; thence,

3.North 62°01'20" West a distance of 263.95 feet to a point; thence,

4.North 61°42'26" West a distance of 260.44 feet to a point; thence,

5.North 60°54'48" West a distance of 285.33 feet to a point; thence,

6.North 60°39'25" West a distance of 53.94 feet to a point; thence, leaving the said northeasterly right-of-way line of Old Mill Road and running by and with the line of lands for Lot 2 as shown on the aforementioned Minor Subdivision Plan for lands of Old Dominion Electric Cooperative & Essential Power Rock Springs, LLC, the following fifteen (15) courses and distances:

1.North 45°00'00" East a distance of 241.41 feet to a point; thence,

2.South 45°00'00" East a distance of 23.83 feet to a point; thence,

3.North 45°00'00" East a distance of 271.50 feet to a point; thence,

4.North 39°28'02" East a distance of 142.20 feet to a point; thence,

5.North 89°34'51" East a distance of 221.38 feet to a point; thence,

6.North 00°04'01" East a distance of 470.25 feet to a point; thence,

7.North 24°06'00" East a distance of 30.88 feet to a point; thence,

8.North 00°01'07" East a distance of 185.05 feet to a point; thence,

9.North 38°40'37" East a distance of 52.33 feet to a point; thence,

10.North 78°38'32" East a distance of 227.89 feet to a point; thence,

11.South 86°54'43" East a distance of 504.56 feet to a point; thence,

12.South 45°34'39" East a distance of 180.31 feet to a point; thence,

13.South 33°00'06" East a distance of 101.81 feet to a point; thence,

14.South 41°18'29" East a distance of 70.17 feet to a point; thence,

15.South 31°42'32" East a distance of 446.37 feet to the place of beginning.

Containing 45.917 acres of land, more or less

Description of lands situate in the Eighth Election District of Cecil County, Maryland. Said lands being shown as Lot No. 1, lying south of and immediately adjacent to Old Mill Road as shown on a minor subdivision plan entitled Minor Subdivision for Lands of Old Dominion Electric Cooperative & Essential Power Rock Springs, LLC as prepared by Northern Bay Land Planning Engineering and Surveying Corporation, dated August 26, 2015 as recorded in the Office of the Recorder of Deeds in and for Cecil County, Maryland in Plat Cabinet PC No. 1118, at folio 2 and being further indexed as Minor Subdivision No. 4017, with said lands being more particularly described as follows to wit:

Beginning for the same at the northeasterly corner of the herein described parcel with said point of beginning being located in or near the physical centerline of Old Mill Road and being further located at positional coordinates N 747,734.120 E 1,548,066.601 as referenced to the Maryland State Plane Coordinate System; thence leaving said point of beginning and in accordance with a survey by Northern Bay Land Planning, Engineering and Surveying Corporation, with the courses herein based upon the Maryland State Plane Coordinate System

(NAD 83/1991) the following courses and distances: running by and with lands now or formerly of Emory Francis Holbrook, Jr. and Donald Francis Holbrook as described in a deed found among the Land Records of Cecil County, Maryland in Liber No. W.L.B. 1207 at folio 123, South 26°38’15” West a distance of 668.12 feet, passing over a capped pin set at 30.00 feet from the beginning of said line, to a point in the line of lands now or formerly of PECO Energy Company as described in a deed found among the Land Records of Cecil County, Maryland in Liber No. W.L.B. 545 at folio 1; thence, running by and with the same, North 66°09’00” West a distance of 357.08 feet to an iron pipe found; thence, running by and with lands now or formerly of James S. Jeter as described in a deed found among the Land Records of Cecil County, Maryland in Liber W.L.B. 2732 at folio 50, North 11°42’53” East a distance of 234.95 feet to point, said point further described as being located  South 11°42’53” West – 0.33 feet from an iron pipe found; thence, running by and with lands now or formerly of Charles C. Gunther, Jr. and Laura L Rittershofer as described in a deed found in the Land Records of Cecil County, Maryland in Liber W.L.B. 1184 at folio 234, South 77°29’15” East a distance of 120.81 feet to a capped pin set; thence, continuing by and with lands now or formerly of Charles C. Gunther, Jr. and Laura L Rittershofer as described in a deed found in the Land Records of Cecil County, Maryland in Liber W.L.B. 1184 at folio 234, North 26°38’15” East a distance of 441.60 feet, passing over a capped pin set 411.60 feet from the beginning of said line, to a point in or near to the centerline of the aforementioned Old Mill Road; thence, running in or near the centerline of Old Mill Road, South 60°54’48” East a distance of 285.61 feet to a point; thence, continuing in or near the centerline of Old Mill Road, South 61°42’26” East a distance of 14.65 feet to the place of beginning.

Containing 5.185 acres of land, more or less

ARTICLE I

Section 3.15(a)(ii)

Owned Real Property Title Exceptions

None.

ARTICLE I

Section 3.15(b)(i)

Easement Real Property

1.	Third Amended, Restated and Renamed Rock Springs Ownership Agreement, dated April 19, 2013, by and between Essential Rock Springs, LLC, a Delaware limited liability company, and Seller.

ARTICLE I

Section 3.15(b)(ii)

Easement Real Property Title Exceptions

None.

ARTICLE I

Section 3.15(c)(i)

Leased Real Property

1.	Deed of Ground Lease, dated December 18, 2002, by and between Rock Springs Generation, LLC (as Ground Lessor and Ground Lessee) and CED Rock Springs, Inc. (as Ground Lessor) (Units 1 and 2).
2.	Deed of Ground Lease, dated December 18, 2002, by and between CED Rock Springs, Inc. (as Ground Lessor and Ground Lessee) and Rock Springs Generation, LLC (as Ground Lessor) (Units 3 and 4).
3.	Third Amended, Restated and Renamed Rock Springs Ownership Agreement, dated April 19, 2013, by and between Essential Rock Springs, LLC, a Delaware limited liability company, and Seller.

ARTICLE I

Section 3.15(c)(ii)

Leased Real Property Title Exceptions

None.

ARTICLE I

Section 3.16

Brokers

None.

ARTICLE I

Section 5.02

Conduct of Business Pending Closing

None.

Section 5.08(f)

Capacity Supply Rights and Obligations

Section 2.01(a)(vii) of this Seller Disclosure Schedule is hereby incorporated by reference into this Section 5.08(f) of this Seller Disclosure Schedule.

ARTICLE I

Section 8.05(b)

Specified Consents

Section 3.03 of this Seller Disclosure Schedule is hereby incorporated into this Section 8.05(b) of this Seller Disclosure Schedule.